Exhibit 10.1

Execution Copy

Up to U.S.$300,000,000

LOAN AND MANAGEMENT AGREEMENT

Dated as of November 8, 2022

Among

ATHENA FUNDING II LLC,

as the Borrower

OWL ROCK TECHNOLOGY FINANCE CORP. II,

as the Collateral Manager

OWL ROCK TECHNOLOGY FINANCE CORP. II,

as the Transferor

MUFG BANK, LTD.,

as the Administrative Agent

STATE STREET BANK AND TRUST COMPANY,

as the Collateral Administrator and

as the Collateral Agent,

ALTER DOMUS (US) LLC,

as the Collateral Custodian

EACH OF THE GROUP AGENTS FROM TIME TO TIME PARTY HERETO,

as the Group Agents

and

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lenders

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Conditions Precedent Documents
SCHEDULE II	Advance Funding Account – Wire Instructions
SCHEDULE III	S&P Industry Classification
SCHEDULE IV	Agreed-Upon Procedures For Independent Public Accountants

EXHIBITS

EXHIBIT A	Form of Borrowing Base Certificate
EXHIBIT B	Form of Disbursement Request
EXHIBIT C	Form of Joinder Supplement
EXHIBIT D	Form of Notice of Borrowing
EXHIBIT E	Form of Promissory Note
EXHIBIT F	Form of Collateral Management Report
EXHIBIT G	Form of Release of Required Loan Documents
EXHIBIT H	Form of Assignment and Acceptance
EXHIBIT I	Form of Power of Attorney for Collateral Manager
EXHIBIT J	Form of Power of Attorney for Borrower
EXHIBIT K	Form of Collateral Custodian Certification
EXHIBIT L	Form of U.S. Tax Compliance Certificate
EXHIBIT M	Form of Monthly Collateral Management Report

ANNEXES

ANNEX A	Commitments

-v-

This LOAN AND MANAGEMENT AGREEMENT is made as of November 8, 2022, among:

(1) ATHENA FUNDING II LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);

(2) OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Collateral Manager (as defined herein);

(3) OWL ROCK TECHNOLOGY FINANCE CORP. II, a Maryland corporation, as the Transferor (as defined herein);

(4) MUFG BANK, LTD., a federally licensed branch of a Japanese bank organized in Japan, as the Administrative Agent (together with its successors and assigns in such capacity the “Administrative Agent”),

(5) STATE STREET BANK AND TRUST COMPANY, a trust company organized under the laws of the Commonwealth of Massachusetts, as the Collateral Administrator (together with its successors and assigns in such capacity, the “Collateral Administrator”), and as the Collateral Agent (together with its successors and assigns in such capacity, the “Collateral Agent”);

(6) ALTER DOMUS (US) LLC, a Delaware limited liability company, as the Collateral Custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”);

(7) EACH OF THE GROUP AGENTS FROM TIME TO TIME PARTY HERETO, as a Group Agent; and

(8) EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as a Lender.

PRELIMINARY STATEMENT

The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances from time to time in an aggregate principal amount not to exceed the Borrowing Base. The proceeds of the Advances will be used (a) to finance the Borrower’s purchase, on a “true sale” basis, of Eligible Loan Assets from the Transferor pursuant to the Purchase and Sale Agreement between the Borrower and the Transferor, (b) to finance the Borrower’s origination of Eligible Loan Assets, (c) to pay expenses and indemnities and (d) to distribute such proceeds to the Parent (as defined below). Further, the Lenders, in entering into this transaction, are relying on the separateness of the Borrower from the Parent as an important structural element of this transaction. Accordingly, the parties agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b) As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“ABL Facility” means a lending facility pursuant to which the loans thereunder are secured by a perfected, first priority security interest in accounts receivable, inventory, machinery, equipment, real estate, oil and gas reserves, vessels or periodic revenues, where such collateral security consists of assets generated or acquired by the related Obligor in its business.

“Account Bank” means State Street Bank and Trust Company, in its capacity as the “Account Bank” pursuant to the Control Agreement.

“Action” has the meaning assigned to that term in Section 8.03.

“Additional Amount” has the meaning assigned to that term in Section 2.11(a).

“Adjusted Borrowing Value” means for any Eligible Loan Asset, for any date of determination, an amount equal to the product of (i) the Assigned Value of such Eligible Loan Asset at such time multiplied by (ii)(a) the Outstanding Balance of such Eligible Loan Asset minus (b) the portion of the Outstanding Balance of such Eligible Loan Asset causing such Eligible Loan Asset to be an Excess Concentration Loan, if any.

“Administrative Agent” has the meaning assigned to that term in the preamble hereto.

“Advance” means each loan advanced by the Lenders to the Borrower on an Advance Date pursuant to Article II (including pursuant to any Incremental Advance Commitment).

“Advance Date” means, with respect to any Advance, the Business Day on which such Advance is made.

“Advance Funding Account” means each account titled “Advance Funding Account” in the name of the Borrower with the wire instructions set forth on Schedule II or such other account or with such other wire instructions as from time to time the Borrower has designated to the Administrative Agent in writing with evidence satisfactory to the Administrative Agent confirming that a Responsible Officer of the Borrower has requested such account or wire instruction modification in writing.

“Advance Rate” means, as of any date of determination and with respect to any Eligible Loan Asset, the greatest percentage set forth opposite the applicable type of Loan Asset in the following table:

Type of Loan Asset	Advance Rate
First Lien Loan Asset	60%
Recurring Revenue Loan Asset with a Debt-to-Recurring Revenue Ratio of greater than 3.50x	48%
First Lien/Last Out Loan Asset	45%
Middle Market Loan Asset that is a Second Lien Loan Asset	35%

“Advances Outstanding” means, at any time, the sum of the principal amounts of Advances made to the Borrower for the initial and any subsequent borrowings pursuant to Sections 2.01 and 2.02 as of such time, reduced by the aggregate Available Collections received and distributed as repayment of principal amounts of Advances Outstanding pursuant to Section 2.04 at or prior to such time and any other amounts received by the Lenders to repay the principal amounts of Advances Outstanding pursuant to Section 2.18 or otherwise under this Agreement at or prior to such time; provided that the principal amounts of Advances Outstanding shall not be reduced by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded or must be returned for any reason.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” when used with respect to a Person, means any other Person Controlling, Controlled by or under common Control with such Person; provided that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or Control of the same financial sponsor or affiliate thereof as such Obligor or Persons under common Control whose assets do not cross-collateralize different Loan Assets. For purposes of this definition, no entity shall be deemed an Affiliate of the Borrower solely because it or any of its Affiliates acts as administrator or share trustee of such entity.

“Agented Loan” means any Loan Asset (i) originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan Asset) prior to such Loan Asset becoming part of the Collateral Portfolio or originated by the Borrower and with respect to which neither the Transferor, the Collateral Manager nor any Affiliate of either thereof is acting as an agent thereunder and (ii) with respect to which, upon an assignment of all or a portion of the Loan Asset to the Borrower or upon origination by the Borrower, as applicable, the Borrower, as lender, will have all of the rights but none of the obligations of the lender with respect to such Loan Asset and the Underlying Collateral other than any customary obligations that lenders owe to loan agents.

“Aggregate Funded Spread” means, as of any Measurement Date, in the case of each Eligible Loan Asset that is a Floating Rate Obligation, the product of (i) the scheduled coupon rate (without giving effect to any benchmark floors) with respect to each such Eligible Loan Asset as then in effect plus fees and other amounts contractually required to be paid multiplied by (ii) the Outstanding Balance of such Eligible Loan Asset.

“Aggregate Unfunded Amount” means, as of any date of determination, the sum of the unfunded commitments and all other standby or contingent commitments associated with each Variable Funding Asset included in the Collateral Portfolio as of such date. The Aggregate Unfunded Amount shall not include any commitments under Variable Funding Assets that have expired, terminated or been reduced to zero, and shall be reduced concurrently (and upon notice thereof to the Administrative Agent) with each documented reduction in commitments of the Borrower under such Variable Funding Assets.

“Agreement” means this Loan and Management Agreement (including any schedules, exhibits or annexes), as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.

“Anti-Corruption Laws” has the meaning assigned to that term in Section 4.01(ii).

“Anti-Money Laundering Laws” has the meaning assigned to that term in Section 4.01(ii).

“Applicable Law” means for any Person or property of such Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and published interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Spread” means, with respect to any date of determination, (a) prior to the occurrence and continuance of an Event of Default, (i) during the Reinvestment Period, 2.85% per annum and (ii) after the end of the Reinvestment Period, 3.25% per annum and (b) on and after the occurrence and during the continuation of an Event of Default, 4.50% per annum.

“Appraised Value” means, with respect to any Loan Asset, the value of such Loan Asset, as determined by the applicable Approved Valuation Firm and set forth in the related appraisal (or, if a range of values is set forth therein, the midpoint of such values).

“Approved Foreign Jurisdiction” means each of Canada, any Group I Country, any Group II Country or any Group III Country; provided that each such country has a foreign currency issuer credit rating that is at least “AA” by S&P at the time of acquisition of the related Loan Asset by the Borrower.

“Approved Securitization” means any securitization in a capital market transaction or private placement offering wherein MUFG or an affiliate thereof acts as the primary arranger in which the Borrower sells Loan Assets pledged hereunder, directly or indirectly, to an Affiliate or an affiliated entity that issues or arranges for the issuance of asset-backed debt obligations (whether in the form of notes or revolving and/or term loans) collateralized, in whole or in part, by such Loan Assets.

“Approved Securitization Closing Date” means the closing date of an Approved Securitization, as notified by the Collateral Manager to the Administrative Agent and Collateral Custodian in writing.

“Approved Valuation Firm” means a third party valuation firm including (a) Houlihan Lokey, Inc.; Duff & Phelps LLC; Kroll, LLC; Lincoln Advisors; Murray, Devine and Company; and Valuation Research Corporation and (b) any other nationally recognized valuation firm approved by the Collateral Manager and the Required Lenders in their sole reasonable discretion.

“Assigned Documents” has the meaning assigned to that term in Section 2.12.

“Assigned Value” means, with respect to a Loan Asset, (i) if a Revaluation Event has not occurred and (a) such Loan Asset is not a Discounted Loan Asset, 100% or (b) such Loan Asset is a Discounted Loan Asset, the purchase price paid by the Borrower for such Loan Asset and (ii) if a Revaluation Event has occurred, the related Revaluation Percentage.

“Assignment and Acceptance” has the meaning assigned to that term in Section 11.04(a).

“Available Collections” means all cash collections and other cash proceeds actually received with respect to each Loan Asset in the Collateral Portfolio, including without limitation, all Principal Collections, all Interest Collections, all proceeds of any sale or disposition with respect to such Loan Asset, cash proceeds or other funds received by the Borrower or the Collateral Manager with respect to any Underlying Collateral (including from any guarantors), plus all other amounts on deposit in the Collection Account from time to time (including Permitted Investments), plus all proceeds of Permitted Investments with respect to the Controlled Accounts, and plus the net issuance proceeds (subject to customary reserves) received by the Borrower on an Approved Securitization Closing Date in connection with the related Approved Securitization.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(ii) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Base Rate” means, on any date, a fluctuating per annum interest rate equal to the highest of (a) the Prime Rate as of such date, (b) the Federal Funds Rate as of such date plus 0.50% and (c) Term SOFR plus 1.00%; provided that the Base Rate shall not (i) exceed the Federal Funds Rate, plus 1.00%, nor (ii) be less than zero. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“Base Rate Advances” means Advances bearing interest calculated by reference to the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan Entity” has the meaning assigned to that term in Section 4.01(w).

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrowing Base” means, as of any date of determination, an amount equal to the least of:

(a) (i) the sum of the products of (A) the Advance Rate for each Eligible Loan Asset as of such date and (B) the Adjusted Borrowing Value of such Eligible Loan Asset as of such date plus (ii) the amount on deposit in the Collection Account (including any Permitted Investments) as of such date minus (iii) the aggregate Unfunded Exposure Equity Amount for all Variable Funding Assets plus (iv) the amount on deposit in the Unfunded Exposure Account (including any Permitted Investments);

(b) (i) the product of (A) the Maximum Portfolio Advance Rate as of such date and (B) the aggregate Adjusted Borrowing Value of each Eligible Loan Asset plus (ii) the amount on deposit in the Collection Account (including any Permitted Investments) as of such date minus (iii) the aggregate Unfunded Exposure Equity Amount for all Variable Funding Assets plus (iv) the amount on deposit in the Unfunded Exposure Account (including any Permitted Investments); or

(c) the Maximum Facility Amount as of such date.

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination substantially in the form of Exhibit A hereto, prepared by the Collateral Manager.

“Borrowing Base Deficiency” means, as of any date of determination, the Borrowing Base is less than the Advances Outstanding, in each case calculated after giving effect to any acquisition or substitution of any additional Loan Assets, the sale of any Loan Assets and/or any payment on the Advances occurring on such date of determination. For the avoidance of doubt, a Borrowing Base Deficiency (Revaluation Event) constitutes a Borrowing Base Deficiency.

“Borrowing Base Deficiency Cure Period” means (a) with respect to any Borrowing Base Deficiency other than a Borrowing Base Deficiency (Revaluation Event) (i) if an Equity Cure Notice is delivered with respect to such event, within ten (10) Business Days of delivery of such Equity Cure Notice or (ii) otherwise within five (5) Business Days and (b) with respect to any Borrowing Base Deficiency (Revaluation Event), (i) if an Equity Cure Notice is delivered with respect to such event, within thirteen (13) Business Days of delivery of such Equity Cure Notice or (ii) otherwise within twenty (20) Business Days.

“Borrowing Base Deficiency (Revaluation Event)” means a Borrowing Base Deficiency (a) which has occurred solely as a result of a Revaluation Event with respect to one or more Loan Assets and (b) that results in the Advances Outstanding being greater than the Borrowing Base but less than or equal to the product of (i) 105% and (ii) the Borrowing Base. For the avoidance of doubt, a Borrowing Base Deficiency (Revaluation Event) will not have occurred if (a) a Borrowing Base Deficiency would exist if the related Revaluation Event(s) had not occurred or (b) the related Borrowing Base Deficiency results in the Advances Outstanding being greater than the product of (i) 105% and (ii) the Borrowing Base.

“Breakage Costs” means, with respect to a failure by the Borrower for any reason other than (a) in connection with a revocation of a Notice of Borrowing in accordance with Section 2.24(b) or (b) such failure being caused by, or resulting from any breach of an obligation hereunder of, the Administrative Agent, any Group Agent, any Lender or any other Secured Party, to borrow any proposed Advance on the date specified in the applicable Notice of Borrowing (including as a result of the Borrower’s failure to satisfy any conditions precedent to such borrowing) after providing such Notice of Borrowing therefor, the resulting loss, cost, expense or liability reasonably incurred by reason of the liquidation or reemployment of deposits that is actually sustained by such Lender and being similarly charged by such Lender to all borrowers similarly situated to the Borrower; provided that such Lender shall use commercially reasonable efforts to minimize such loss or expense and shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

“Broken Funding Costs” means, for any CP Rate Advance which (a) has its principal reduced at any time other than on a Payment Date or (b) is assigned under the Liquidity Agreement, an amount equal to the excess, if any, of (i) the CP Costs or interest (as applicable) that would have accrued during the remainder of the interest periods or the tranche periods for Commercial Paper determined by the Group Agent to relate to such Advance (as applicable) subsequent to the date of such reduction, assignment or termination of the principal of such Advance if such reduction, assignment or termination had not occurred or such reduction notice had not been delivered, over (ii) the sum of (x) to the extent all or a portion of such principal is allocated to another Advance, the amount of CP Costs or interest actually accrued during the remainder of such period on such principal for the new Advance, and (y) to the extent such principal is not allocated to another Advance, the income, if any, actually received during the remainder of such period by the holder of such Advance from investing the portion of such principal not so allocated. In the event that the amount referred to in clause (ii) exceeds the amount referred to in clause (i), the relevant Lender or Lenders agree to pay to the Borrower, the amount of such excess. All Broken Funding Costs shall be due and payable on the immediately following Payment Date.

“Business Day” means a day of the year other than (i) Saturday or a Sunday or (ii) any other day on which commercial banks in New York, New York or the city in which the offices of the Administrative Agent or the Collateral Agent are located and are authorized or required by Applicable Law, regulation or executive order to close.

“Certification of Beneficial Ownership” means, for the Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the beneficial owner of the Borrower.

“Change in Law” has the meaning set forth in Section 2.10(a).

“Change of Control” shall be deemed to have occurred if any of the following occur:

(a) the failure by the Parent to directly or indirectly own 100% of all of the equity interests in the Borrower; or

(b) ORTF II shall assign its rights or obligations as Collateral Manager to any Person other than an Affiliate of ORTF II (including Owl Rock Technology Advisors II LLC or an Affiliate thereof), in each case, without the consent of the Administrative Agent (as required in Section 11.04(a) of this Agreement) (other than pursuant to Section 6.01 following the delivery of a Collateral Manager Termination Notice).

“Closing Date” means November 8, 2022.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Administration Agreement” means the Collateral Administration Agreement, dated as of the date hereof, by and among the Borrower, the Collateral Manager and the Collateral Administrator, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Collateral Administrator” means State Street Bank and Trust Company, not in its individual capacity, but solely as collateral administrator pursuant to the terms of the Collateral Administration Agreement.

“Collateral Agent” means State Street Bank and Trust Company, in its capacity as collateral agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article X.

“Collateral Agent Termination Notice” has the meaning assigned to that term in Section 10.05.

“Collateral Custodian” means Alter Domus (US) LLC, in its capacity as collateral custodian, together with its successors and assigns, including any successor appointed pursuant to Article XII.

“Collateral Custodian Expenses” means the expenses set forth in the Collateral Custodian Fee Letter and all accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Custodian pursuant to this Agreement and the other Transaction Documents.

“Collateral Custodian Fee Letter” means the fee letter dated as of the date hereof, between the Borrower and the Collateral Custodian, as amended, supplemented or otherwise modified from time to time.

“Collateral Custodian Fees” means the fees set forth in the Collateral Custodian Fee Letter and the Transaction Documents that are payable to the Collateral Custodian.

“Collateral Management Fees” means the fee payable to the Collateral Manager on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.15%, (ii) the arithmetic mean of the aggregate Outstanding Balance of all Eligible Loan Assets on the first day and on the last day of the related Remittance Period and (iii) the actual number of days in such Remittance Period divided by 360; provided that for so long as ORTF II or an Affiliate thereof is the Collateral Manager, such fee shall be 0%.

“Collateral Management Report” has the meaning assigned to that term in Section 10.08(b).

“Collateral Management Standard” means, with respect to any Loan Assets included in the Collateral Portfolio, to manage and administer such Loan Assets on behalf of the Borrower in accordance with Applicable Law, the terms of this Agreement expressly applicable to it and the Loan Agreements, in accordance with the Collateral Manager’s existing practices and procedures with respect to investing in assets of the nature and character of the Loan Assets and, to the extent consistent with the foregoing, diligently using a degree of skill and attention no less than that the Collateral Manager exercises with respect to comparable loans for its own account or for the account of others having similar investment objectives and restrictions.

“Collateral Manager” means at any time the Person then authorized, pursuant to Section 6.01 to manage, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same, and as of the date hereof, means ORTF II.

“Collateral Manager Termination Event” means the occurrence of any one or more of the following events:

(a) the Collateral Manager shall willfully and intentionally violate, or take any action that it actually knows breaches, any material provision of this Agreement or any other Transaction Document applicable to it (not including such breach that results from a good faith dispute regarding reasonable alternative courses of action or interpretation of instructions);

(b) [reserved];

(c) any failure on the part of the Collateral Manager to duly observe or perform in any material respect any other covenants or agreements of the Collateral Manager set forth in this Agreement or the other Transaction Documents to which the Collateral Manager is a party (including, without limitation, any delegation of the Collateral Manager’s duties that is not permitted by Section 6.01 of this Agreement but excluding, in any circumstance, any failure to satisfy any Concentration Limitation or any Collateral Quality Test) and such failure continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent or the Collateral Agent (in each case, at the direction of the Required Lenders) and (y) the date on which a Responsible Officer of the Collateral Manager acquires actual knowledge thereof;

(d) the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party and for which there is recourse to the Collateral Manager for such debt in an aggregate amount in excess of $100,000,000, individually or in the aggregate if the effect of such failure has resulted in the acceleration of such debt;

(e) a Bankruptcy Event shall occur with respect to the Collateral Manager;

(f) (i) the occurrence of an act by the Collateral Manager that constitutes fraud or criminal activity in the performance of its obligations under this Agreement or any other Transaction Document (as determined pursuant to a final adjudication by a court of competent jurisdiction), (ii) the Collateral Manager’s being indicted for a criminal offense materially related to its business of providing asset management services or (iii) any Responsible Officer of the Collateral Manager primarily responsible for the performance by the Collateral Manager of its obligations under this Agreement (in the performance of his or her investment management duties) is indicted for a criminal offense materially related to the business of the Collateral Manager providing asset management services and continues to have responsibility for the performance by the Collateral Manager under this Agreement for a period of thirty (30) days after such indictment; provided hat any indictment arising from practices that have become the subject of contemporaneous actions against multiple investment advisers shall not constitute a Collateral Manager Termination Event for purposes of this clause (f) if the Collateral Manager enters into an agreement of settlement with any authority that has commenced an indictment, which agreement is entered into without prejudice within the ninety (90) days following such indictment;

(g) ORTF II shall assign its rights or obligations as Collateral Manager to any Person other than an Affiliate of ORTF II (including Owl Rock Technology Advisors II LLC or any Affiliate thereof), in each case, without the consent of the Administrative Agent (as required in Section 11.04(a) of this Agreement) (other than pursuant to Section 6.01 following the delivery of a Collateral Manager Termination Notice);

(h) any representation, warranty or certification made by the Collateral Manager in any Transaction Document or in any document or report delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which inaccuracy has a Material Adverse Effect or a material adverse effect on the Administrative Agent or the Lenders, and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent, or the Collateral Agent (in each case, at the direction of the Required Lenders) and (ii) the date on which a Responsible Officer of the Collateral Manager acquires actual knowledge thereof; provided that the delivery of a certificate or other report which corrects any inaccuracy contained in a previous document or report shall be deemed to cure such inaccuracy as of the date of delivery of such updated document or report and any and all inaccuracies arising from continuation of such initial inaccurate document or report shall cure any breach or failure arising therefrom as of the date of such failure;

(i) the rendering against the Collateral Manager of one or more final judgments, decrees or orders for the payment of money in excess of $10,000,000, individually or in the aggregate, (excluding, in each case, any amounts covered by insurance), and the continuance of such judgment, decree or order unsatisfied or unstayed and in effect for any period of more than 60 consecutive days after the later of (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished, without such judgment, decree or order being vacated, stayed or discharged during such 60 day period;

(j) the Collateral Manager resigns in contravention of Section 6.11 except in connection with an assignment permitted pursuant to Section 11.04(e); and

(k) the occurrence and continuation of an Event of Default that results primarily from any material breach by the Collateral Manager of its duties under this Agreement or under any other Transaction Document which breach or default is not cured within any applicable cure period.

“Collateral Manager Termination Notice” has the meaning assigned to that term in Section 6.01(b).

“Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower, to and under all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles (including payment intangibles), instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i) the Portfolio Assets, and all monies due or to become due in payment under the Loan Assets included therein on and after the related Cut-Off Date, including, but not limited to, all Available Collections;

(ii) the Borrower’s rights under each Transaction Document; and

(iii) all income and Proceeds of the foregoing.

“Collateral Quality Test” means each of the Level 1 Portfolio Test and the Level 2 Portfolio Test, as applicable.

“Collection Account” means each account titled “Collection Account” (each comprised of the Interest Collection Account and the Principal Collection Account) in the name of the Borrower for the benefit of and under the control of the Collateral Agent for the benefit of the Secured Parties (it being understood, however, that the Collateral Manager shall be able to request distributions and releases therefrom in accordance herewith and expressly permitted hereby); provided that the funds deposited therein (including any interest and earnings thereon) from time to time and subject to the terms thereof shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances Outstanding have been repaid in full and all Yield and fees and all other Obligations have been paid in full (other than contingent reimbursement and indemnification obligations which are unknown, unmatured and/or for which no claim has been made), and the Borrower shall have no further right to request any additional Advances.

“Commercial Paper” means promissory notes of any Conduit Lender issued by such Conduit Lender, in each case, in the commercial paper market.

“Commitment” means, with respect to each Committed Lender in a Lender Group, (i) prior to the end of the Reinvestment Period, the Dollar amount set forth opposite such Committed Lender’s name on Annex A hereto (as such amount may be revised from time to time in accordance with the terms hereof, including the addition of any Incremental Advance Commitments) or the amount set forth as such Committed Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Committed Lender or the amount set forth as such Committed Lender’s Incremental Advance Commitment in the Incremental Advance Commitment Agreement, as applicable, and (ii) after the Reinvestment Period, the Dollar amount of each such Committed Lender’s Advances Outstanding.

“Committed Lender” means any Lender other than a Conduit Lender.

“Concentration Limitations” means limitations that are satisfied if, as of any date of determination after the end of the Ramp-Up Period and during the Reinvestment Period, the aggregate Outstanding Balance of the Eligible Loan Assets owned (or, in relation to a proposed purchase of an Eligible Loan Asset, proposed to be owned) by the Borrower calculated in accordance with Section 1.05 comply with all of the requirements set forth below, calculated as a percentage of the aggregate Outstanding Balance of all Eligible Loan Assets plus amounts on deposit in the Principal Collection Account and the Unfunded Exposure Account; provided that the acquisition or origination of an Eligible Loan Asset that would constitute (in whole or in part) an Excess Concentration Loan shall not be prohibited hereby, but such Excess Concentration Loan shall be given no credit for purposes of calculating the Collateral Quality Test or the Borrowing Base:

(a) not more than 50% consist of Founder Direct Recurring Revenue Loan Assets;

(b) not more than 35% consist of Middle Market Loan Assets;

(c) not more than 10% consist of Discounted Loan Assets;

(d) not more than 25% consist of Eligible Loan Assets with Obligors in any one S&P Industry Classification; provided that not more than 10% consist of Eligible Loan Assets with Obligor in the “Oil, Gas & Consumable Fuels” S&P Industry Classification;

(e) not more than 5% consist of obligations of any one Obligor (and Affiliates thereof); provided that (i) one Obligor (and its Affiliates) may constitute up to 10% and (ii) up to two additional Obligors (and their respective Affiliates) may each constitute up to 7.5%;

(f) not more than 3% consist of Middle Market Loan Assets that are Second Lien Loan Assets;

(g) not more than 0% consist of Recurring Revenue Loan Assets that are Second Lien Loan Assets;

(h) not more than 5% consist of First Lien/Last Out Loan Assets;

(i) not more than 15% consist of Eligible Loan Assets with Obligors Domiciled in a Jurisdiction other than the United States;

(j) not more than 15% consist of Unfunded Exposure Amounts;

(k) not more than 15% consist of Fixed Rate Obligations;

(l) not more than 10% consist of Participation Interests in the Eligible Loan Assets (other than Parent Participation Interests owned by the Borrower for less than sixty (60) days);

(m) not more than 5% consist of Deferrable Obligation Loan Assets;

(n) not more than 5% consist of DIP Loans;

(o) not more than 5% consist of Current Pay Loan Assets; and

(p) not more than 10% consist of Eligible Loan Assets for which Obligors are making payments of interest less frequently than quarterly as of such date of determination.

“Conduit Lender” means each commercial paper conduit that is a party to this Agreement, as a Lender, or that becomes a party to this Agreement, as a Lender pursuant to an Assignment and Acceptance or otherwise.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of

Section 2.24 and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, memorandum and articles of association, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Control Agreement” means that certain Account Control Agreement, dated as of the date hereof, by and among the Borrower, the Collateral Manager, the Collateral Agent and the Account Bank, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Controlled Accounts” means each Collection Account, each Unfunded Exposure Account and each Advance Funding Account.

“Controlled Entity” means (i) any of the Borrower’s Controlled Affiliates, (ii) any of the Collateral Manager’s Controlled Affiliates and (iii) the Parent and its Controlled Affiliates.

“Cov-Lite Loan Asset” means a Loan Asset for which the related Loan Agreement does not require the Obligor thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more incurrence covenants is otherwise required by such Loan Agreement); provided, that notwithstanding the foregoing, a Middle Market Loan Asset shall be deemed for all purposes not to be a Cov-Lite Loan Asset if the related Loan Agreement for such Loan Asset contains a cross-default or cross acceleration provision to, or such Middle Market Loan Asset is pari passu with, another loan, debt obligation or credit facility forming part of the same loan facility of the underlying Obligor that contains one or more Maintenance Covenants.

“Credit Risk Loan” means an Eligible Loan Asset that is not a Defaulted Loan Asset but which, in the reasonable business judgment of the Collateral Manager (exercised in accordance with the Collateral Management Standard), has a material risk of declining in credit quality or market value.

“CP Costs” means, for any Conduit Lender and for any period and with respect to any Advance (or portion thereof) funded by such Conduit Lender through the issuance of Commercial Paper, the weighted average cost (as determined by such Conduit Lender (or by its Group Agent on its behalf)) which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Lender, other borrowings by such Conduit Lender (other than under its Liquidity Agreement) and any other costs and expenses associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that is allocated, in whole or in part, by such Conduit Lender (or by its Group Agent on its behalf) to fund or maintain such Advance (or portion thereof) (and which may be also allocated in part to the funding of other assets of such Conduit Lender (including, in the case of Commercial Paper issued on a discount, such discount)); provided, however, that if any component of any such rate is a discount rate, in calculating the “CP Costs” for such Interest Period, the related Group Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum).

“CP Rate” means, for any Interest Period, the CP Costs during such Interest Period, expressed as an annual percentage.

“CP Rate Advance” means, each Advance (or portion thereof) actually funded by a Conduit Lender through the issuance of Commercial Paper prior to the time, if any, when (i) it is refinanced with a Liquidity Funding pursuant to the Liquidity Agreement, (ii) such Conduit Lender otherwise ceases to fund or maintain such Advance through the issuance of Commercial Paper or (iii) an Event of Default has occurred and is continuing. Any Advance to the extent funded by a Conduit Lender, other than through the issuance of Commercial Paper, shall be a Liquidity Funding and constitute a SOFR Advance or Base Rate Advance, as applicable.

“Current Pay Loan Asset” means a Loan Asset (other than a DIP Loan) that would otherwise be a Defaulted Loan Asset as to which (i) all Scheduled Payments due (other than those due as a result of any bankruptcy, insolvency, receivership or other analogous proceeding) were paid in Cash and the Collateral Manager reasonably expects, that the remaining scheduled interest and principal payments due will be paid in Cash on the scheduled payment date, (ii) either (x) the Market Value (which is not determined pursuant to clause (e) of the definition thereof) of such Loan Asset or (y) the carrying value on the books and records of the Collateral Manager (expressed as a percentage of par), is at least 80% of par and (iii) if the Obligor of such Loan Asset is the subject of a bankruptcy, insolvency, receivership or other analogous proceeding, the bankruptcy court or other authorized official has authorized the payment of interest and/or principal and other amounts due and payable on such Loan Asset and no such payments that are due and payable are unpaid.

“Cut-Off Date” means, with respect to each Loan Asset, the date such Loan Asset is acquired by the Borrower.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt-to-Recurring Revenue Ratio” means with respect to any Obligor of a Recurring Revenue Loan Asset as of the latest quarterly calculation (on an annualized basis), either (a) the meaning of “Debt-to-Recurring Revenue Ratio” or any comparable definition set forth in the Loan Agreement for such Loan Asset, or (b) in the case of any Recurring Revenue Loan Asset with respect to which the Loan Agreement does not include a definition of “Debt-to-Recurring Revenue Ratio” or comparable definition, the ratio of (i) the Indebtedness of such Obligor that is senior to or pari passu with the Indebtedness evidenced by the related Loan Agreement to (ii) the Recurring Revenue of such Obligor, as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement.

“Defaulted Equity Security” means any Equity Security delivered to the Borrower upon acceptance of any tender offer, voluntary redemption, exchange offer, conversion or other similar action in respect of a Defaulted Loan Asset.

“Defaulted Loan Asset” means any Loan Asset included in the Collateral Portfolio as to which the earliest of the following has occurred:

(a) any Scheduled Payment of principal and/or interest, or any part of any Scheduled Payment thereof (taking into account any waivers or modifications granted on such Loan Asset) has become 120 days or more delinquent;

(b) the Collateral Manager has accelerated such Loan Asset, and such acceleration has not been rescinded;

(c) the Obligor in respect of such Loan Asset has, or others have, instituted proceedings with respect to a Bankruptcy Event and such proceedings have not been stayed or dismissed, unless in the reasonable business judgment of the Collateral Manager, either (x) amounts to a diminished financial obligation or (y) has the purpose of helping the Obligor avoid default;

(d) the Collateral Manager has determined in accordance with its customary practices that the Loan Asset is defaulted;

provided that an Eligible Loan Asset shall not constitute a Defaulted Loan Asset when (i) with respect to clauses (c) or (d) above, such Eligible Loan Asset (or, in the case of a Participation Interest, the underlying loan) is a DIP Loan or a Current Pay Loan, (ii) (A) such Defaulted Loan Asset is current on all payments for a period of three months if such obligation pays monthly, six months if such obligation pays quarterly and one year if such obligation pays semiannually, (B) such Defaulted Loan Asset would qualify as an Eligible Loan Asset and would satisfy the definition of “Eligible Loan Asset” if originated or purchased at such time and (C) the Collateral Manager has retained an Approved Valuation Firm to assist in the performance of a valuation analysis of such Defaulted Loan Asset, or (iii) the Required Lenders have given their prior written consent that such Eligible Loan Asset shall not, or such Defaulted Loan Asset shall no longer, constitute a Defaulted Loan Asset in a notice to the Borrower, the Collateral Manager, the Administrative Agent, the Collateral Agent and the Collateral Administrator.

“Deferrable Obligation Loan Asset” means a Loan Asset where all payments of interest thereunder are paid by adding such unpaid interest amounts to the Outstanding Balance thereof in lieu of making such interest payments in cash.

“Delayed Drawdown Loan” means a Loan Asset that (a) requires the Borrower to make one or more future advances to the Obligor under the Loan Agreement relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; but any such Loan Asset shall be a Delayed Drawdown Loan only until all commitments by the Borrower to make advances to the Obligor expire or are terminated or are reduced to zero.

“Deleveraging Event” means each of the following events:

(a) an Event of Default has occurred and remains unremedied, or unwaived by the Administrative Agent, beyond the expiration of the applicable cure period;

(b) the aggregate Outstanding Balance of the Delinquent Loan Assets owned by the Borrower exceeds 7.5% of the Performance Base Amount for six (6) consecutive months and the amount of such excess aggregate Outstanding Balance of Delinquent Loan Assets has not been offset by (i) sales or substitutions of any Delinquent Loan Assets, (ii) an increase in the amounts on deposit in the Principal Collection Account or (iii) a reduction in the Advances Outstanding, in either case, in an amount equal to such excess;

(c) the aggregate Outstanding Balance of the Defaulted Loan Assets owned by the Borrower exceeds 3.5% of the Performance Base Amount for three (3) consecutive months and the amount of such excess aggregate Outstanding Balance of Defaulted Loan Assets has not been offset by (i) sales or substitutions of any Defaulted Loan Assets, (ii) an increase in the amounts on deposit in the Principal Collection Account or (iii) a reduction in the Advances Outstanding, in either case, in an amount equal to such excess; and

(d) the failure to be in compliance with the Level 2 Portfolio Test on any Measurement Date, which failure remains uncured until the later of (i) sixty (60) days after such failure and the (ii) the immediately succeeding Payment Date.

A Deleveraging Event may not be cured unless the Effective Advance Rate is less than or equal to the Target Advance Rate and the Administrative Agent and the Required Lenders have approved such cure in writing (each in their sole discretion).

“Delinquent Loan Asset” means a Loan Asset that is more than 45 days delinquent in payment (taking into account any waivers or modifications granted on such Loan Asset).

“DIP Loan” means any Loan Asset made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior Liens.

“Disbursement Request” means a request to withdraw funds on deposit in the Collection Account in accordance with Section 2.21(a)(iv) substantially in the form of Exhibit B hereto, prepared by the Collateral Manager.

“Discounted Loan Asset” means a Loan Asset acquired by the Borrower for a purchase price less than 95% of its outstanding principal amount (excluding any capitalized interest) as of the Cut-Off Date.

“Dollar”, “USD” or “U.S.$” means a dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for all debts, public and private.

“Domicile” means, with respect to an Obligor, such Obligor’s country of organization; provided that the Domicile jurisdiction for any Obligor domiciled in a tax haven jurisdiction (Bahamas, Bermuda, the British Virgin Islands, the U.S. Virgin Islands, Jersey, the Cayman Islands, the Channel Islands, the Marshall Islands or any other jurisdiction deemed acceptable by the Collateral Manager) shall be deemed to be the jurisdiction of its headquarters or in which a substantial portion of its operations is located or in which a substantial portion of its revenue or value is derived (each as determined in good faith by the Collateral Manager), in each case either directly or through subsidiaries.

“Due Date” means each date on which any payment is due on a Loan Asset in accordance with its terms.

“EBITDA” means, with respect to an Obligor, the definition thereof set forth in the related Required Loan Documents.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Advance Rate” means, as of any date of determination, the percentage equivalent of a fraction, (a) the numerator of which is the Advances Outstanding and (b) the denominator of which is the sum of (i) the aggregate Outstanding Balance of all Eligible Loan Assets then included in the Borrowing Base (excluding, for the avoidance of doubt, any Excess Concentration Loans) plus (ii) the amount on deposit in the Collection Account (including any Permitted Investments) as of such date minus (iii) the aggregate Unfunded Exposure Equity Amount for all Variable Funding Assets plus (iv) the amount on deposit in the Unfunded Exposure Account (including any Permitted Investments).

“Eligible Lender” means a financial institution (including a securities broker-dealer or Affiliate thereof) or other institutional lender with a S&P short-term issue credit rating of at least “A-2” (or an entity whose obligations hereunder are absolutely and unconditionally guaranteed by an entity that has a S&P short-term issue credit rating of at least “A-2”) or a S&P long-term issue credit rating of at least “A-” (or an entity whose obligations hereunder are absolutely and unconditionally guaranteed by an entity that has a S&P long-term issue credit rating of at least “A-”); provided that, after the Reinvestment Period, all Lenders as of the last day of the Reinvestment Period shall be Eligible Lenders.

“Eligible Loan Asset” means (i) each Loan Asset that satisfies the following conditions (unless otherwise waived by the Administrative Agent in its sole discretion) as of each Measurement Date (unless otherwise specified below):

(a) such Loan Asset is a Middle Market Loan Asset or Recurring Revenue Loan Asset or a Participation Interest of the foregoing;

(b) the Collateral Custodian has received the related Required Loan Documents within the time periods set forth herein for delivery of such Required Loan Documents to the Collateral Custodian;

(c) the Borrower has good and marketable title to such Loan Asset, free and clear of all Liens other than any Permitted Liens.

(d) such Loan Asset is denominated in Dollars and is neither convertible by the Obligor thereunder into, nor payable in, any other currency;

(e) such Loan Asset is an obligation of an Obligor organized or incorporated under the laws of (i) the United States or any state thereof or (ii) an Approved Foreign Jurisdiction;

(f) such Loan Asset is not (A) a Defaulted Loan Asset or (B) a Delinquent Loan Asset;

(g) such Loan Asset has a term to stated maturity that does not exceed 84 months;

(h) such Loan Asset has a purchase price of no less than 85% of its outstanding principal amount (excluding any capitalized interest);

(i) such Loan Asset is evidenced by a note or a credit document and an assignment document (or participation document) in the form specified in the applicable credit agreement or, if no such specification, on the LSTA assignment form or a form acceptable to the agent in respect of such Loan Asset;

(j) such Loan Asset provides for a fixed amount of principal payable in cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(k) such Loan Asset is not (x) an Equity Security or (y) by its terms convertible into or exchangeable into an Equity Security;

(l) such Loan Asset does not constitute a Structured Finance Obligation or a Synthetic Security;

(m) such Loan Asset does not pay interest less frequently than annually;

(n) such Loan Asset is not an obligation under an ABL Facility;

(o) if such Loan Asset is a Recurring Revenue Loan Asset, such Loan Asset is not a Cov-Lite Loan Asset, is not in default of any Maintenance Covenant past any applicable cure period and has a maximum Debt-to-Recurring Revenue Ratio of 4.75x;

(p) if such Loan Asset is a Middle Market Loan Asset, such Loan Asset is not a Cov-Lite Loan Asset and is not in default of any Maintenance Covenant past any applicable cure period;

(q) the Obligor with respect to such Loan Asset is not an Affiliate of the Borrower, the Transferor or the Collateral Manager;

(r) such Loan Asset does not require the Borrower or the pool of Collateral Portfolio to be registered as an investment company under the 1940 Act;

(s) such Loan Asset has payments that do not and will not subject the Borrower to withholding tax or other similar tax unless the related Obligor is required to make “gross up” payments that ensure that the net amount actually received by the Borrower (after payment of all such taxes) will equal the full amount that the Borrower would have received had no such taxes been imposed;

(t) other than in the case of a Fixed Rate Obligation, such Loan Asset accrues interest at a floating rate determined by reference to (a) the Dollar prime rate or federal funds rate, (b) a SOFR rate or a Libor rate or (c) a similar interbank offered rate, commercial deposit rate or any other index;

(u) such Loan Asset is not an interest in a grantor trust;

(v) such Loan Asset is not an obligation of the Collateral Manager or any Affiliate thereof or an account, fund, client or portfolio established and controlled by the Collateral Manager or an Affiliate thereof; provided that none of the Collateral Manager or its Affiliates shall be deemed to “control” an Obligor for purposes of this clause (v) solely because such Person controls or is under common control of the same financial sponsor or affiliate thereof as such Obligor;

(w) such Loan Asset is not a commodity forward contract;

(x) such Loan Asset is not a letter of credit (other than a Revolving Loan that includes a letter of credit sub-facility as long as the Borrower is not the letter of credit issuer with respect thereto); and

(y) such Loan Asset was Sold (as defined in the Purchase and Sale Agreement) to the Borrower (or deemed Sold to the Borrower) in accordance with the Purchase and Sale Agreement; and

(ii) each Loan Asset that satisfies the following conditions (unless otherwise waived by the Administrative Agent in its sole discretion) as of the related Cut-Off Date:

(a) if such Loan Asset is a Sponsor Recurring Revenue Loan Asset, such Loan Asset is not a Cov-Lite Loan Asset, is not in default of any Maintenance Covenant past any applicable cure period, has an Internal Risk Rating of at least 2, has recurring revenue of at least $25,000,000 annually, has a maximum Debt-to-Recurring Revenue Ratio of 4.75x, and has a maximum LTV Ratio of 45%;

(b) if such Loan Asset is a Founder Direct Recurring Revenue Loan Asset, such Loan Asset is not a Cov-Lite Loan Asset, is not in default of any Maintenance Covenant past any applicable cure period, has an Internal Risk Rating of at least 2 as of the related Cut-Off Date, has recurring revenue of at least $35,000,000 annually, has a maximum Debt-to-Recurring Revenue Ratio of 4.75x, and has a maximum LTV Ratio of 40%; and

(c) if such Loan Asset is a Middle Market Loan Asset, such Loan Asset is not a Cov-Lite Loan Asset, is not in default of any Maintenance Covenant past any applicable cure period, has an Internal Risk Rating of at least 2 as of the related Cut-Off Date, has EBITDA during the Relevant Test Period greater than $10,000,000, and has a maximum LTV Ratio of 60%.

“Eligible Replacement” has the meaning assigned to that term in Section 6.01(c).

“Eligible Successor” means an entity (1) that is legally qualified and has the capacity to act as Collateral Manager under this Agreement in the assumption of all of the responsibilities, duties and obligations of the Collateral Manager under this Agreement and (2) the appointment of which will not cause either of the Borrower or the pool of Loan Assets to become required to register under the provisions of the 1940 Act.

“Equity Cure Notice” means a notice from the Transferor to the Administrative Agent which satisfies each of the following conditions:

(a) such notice is delivered to the Administrative Agent not later than two (2) Business Days after the occurrence of a Borrowing Base Deficiency;

(b) such notice sets forth evidence satisfactory to the Administrative Agent that the Transferor has made a capital call on its investors in an aggregate amount sufficient to cure such event, and the proceeds of such capital call will be contributed by the Transferor to the Borrower; and

(c) no more than two (2) other Equity Cure Notices have been delivered within the previous twelve (12) calendar months.

“Equity Security” means any equity security that does not entitle the holder thereof to receive periodic payments of interest and one or more installments of principal, and any other security or evidence of indebtedness that is not eligible for purchase by the Borrower as an Eligible Loan Asset as of the date such asset is acquired or committed to be acquired and is not a Permitted Investment (other than a Defaulted Equity Security received in exchange for a Defaulted Loan Asset or portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the Obligor thereof which shall be deemed to be a Defaulted Loan Asset); it being understood that Equity Securities may not be purchased by the Borrower but may be received by the Borrower in exchange for an Eligible Loan Asset or a portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the issuer or obligor thereof.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or Collateral Manager, as applicable, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or Collateral Manager, as applicable, or (c) for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower or Collateral Manager, as applicable, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) with respect to any Pension Plan, the failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code or, with respect to any Multiemployer Plan, the failure to make any required contribution in accordance with Section 515 of ERISA or the application for a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Sections 412(c) or 431(d) of the Code with respect to any Pension Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the imposition of liability pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vi) with respect to a Multiemployer Plan, the withdrawal in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) if there is any potential liability to the Borrower or ERISA Affiliate; (vii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (viii) the imposition of a lien on the assets of Borrower or ERISA Affiliate pursuant to Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA; (ix) occurrence of any event of condition which might constitute grounds under ERISA for the termination of, or appoint of a trustee or administrator of any Pension Plan or the receipt by Borrower or any ERISA Affiliate of notice from the PBGC relating to the intent to termination any Pension Plan in an involuntary termination.

“Erroneous Payment” has the meaning assigned to it in Section 9.01(k)(i).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.01(k)(iv).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.01(k)(iv).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.01(k)(iv).

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excepted Persons” has the meaning assigned to that term in Section 11.13(a).

“Exercise Notice” has the meaning assigned to that term in Section 7.02(i).

“Excess Concentration Loans” means, without duplication:

(a) after the Ramp-Up Period and during the Reinvestment Period, any portion of the Outstanding Balance of an Eligible Loan Asset that is in excess of the Concentration Limitations. To the extent any Eligible Loan Asset exceeds more than one Concentration Limitation, the Excess Concentration Loan for such Eligible Loan Asset shall be the highest calculation of excess over the corresponding Concentration Limitation. For purposes of determining the distribution of excess over a specific Concentration Limitation across the Eligible Loan Assets, the Borrower may from time to time during the Reinvestment Period distribute the total amount of excess in any amount across any combination of Eligible Loan Assets that are subject to the limitation, so long as the result of subtracting Excess Concentration Loans from the aggregate Outstanding Balance satisfies, maintains or improves each Concentration Limitation; or

(b) after the Reinvestment Period, an “Excess Concentration Loan” shall be any portion of the Outstanding Balance of an Eligible Loan Asset that constitutes an “Excess Concentration Loan” as determined in accordance with clause (a) of this definition as of the last day of the Reinvestment Period, as reduced from time to time by Principal Collections received on any Eligible Loan Asset in which all or a portion of such Eligible Loan Asset constitutes an Excess Concentration Loan, it being understood that such Principal Collections shall reduce the Outstanding Balance of such Eligible Loan Asset on a pro rata basis among (x) the Outstanding Balance of such Eligible Loan Asset that constitutes an Excess Concentration Loan and (y) the Outstanding Balance of such Eligible Loan Asset that does not constitute an Excess Concentration Loan (if any).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Underlying Collateral and (b) any amount received in the Collection Account or other Controlled Account representing (i) a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with the Collateral Portfolio which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Loan Agreement and (iii) any amount received in the Collection Account with respect to any Loan Asset retransferred or substituted for or that is otherwise replaced, sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in an Advance or Commitment (other than pursuant to an assignment request by the Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.11(f), and (d) any withholding Taxes imposed under FATCA.

“Facility” means the debt facility governed by this Agreement and the other Transaction Documents.

“Facility Maturity Date” means the earliest to occur of (i) the Stated Maturity Date, (ii) the date of the declaration, or automatic occurrence, of the Facility Maturity Date pursuant to Section 7.01, (iii) the Collection Date and (iv) the occurrence of the termination of this Agreement pursuant to Section 2.18(b).

“Fair Market Value” means, with respect to any Loan Asset, the value of such Loan Asset as reflected on the books and records of the Parent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, a fluctuating per annum interest rate equal, for each such day, to the rate set forth for such day opposite the caption “Federal funds (effective)” in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market as of approximately 9:00 a.m. on such day. If the Federal Funds Rate as determined above would be less than zero, then the Federal Funds Rate shall be deemed to be zero.

“Federal Reserve Bank” means any of the twelve regional Federal Reserve Banks chartered under the laws of the United States.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“First Lien Loan Asset” means any Loan Asset that (i) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of such Loan Asset (other than with respect to trade claims, capitalized leases or similar obligations) other than a Senior Revolver Facility (and, with respect to any Unitranche Facility, is payable on a first out basis in such facility), (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority (whether or not such Loan Asset is also secured by any lower priority lien) under Applicable Law (subject to Permitted Liens) and (iii) the Collateral Manager determines in good faith that the value of the collateral and the other attributes (including its cash flow and enterprise value) of the related Obligor securing the Loan Asset on or about the time of acquisition equals or exceeds the Outstanding Balance of the Loan Asset plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral; provided that the Required Lenders may in their sole and absolute discretion consent to the treatment of a Loan Asset as a First Lien Loan Asset despite the failure to satisfy clauses (i) and (ii) above in a written notice to the Borrower, the Collateral Manager, the Administrative Agent, the Collateral Agent and the Collateral Administrator.

“First Lien/Last Out Loan Asset” means a Loan Asset that would be a First Lien Loan Asset but for the fact that, in the case of an event of default under the applicable Loan Agreement, the lenders thereunder will be paid after one or more tranches of first lien loans (inclusive of any revolving loan commitments and delayed draw commitments) funded under such Loan Agreement (for which purposes an Obligor’s obligations in respect of its trade claims, accounts receivables, inventory, capitalized leases or similar obligations shall be deemed not to constitute such first lien loans) issued by the same Obligor have been paid in full in accordance with a specified waterfall of payments.

“Fixed Rate Obligation” means any Loan Asset that bears a fixed rate of interest.

“Floating Rate Obligation” means any Loan Asset that is not a Fixed Rate Obligation.

“Floor” means a rate of interest equal to 0.00%

“Foreign Lender” means a Lender that is not a U.S. Person.

“Founder Direct Recurring Revenue Loan Asset” means a Recurring Revenue Loan Asset issued by an Obligor that is not majority owned (by voting interests) by one or more funds, accounts or investment vehicles managed by a private equity or venture capital sponsor.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Group Agent” means each Person acting as agent on behalf of a Lender Group and designated as a Group Agent for such Lender Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent pursuant to an Assignment and Acceptance. The Group Agent for any group that does not include a Conduit Lender is the Committed Lender in such Lender Group.

“Group I County” means The Netherlands, Australia, New Zealand and the United Kingdom.

“Group II County” means Germany, Ireland, Sweden and Switzerland.

“Group III County” means Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein, Luxembourg and Norway.

“IFRS” means International Financial Reporting Standards.

“Illegality Notice” has the meaning specified in Section 2.22.

“Incremental Advance” means an Advance made pursuant to an Incremental Advance Commitment.

“Incremental Advance Commitment” means, for any Incremental Advance Lender, the commitment of such Incremental Advance Lender to make Incremental Advances pursuant to Section 2.19, as such commitment (i) is set forth in the applicable Incremental Advance Commitment Agreement and (ii) may be reduced or terminated in accordance with this Agreement.

“Incremental Advance Commitment Agreement” means an Incremental Advance Commitment Agreement in form and substance reasonably satisfactory to the Required Lenders, among the Borrower, the Administrative Agent and one or more Incremental Advance Lenders.

“Incremental Advance Lender” means, at any time, any Lender that is an Eligible Lender and that has an Incremental Advance Commitment or an outstanding Incremental Advance at such time.

“Indebtedness” means, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP or IFRS, as applicable, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, (f) any obligation of such Person secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof and (g) all obligations of such Person under direct or indirect guaranties in respect of obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (f) (in each case excluding any unfunded commitments of the Borrower with respect to any Variable Funding Asset); provided that, for the avoidance of doubt, any assets sold by any Person in a manner which is characterized on the books of such Person as a secured borrowing by such Person in accordance with GAAP or IFRS, as applicable, but does not create any recourse to such Person (for example, where such Person sells a portion of a loan which has been restructured as a first lien loan and a first lien last out loan) shall not constitute “Indebtedness” of such Person.

“Indemnified Amounts” has the meaning assigned to that term in Section 8.01.

“Indemnified Party” has the meaning assigned to that term in Section 8.01.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Party” has the meaning assigned to that term in Section 8.03.

“Independent Director” means an individual who has prior experience as an independent director, independent manager or independent member and who is provided by Citadel SPV (USA) LLC, CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation, HF Funds, MaplesFS Limited or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by the Required Lenders, in each case that is not an Affiliate of the Parent or the Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and for the five-year period prior to such individual’s appointment as Independent Director has not been, and will not while serving as Independent Director be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of the Borrower, the Parent, or any of their respective equityholders or Affiliates (other than as an Independent Director of the Parent, the Borrower or an Affiliate of the Borrower or the Parent or any special purpose vehicle that is required by a creditor to be a single purpose bankruptcy remote entity; provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Parent, or any of their respective equityholders or Affiliates (other than as an employee of a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to the Borrower, the Parent or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

For purposes of this definition, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships and any person sharing the Independent Director’s household (other than a tenant or employee).

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Advance” means the first Advance made pursuant to Article II.

“Initial Payment Date” means the 27th day of April 2023 (or if such day is not a Business Day, the next succeeding Business Day).

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest Collection Account” means a sub-account of a Collection Account into which Interest Collections shall be transferred in the name of the Borrower.

“Interest Collections” means, (i) with respect to any Loan Asset, all payments and collections attributable to interest on such Loan Asset, including, without limitation, all scheduled payments of interest and payments of interest relating to principal prepayments, all delayed compensation (representing compensation for delayed settlement), all guaranty payments attributable to interest, proceeds of any liquidations, sales or dispositions attributable to interest on such Loan Asset and all Recoveries attributable to interest on such Loan Asset, (ii) amendment fees, late fees, waiver fees, prepayment fees, commitment fees, upfront fees, ticking fees or other similar amounts received in respect of Loan Assets, (iii) any amounts contributed by the Transferor pursuant to Section 2.07(d) that are directed by the Borrower to be treated as Interest Collections, and (iv) all principal and interest payments received by the Borrower on Permitted Investments purchased with Interest Collections.

“Interest Period” means with respect to any Advance (i) the period beginning on, and including, the Advance Date with respect to such Advance and ending on, but excluding, the first succeeding Payment Date (provided that if the Advance Date for any Advance occurs prior to the Payment Date in the same calendar month, the initial Interest Period for such Advance shall end on, but exclude, the second succeeding Payment Date) and (ii) thereafter, for so long as such Advance or any portion thereof remains outstanding, each period beginning on, and including, the Payment Date on which the immediately preceding Interest Period with respect to such Advance ended and ending on, but excluding, the next succeeding Payment Date; provided, that, for any Advance or portion thereof prepaid in accordance with this Agreement, the Interest Period relating to such prepaid amount shall end on, but excluding, the date of such prepayment.

“Internal Risk Rating” means, with respect to any Loan Asset, the internal credit rating determined by the Collateral Manager for such Loan Asset, measured on a scale from 1 (highest) to 5 (lowest) or such other scale as the Collateral Manager may use from time to time as approved by Administrative Agent.

“IRS” means the United States Internal Revenue Service.

“Joinder Supplement” means an agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit C to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Lender” means each Committed Lender, each Conduit Lender and any Person that shall become a party to this Agreement in the capacity of a “Lender” and any assignee of any of the foregoing.

“Lender Group” means each of (a) with respect to any Conduit Lender, (i) such Conduit Lender, (ii) its Committed Lender and (iii) its Group Agent, and (b) with respect to any Lender Group that does not include a Conduit Lender, (i) its Committed Lender and (ii) its Group Agent. Each Lender Group that has a Conduit Lender must have a Committed Lender and each Committed Lender in a Lender Group shall have a Commitment to fund Advances.

“Lender Group Commitment” means, with respect to any Lender Group, (i) prior to the end of the Reinvestment Period, the Dollar amount set forth opposite such Lender Group’s name on Annex A hereto (as such amount may be revised from time to time in accordance with the terms hereof, including the addition of any Incremental Advance Commitments) or the amount set forth as such Lender Group’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender Group or the amount set forth as such Lender Group’s Incremental Advance Commitment in the Incremental Advance Commitment Agreement, as applicable, and (ii) after the Reinvestment Period, the Dollar amount of each such Committed Lender Group’s Advances Outstanding. Each Committed Lender in a Lender Group shall have a Commitment to fund Advances and the Lender Group shall have a Lender Group Commitment equal to the aggregate amount of Commitments of all Committed Lenders in such Lender Group. Any funding of an Advance by a Conduit Lender shall utilize the Commitment of the Committed Lender in such Lender Group and the Lender Group Commitment of such Lender Group.

“Lender Group Percentage” means, with respect to any Lender Group, the percentage equivalent of a fraction, (a) the numerator of which is the Lender Group Commitment of such Lender Group and (b) the denominator of which is the aggregate Commitments of all Lender Groups.

“Lender Fee Letter” means that certain fee letter agreement between the Borrower and MUFG Bank, Ltd. dated as of November 8, 2022.

“Level 1 Portfolio Test” means a test that is satisfied if, as of any Measurement Date after the end of the Ramp-Up Period, in the aggregate, the Eligible Loan Assets (excluding Excess Concentration Loans) owned (or in relation to a proposed purchase of an Eligible Loan Asset (excluding any Excess Concentration Loan with respect thereto), both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below:

(a) the Maximum Weighted Average Life Test when measured against the Maximum Weighted Average Life specified in clause (a) of the definition thereof;

(b) the Minimum Weighted Average Spread Test when measured against the Minimum Weighted Average Spread specified in clause (a) of the definition thereof;

(c) the Minimum Weighted Average Coupon Test when measured against the Minimum Weighted Average Coupon specified in clause (a) of the definition thereof;

(d) the Maximum Single Year Maturities Test;

(e) the Maximum Weighted Average DRR Ratio Test;

(f) the Maximum Weighted Average LTV Ratio Test; and

provided that, for the avoidance of doubt, the Level 1 Portfolio Test shall be deemed satisfied during the Ramp-Up Period.

“Level 2 Portfolio Test” means a test that is satisfied if, as of any Measurement Date after the end of the Ramp-Up Period, in the aggregate, the Eligible Loan Assets (excluding Excess Concentration Loans) owned (or in relation to a proposed purchase of an Eligible Loan Asset (excluding any Excess Concentration Loan with respect thereto), both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below:

(a) the Maximum Weighted Average Life Test when measured against the Maximum Weighted Average Life specified in clause (b) of the definition thereof;

(b) the Minimum Weighted Average Spread Test when measured against the Minimum Weighted Average Spread specified in clause (b) of the definition thereof;

(c) the Minimum Weighted Average Coupon Test when measured against the Minimum Weighted Average Coupon specified in clause (b) of the definition thereof; and

(d) the Minimum Weighted Average NRR Test;

provided that, for the avoidance of doubt, the Level 2 Portfolio Test shall be deemed satisfied during the Ramp-Up Period.

“Leverage Metrics” means, as of any Measurement Date, with respect to any Middle Market Loan Asset, the Total Net Leverage Ratio and, in the case of a Recurring Revenue Loan Asset, the Debt-to-Recurring Revenue Ratio.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Liquidity Agreements” means the asset purchase agreement, liquidity agreement or other agreement between the Conduit Lender of any Lender Group and the Committed Lenders (each in its capacity as liquidity bank under such Liquidity Agreement) of such Lender Group.

“Liquidity Commitment” means, as to each Committed Lender in any Lender Group, its commitment to such Lender Group’s Conduit Lender under the Liquidity Agreements.

“Liquidity Funding” means (i) a purchase made by any Committed Lender pursuant to its Liquidity Commitment of all or any portion of, or any undivided interest in, an applicable Conduit Lender’s Advances, (ii) any Advance made by a Committed Lender in lieu of such Conduit Lender pursuant to Sections 2.01 and 2.02 or (iii) any purchase of an Advance made by a Committed Lender pursuant to Section 2.02(g).

“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries and, in the case of a Participation Interest, the term “Loan Agreement” shall include the participation agreement relating to such Participation Interest.

“Loan Asset” means any commercial loan, or portion thereof, or Participation Interest therein, individually or collectively, acquired by the Borrower in the ordinary course of its business, which loan includes, without limitation, (i) the Required Loan Documents and Loan Asset File, and (ii) all right, title and interest of the Borrower in and to the loan and any Underlying Collateral, but excluding, in each case, the Retained Interest and Excluded Amounts.

“Loan Asset File” means, with respect to each Loan Asset, a file delivered to the Collateral Custodian (with a copy to the Administrative Agent) containing each of the Required Loan Documents.

“Loan Asset Schedule” means the schedule of Loan Agreements (as amended or modified from time to time in accordance with the terms hereof) evidencing Loan Assets delivered by the Borrower to the Collateral Custodian, the Administrative Agent and the Collateral Agent, which schedule shall, among other things, state for each Loan Asset the Loan ID, obligator name, and indicate whether such Loan Asset is a Noteless Loan Asset.

“Loan Assignment” has the meaning set forth in the Purchase and Sale Agreement.

“LSTA” means the Loan Syndication and Trading Association or any successor thereto.

“LTV Ratio” means, with respect to the Obligor of any Loan Asset as of any Measurement Date, either (a) the meaning of “LTV Ratio” or any comparable definition set forth in the Loan Agreement for such Loan Asset, or (b) in the case of any Loan Asset with respect to which the Loan Agreement does not include a definition of “LTV Ratio” or comparable definition, the ratio of (i) Indebtedness of such Obligor that is senior to or pari passu with the Indebtedness evidenced by the related Loan Agreement to (ii) the fair market value of such Obligor, as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement.

“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants (including without limitation any covenant relating to liquidity or borrowing base, asset valuation or similar asset-based requirement) during each reporting period, whether or not such Obligor has taken any specified action; provided that a covenant which otherwise satisfies the definition hereof but only applies when amounts are outstanding under the related loan shall constitute a Maintenance Covenant.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Market Value” means, with respect to any loans or other assets, the amount determined by the Collateral Manager in accordance with the Collateral Management Standard in the following manner and, if applicable, multiplied by the outstanding principal balance thereof:

(a) if such asset is sold to an unaffiliated third party in an arms’ length transaction, such sales price; or

(b) the bid-side quote determined by any of (i) Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Mergent, Inc., IDC or Houlihan Lokey or (ii) any other nationally recognized loan pricing service selected by the Borrower or the Collateral Manager with notice to the Lenders; or

(c) if such quote described in clause (b) is not available,

(i)	the average of the bid-side quotes determined by three independent broker-dealers active in the trading of such asset;

(ii)	if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(iii)	if only one such bid can be obtained, such bid; or

(d) if the Market Value of a Loan Asset cannot be determined in accordance with clause (a), (b) or (c) above, then the Market Value shall be the Appraised Value, provided that if such asset is a Loan Asset, the Appraised Value of such Loan Asset has been obtained or updated within the immediately preceding three months or, if such asset is a Loan Asset acquired from an unaffiliated third party in an arms’ length transaction within the immediately preceding 90 days and there has been no material adverse change with respect to the Obligor or the Loan Asset in the judgment of or to the actual knowledge of a Responsible Officer of the Collateral Manager, then the original purchase price paid for such Loan Asset (exclusive of interest); or

(e) if such quote, bid or price described in clause (a), (b), (c) or (d) is not available, then the Market Value of such Loan Asset shall be the Market Value determined by or on behalf of the Collateral Manager exercising reasonable commercial judgment in accordance with the Collateral Management Standard.

“Master Participation Agreement” means that certain master participation agreement entered into as of the date hereof by and among the Parent and the Borrower.

“Material Adverse Effect” means a material adverse effect on (a) the assets, operations, properties, condition (financial or otherwise), performance or business of the Parent, the Collateral Manager or the Borrower, (b) the ability of any of the Parent, the Borrower or the Collateral Manager to perform its obligations under this Agreement or any other Transaction Document to which such entity is a party; (c) the validity or enforceability of this Agreement, any of the other Transaction Documents, or the rights and remedies of the Collateral Agent, the Administrative Agent or the other Secured Parties under this Agreement or any other Transaction Document taken as a whole; (d) the validity, enforceability or collectability of the Collateral Portfolio generally or any material portion of the Collateral Portfolio or the aggregate value of the Collateral Portfolio or (e) the status, existence, perfection, priority or enforceability of the Liens granted by the Borrower in this Agreement.

“Maximum Facility Amount” means the aggregate Commitments as then in effect, which amount shall not exceed $300,000,000, as such amount may be increased pursuant to Section 2.19; provided that at all times after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Maximum Lawful Rate” has the meaning set forth in Section 11.19.

“Maximum Portfolio Advance Rate” means, with respect to any date of determination, the percentage set forth in the following table, based on the number of Obligors as of such date.

Obligor Count	Maximum Portfolio Advance Rate
20 and greater	60.00%
15 to 19	55.00%
10 to 14	50.00%
6 to 9	35.00%
5 and lower	0.00%

For purposes of determining the Obligor count for the above table, (i) Obligors who are Affiliates shall constitute a single Obligor and (ii) the proceeds received upon the sale or other disposition of a Loan Asset or the final repayment of a Loan Asset shall be deemed to constitute an Obligor (to the extent not limited by clause (i) so long as such amounts are on deposit in the Collection Account or such amounts or a portion of such thereof are used by the Borrower to acquire a Loan Asset).

“Maximum Single Year Maturities Test” means a test that will be satisfied on any Measurement Date if the aggregate Outstanding Balance of all Eligible Loan Assets that have a maturity in any individual calendar year is less than or equal to 55% of the sum of (i) the aggregate Outstanding Balance of all Eligible Loan Assets as of such date, (ii) all Principal Collections as of such Measurement Date, (iii) all amounts on deposit in the Unfunded Exposure Account as of such Measurement Date and (iv) the aggregate unused Commitments then in effect.

“Maximum Weighted Average DRR Ratio Test” means a test that will be satisfied on any Measurement Date if the Weighted Average DRR Ratio as of such date is less than or equal to 3.50x.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Life of all Eligible Loan Assets as of such date is less than or equal to the Maximum Weighted Average Life.

“Maximum Weighted Average LTV Ratio Test” means a test that will be satisfied on any Measurement Date if the Weighted Average LTV Ratio as of such Measurement Date is less than or equal to 45.0%.

“Maximum Weighted Average Life” means (a) for purposes of compliance with the Level 1 Portfolio Test, 6.5 years and (b) for purposes of compliance with the Level 2 Portfolio Test, 7.0 years.

“Measurement Date” means each of the following, as applicable: (i) the Closing Date; (ii) each Cut-Off Date; (iii) each Payment Date Cut-Off, (iv) the last day of each calendar month (other than a month in which a Reporting Date occurs), (v) each Advance Date; and (v) any other dates for which the Borrowing Base is required to be calculated hereunder.

“Middle Market Loan Asset” means any Loan Asset issued by an Obligor that (i) is underwritten based upon or (ii) has a Maintenance Covenant that is based upon, in each case the Obligor’s cash flows or EBITDA.

“Minimum Weighted Average Coupon” means (a) for purposes of compliance with the Level 1 Portfolio Test, 6.50% and (b) for purposes of compliance with the Level 2 Portfolio Test, 5.75%.

“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Coupon equals or exceeds the Minimum Weighted Average Coupon.

“Minimum Weighted Average NRR Test” means a test that will be satisfied on any Measurement Date if the Weighted Average NRR Rate equals or exceeds the 85.0%.

“Minimum Weighted Average Spread” means (a) for purposes of compliance with the Level 1 Portfolio Test, 5.25% and (b) for purposes of compliance with the Level 2 Portfolio Test 4.25%.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Spread equals or exceeds the Minimum Weighted Average Spread.

“Monthly Collateral Management Reports” has the meaning set forth in Section 6.08(f).

“Monthly Reporting Date” means the 15th calendar day of each calendar month, commencing with the calendar month beginning January 2023 (or, if such day is not a Business Day, the next succeeding Business Day).

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“MUFG” means MUFG Bank, Ltd.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or Collateral Manager, as applicable, or any ERISA Affiliate of either contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“Non-Excluded Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Noteless Loan Asset” means a Loan Asset with respect to which the Loan Agreements (i) do not require the Obligor to execute and deliver a promissory note to evidence the Indebtedness created under such Loan Asset or (ii) require the Obligor to execute and deliver such promissory note to any holder of the Indebtedness created under such Loan Asset only if such holder requests the Obligor to deliver such promissory note, and the Obligor has not been requested to deliver such promissory note with respect to such Loan Asset held by the Borrower.

“Notice of Borrowing” means an irrevocable written notice of borrowing from the Borrower to the Administrative Agent, each Group Agent and each Lender in the form attached hereto as Exhibit D.

“Notice of Exclusive Control” has the meaning assigned to that term in the Control Agreement.

“Notice of Reduction” has the meaning set forth in Section 2.18(a).

“Net Revenue Retention” means, with respect to the principal Obligor of any Recurring Revenue Loan Asset as of any fiscal quarter, an amount (which may be a positive or negative value or zero) equal to (a) the annual recurring revenue as of the beginning of the trailing-twelve month period ending on the last day of such fiscal quarter minus an amount equal to (b) the recurring revenue that would have been generated but for the lost customers, minus (c) the recurring revenue lost from the customers who downgraded subscriptions, plus (d) the recurring revenue gained from the customers who upgraded subscriptions, plus (e) the recurring revenue gained from the existing customers who subscribed to additional products, in each case of clause (b), (c), (d) or (e), as determined during the trailing-twelve month period ending on the last day of such fiscal quarter. An Obligor will be considered to have reported Net Revenue Retention should that Obligor have reported the necessary financial metrics on an ongoing basis for the Collateral Manager to calculate and report the Net Revenue Retention. For the avoidance of doubt, an Obligor will be considered to not have reported Net Revenue Retention should such Obligor either (i) not report its Net Revenue Retention directly or (ii) not report the necessary metrics for such calculation to be made by the Collateral Manager.

“Net Revenue Retention Rate” means, with respect to the principal Obligor of any Recurring Revenue Loan Asset as of each fiscal quarter, either (a) the meaning of “Net Revenue Retention Rate” or any comparable definition set forth in the Loan Agreement for such Recurring Revenue Loan Asset, or (b) in the case of any Recurring Revenue Loan Asset with respect to which the Loan Agreement does not include a definition of “Net Revenue Retention Rate” or comparable definition, the ratio of (a) the Net Revenue Retention as of the last day of such fiscal quarter to (b) the annual recurring revenue as of the beginning of the trailing-twelve month period ending on the last day of such fiscal quarter. Any Obligor considered not to have reported Net Revenue Retention in accordance with the definition thereof shall be deemed to have a Net Revenue Retention Rate of 50%.

“Obligations” means all present and future Indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Secured Parties, arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances Outstanding, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Secured Parties, the Account Bank, the Collateral Agent, the Collateral Administrator and the Collateral Custodian under this Agreement and/or any other Transaction Document, including, without limitation, reasonable and documented out-of-pocket costs and expenses payable by the Borrower to the Secured Parties, including reasonable and documented out-of-pocket fees, costs and expenses of one firm of outside counsel for each Person, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding) and any Erroneous Payment Subrogation Rights.

“Obligor” means any borrower, obligor or guarantor under a Loan Asset.

“OFAC” has the meaning assigned to that term in Section 4.01(ii).

“OFAC Listed Person” has the meaning assigned to that term in Section 4.01(ii).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate signed by a director, a manager, the president, the secretary, an assistant secretary, the chief financial officer, any vice president or any other Responsible Officer, as an authorized officer, of any Person.

“Opinion of Counsel” means a written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion; provided that Dechert LLP and Eversheds Sutherland (US) LLP shall be considered acceptable counsel for purposes of this definition.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Advance or Transaction Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to a request by the Borrower).

“Outstanding Balance” means the outstanding principal balance of a Loan Asset, expressed exclusive of any unfunded amounts with respect to any Variable Funding Asset; provided, in all cases, that the Outstanding Balance of any Equity Security shall be deemed to be zero; provided that, for purposes of calculating the denominator for clause (j) of the definition of “Concentration Limitations”, the Outstanding Balance shall include the unfunded commitments of any Variable Funding Asset.

“Parent” means Owl Rock Technology Finance Corp. II.

“Parent Participation Interest” means a Participation Interest in a Loan Asset owned by the Parent; provided that, for the avoidance of doubt, once such Participation Interests are elevated to a full assignment, such Loan Asset shall no longer be considered a Parent Participation Interest.

“Participant Register” has the meaning specified in Section 11.04(b).

“Participation Interest” means an undivided 100% participation interest in a loan that, at the time of acquisition, or the Borrower’s commitment to acquire the same, satisfies each of the following criteria: (i) such participation interest would constitute an Eligible Loan Asset were the underlying loan acquired directly, (ii) the Selling Institution is a lender in respect of such loan, (iii) the aggregate participation interest in such loan granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such loan, (iv) such participation interest does not grant, in the aggregate, to the participant in such participation interest a greater interest than the Selling Institution holds in the loan or commitment that is the subject of the participation interest, (v) the entire purchase price for such participation interest is paid in full (without the benefit of financing from the Selling Institution or its Affiliates) at the time of the Borrower’s acquisition thereof, (vi) the participation interest provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the participation interest and (vii) such participation interest is documented under (x) in the case of any Parent Participation Interest, the Master Participation Agreement or (y) for any Participation Interest, a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“Payment Date” means the 27th day of each January, April, July and October or, if such day is not a Business Day, the next succeeding Business Day, commencing on the Initial Payment Date; provided that the final Payment Date shall occur on the Collection Date.

“Payment Date Cut-Off” means, with respect to each Payment Date, the tenth Business Day prior to such Payment Date.

“Payment Recipient” has the meaning assigned to it in Section 9.1(k)(i).

“Performance Base Amount” means, with respect to any month, the sum of (x) the aggregate Outstanding Balance of all Loan Assets owned by the Borrower and (y) Principal Collections in the Principal Collection Account, in each case of the last day of such month.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Investments” means, at any time:

(a) direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b) demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that the short term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by S&P and “P-1” by Moody’s; or such demand or time deposits are covered by an extended Federal Deposit Insurance Corporation (the “FDIC”) insurance program where 100% of the deposits are insured by the FDIC, which is backed by the full faith and credit of the United States;

(c) commercial paper that (a) is payable in Dollars and (b) is rated at least “A-1” by S&P and “P-1” by Moody’s; and

(d) units of money market funds rated in the highest credit rating category by each of S&P and Moody’s.

No Permitted Investment shall have an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective affiliates, or any entity for whom the Collateral Agent, the Administrative Agent, the Account Bank, the Collateral Administrator or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition). For the avoidance of doubt, each Permitted Investment shall mature not later than the Business Day immediately preceding any Payment Date.

“Permitted Liens” means any of the following: (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP or IFRS, as applicable, have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens granted pursuant to or by the Transaction Documents, (d) with respect to any Loan Assets, Liens on the Underlying Collateral for such Loan Asset permitted under the related Loan Agreements to the extent typical and customary for such agreements, (e) the restrictions on transferability imposed by the Loan Agreements (but only to the extent relating to customary procedural requirements and agent and Obligor consents expected to be obtained in due course and provided that any Obligor consents will be obtained prior to the sale and contribution of the related Collateral Portfolio pursuant to the Purchase and Sale Agreement, (f) the restrictions on transferability imposed by any shareholder agreements in respect of Equity Securities acquired in connection with the restructuring of a Loan Asset or the exercise of remedies with respect thereto, (g) with respect to Agented Loan Assets, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related Loan Asset, and (h) Liens in favor of a bank or a securities intermediary holding any account which arise as a matter of Applicable Law on items in the course of collection or encumbering deposits or other similar Liens (including the right of set-off) with respect to such account .

“Permitted RIC Distribution” means, for periods in which Parent intends to qualify as a regulated investment company under the Code, distributions on any Payment Date to the Parent (from the Collection Account or otherwise) to the extent required to allow the Parent to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Parent in or with respect to any taxable year of the Parent (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Parent shall not exceed the higher of (x) the net investment income of the Borrower for the applicable year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered pursuant to this Agreement and (y) 115% of the amounts that the Borrower would have been required to distribute to the Parent to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.

“Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pledge” means the pledge of any Eligible Loan Asset or other Portfolio Asset pursuant to Article II.

“Portfolio Assets” means all Loan Assets owned by the Borrower, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:

(a) any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b) all rights with respect to the Loan Assets to which the Borrower is entitled as lender of record under the applicable Loan Agreement;

(c) the Controlled Accounts, together with all cash and investments in each of the foregoing including amounts earned on investments therein;

(d) any Underlying Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Cut-Off Date and all liquidation proceeds;

(e) all Required Loan Documents, the Loan Asset Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Asset Files or Records;

(f) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(g) the Purchase and Sale Agreement (including, without limitation, rights of recovery of the Borrower against the Transferor) and the assignment to the Collateral Agent, for the benefit of the Secured Parties, of all UCC financing statements filed by or on behalf of the Borrower against the Transferor under or in connection with the Purchase and Sale Agreement;

(h) all records (including computer records) with respect to the foregoing (including the Records);

(i) all collections, income, payments, proceeds and other benefits of each of the foregoing; and

(j) all rights with respect to the Loan Assets to which the Borrower is entitled as assignee under any assignment agreement related to the applicable Loan Agreement.

“Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or if for any reason such rate is no longer available, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate, or if such rate is no longer quoted therein, any similar rate quoted therein, (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Principal Collection Account” means a sub-account of a Collection Account into which Principal Collections shall be transferred in the name of the Borrower.

“Principal Collections” means (i) any amounts deposited by the Borrower (or the Collateral Manager or Transferor on its behalf) in accordance with Section 2.06(a)(i) or (b)(i) or the Purchase and Sale Agreement or, unless otherwise directed by the Borrower to be treated as Interest Collections, contributed by the Transferor pursuant to Section 2.07(d), (ii) with respect to any Loan Asset, all amounts received which are not Interest Collections, including, without limitation, all Recoveries, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales or dispositions, in each case, not attributable to interest on such Loan Asset, (iii) all principal and interest payments received by the Borrower on Permitted Investments purchased with Principal Collections and (iv) any Interest Collections designated as Principal Collections by the Borrower (or the Collateral Manager on behalf of the Borrower).

“Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing the outstanding Advances made by such Lender by the aggregate outstanding Advances of all the Lenders; provided that if no Advances are then outstanding, “Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing the Commitments of such Lender by the aggregate Commitments of all the Lenders.

“Proceeds” means, with respect to any Collateral Portfolio, all property that is receivable or received when such Collateral Portfolio is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral Portfolio.

“Promissory Note” has the meaning assigned to such term in Section 2.01(a).

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the Closing Date, between the Transferor, as the seller, and the Borrower, as the purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Quarterly Cap” means, with respect to any Payment Date, an amount equal to (x) $250,000 per annum (prorated for the related Remittance Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) plus (y) 0.02% per annum (prorated for the related Remittance Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) multiplied by the sum of, without duplication, (i) the aggregate Outstanding Balance of all Loan Assets, (ii) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Collections and (iii) the aggregate amount of funds on deposit in the Unfunded Exposure Account, including Permitted Investments, and the Unfunded Exposure Amount, in each case, measured as of the Payment Date Cut-Off immediately preceding such Payment Date.

“Ramp-Up Period” means the periods from and including (a) the Closing Date to but excluding May 8, 2023 and (b) if a Reset Date has occurred, the most recent Reset Date to but excluding the 6-month anniversary of the most recent Reset Date.

“Records” means all documents relating to the Collateral Portfolio, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Collateral Manager have generated, in which the Borrower has acquired an interest pursuant to the Purchase and Sale Agreement or in which the Borrower (or the Collateral Manager on its behalf) have otherwise obtained an interest and have a copy thereof.

“Recoveries” means, as of the time any Underlying Collateral with respect to any Loan Asset subject to a payment default, or other default, by the related Obligor is sold, discarded or abandoned or otherwise determined to be fully liquidated by the Collateral Manager, the proceeds from the sale of the Underlying Collateral, any other recoveries with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

“Recurring Revenue” means the definition of annualized recurring revenue used in the Loan Agreement for each such Eligible Loan Asset, or any comparable term for “Revenue”, “Recurring Revenue” or “Adjusted Revenue” in the Loan Agreement for each such Eligible Loan Asset or if there is no such term in the Loan Agreement, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Collateral Manager (including, without limitation, software as a service subscription revenue), of the related obligor and any of its parents or subsidiaries that are obligated with respect to such Eligible Loan Asset pursuant to its Loan Agreement (determined on a consolidated basis without duplication in accordance with GAAP).

“Recurring Revenue Loan Asset” means any Loan Asset issued by an Obligor that was originally underwritten or has a Maintenance Covenant on the basis of debt to recurring revenue; provided that if the Obligor of a Recurring Revenue Loan Asset has a positive EBITDA for two consecutive fiscal quarters and has a Maintenance Covenant on the basis of EBITDA, at the election of the Collateral Manager, such Loan Asset shall no longer be considered a Recurring Revenue Loan Asset and shall instead be deemed to be a Middle Market Loan Asset; provided further that, for the avoidance of doubt, if a Recurring Revenue Loan Asset is deemed to be a Middle Market Loan Asset such asset, at the election of the Collateral Manager, may be reclassified as a Recurring Revenue Loan Asset.

“Register” has the meaning assigned to that term in Section 2.14.

“Reinvestment Period” shall mean the date commencing on the Closing Date and ending on the day preceding the earliest of (i) November 8, 2024 or, if such date is extended pursuant to Section 2.26, the date mutually agreed upon by the Borrower and the Required Lenders, (ii) the occurrence and continuance of a Deleveraging Event; provided that the Reinvestment Period may be reinstated if a Deleveraging Event is cured in accordance with the definition thereof, and (iii) the declaration or automatic or scheduled occurrence of the Facility Maturity Date; provided that if any of the foregoing is not a Business Day, the Reinvestment Period shall end on the next Business Day.

“Relevant Test Period” means with respect to any Loan Asset, the relevant test period for the calculation of Total Net Leverage Ratio or EBITDA as applicable, for such Loan Asset in accordance with the related Loan Agreement or, if no such period is provided for therein, the last four (4) consecutive fiscal quarters of the principal Obligor on such Loan Asset for which financial statements were required to have been delivered under the Loan Asset (or, if fewer than four (4) quarterly financial statements are available for the principal Obligor, such lesser number of statements).

“Remittance Period” means, (i) as to the Initial Payment Date following the Closing Date or the Payment Date immediately following a Reset Date, the period beginning on the Closing Date or such Reset Date and ending on, and including, the Payment Date Cut-Off immediately preceding such Payment Date and (ii) as to any other Payment Date, the period beginning on the first day after the most recently ended Remittance Period and ending on, and including, the Payment Date Cut-Off immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Replacement Collateral Manager” has the meaning assigned to that term in Section 6.01(c).

“Reporting Date” means (i) the 15th calendar day of each calendar quarter, commencing with the calendar quarter beginning April 2023 (or, if such day is not a Business Day, the next succeeding Business Day) and (ii) each Approved Securitization Closing Date.

“Repurchase” means a repurchase or purchase, as applicable, of a Loan Asset by the Transferor from the Borrower pursuant to and in accordance with the Purchase and Sale Agreement.

“Required Lenders” means Lenders representing an aggregate of more than 50% of the aggregate Commitments of the Lenders then in effect.

“Required Loan Documents” means, for each Loan Asset, executed originals or copies of the following documents or instruments:

(a)(i) other than in the case of a Noteless Loan Asset or a Participation Interest, the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower(and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements in blank) to the Collateral Agent or in blank, (ii) in the case of a Noteless Loan Asset, a copy of each transfer document or instrument relating to such Noteless Loan Asset evidencing the assignment or participation of such Noteless Loan Asset from the originator thereof to the Borrower in blank, (iii) other than in the case of a Participation Interest, either a transfer or assignment agreement or a consent or acknowledgement by the underlying agent or administrative agent that demonstrates the Borrower is a lender of record under the underlying Loan Agreement and (iv) in the case of a Participation Interest, a copy of the participation agreement relating to such Participation Interest;

(b) the loan agreement, credit agreement, note purchase agreement and security agreement.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reset Date” means each date specified as a Reset Date by the Administrative Agent in a Reset Date Notice.

“Reset Date Notice” means in connection with the closing of an Approved Securitization, the notice of the Administrative Agent’s consent (to be granted or withheld in its sole discretion) to the occurrence of a Reset Date, such notice to be delivered to the Collateral Manager, the Borrower, the Collateral Custodian and the Collateral Administrator.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its organizational or constitutional documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, managing director, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary (provided that a director of the Borrower with authority to act for the Borrower shall be a Responsible Officer regardless of whether its constitutional documents provide for officers), (b) without limitation of clause (a)(ii), in the case of a limited partnership, any Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer and (f) notwithstanding the foregoing, in the case of ORTF II or an Affiliate of ORTF II in its capacity as the Collateral Manager, any officer with the title of director or a more senior title having direct responsibility for the transactions contemplated by the Transaction Documents. Responsible Officers of ORTF II may be considered Responsible Officers of the Borrower.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower. For the avoidance of doubt, (w) payments and reimbursements due to the Collateral Manager in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, (x) distributions by the Borrower to the holders of its membership interests of amounts received by the Borrower pursuant to Section 2.04, (y) distributions of Advances by the Borrower to the holders of its membership interests, and (z) distributions by the Borrower to holders of its membership interests of the Collateral Portfolio or of cash or other proceeds relating thereto which have been substituted for the Collateral Portfolio by the Borrower or which have been sold thereto, in each case in accordance with this Agreement shall not constitute Restricted Junior Payments.

“Retained Interest” means, with respect to any Agented Loan that is transferred to the Borrower, (i) all of the obligations, if any, of the agent(s) under the documentation evidencing such Agented Loan and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Agented Loan that relate to such portion(s) of the indebtedness that is owned by another lender or participant.

“Revaluation Event” means (i) with respect to a Loan Asset that was not previously subject to a Revaluation Event, each event where a Leverage Metric of such Loan Asset (to the extent applicable) is increased by (a) in the case of a Recurring Revenue Loan Asset, 0.50x or more or (b) in the case of a Loan Asset that is not a Recurring Revenue Loan Asset, 1.00x or more, in each case, compared to the corresponding Leverage Metric as of the Cut-Off Date for such Loan Asset, (ii) with respect to a Loan Asset that was previously subject to a Revaluation Event, each event where a Leverage Metric of such Loan Asset (to the extent applicable) is increased by (a) in the case of a Recurring Revenue Loan Asset, 0.50x or more or (b) in the case of a Loan Asset that is not a Recurring Revenue Loan Asset, 1.00x or more, in each case, compared to the corresponding Leverage Metric as of the date of the most recent such Revaluation Event and (iii) with respect to a Loan Asset that was previously subject to a Revaluation Event, each event where a Leverage Metric of such Loan Asset (to the extent applicable) is decreased by (a) in the case of a Recurring Revenue Loan Asset, 0.25x or more or (b) in the case of a Loan Asset that is not a Recurring Revenue Loan Asset, 0.50x or more, in each case, compared to the corresponding Leverage Metric as of the date of such previous Revaluation Event.

“Revaluation Percentage” means, with respect to a Loan Asset for which a Revaluation Event has occurred, (a) if such Loan Asset is a Recurring Revenue Loan Asset and the principal Obligor thereof has a Net Revenue Retention Rate of greater than or equal to 85.0%, the percentage equivalent of the most recent valuation for such Loan Asset on the books and records of the Parent provided by an Approved Valuation Firm following the occurrence of such Revaluation Event, (b) if such Loan Asset is a Recurring Revenue Loan Asset and the principal Obligor thereof has a Net Revenue Retention Rate of less than 85.0%, the percentage equivalent of a fraction, (i) the numerator of which is the Leverage Metric in effect on the Cut-Off Date for such Loan Asset and (ii) the denominator of which is the Leverage Metric in effect at the occurrence of the Revaluation Event, (c) if such Loan Asset is not a Recurring Revenue Loan Asset and the principal Obligor thereof has EBITDA as of the end of its most recent fiscal quarter of greater than or equal to 80.0% of its EBITDA as of the Cut-Off Date for such Loan Asset, the percentage equivalent of the most recent valuation for such Loan Asset on the books and records of the Parent provided by an Approved Valuation Firm following the occurrence of such Revaluation Event, and (d) if such Loan Asset is a not Recurring Revenue Loan Asset and the principal Obligor thereof has EBITDA as of the end of its most recent fiscal quarter of less than 80.0% of its EBITDA as of the Cut-Off Date for such Loan Asset, the percentage equivalent of a fraction, (i) the numerator of which is the Leverage Metric in effect on the Cut-Off Date for such Loan Asset and (ii) the denominator of which is the Leverage Metric in effect at the occurrence of the Revaluation Event; provided, that no Revaluation Percentage shall be greater than 100.0%; provided, further, that if such Loan Asset that is subject to a “Revaluation Event” undergoes a workout or restructuring with the underlying Obligor, the Revaluation Percentage of such Loan Asset shall be re-determined based upon the change in the Leverage Metric as of the Cut-Off Date versus the Leverage Metric as following such restructuring (for purposes of the foregoing subclause (b) and (d)). In the event there are multiple occurrences of a Revaluation Event with respect to a Loan Asset as a result of there being multiple Leverage Metrics for such Loan Asset, the Revaluation Percentage shall be calculated so as to result in the lowest percentage.

“Revolving Loan” means a Loan Asset that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Loan Asset; provided that any such Loan Asset shall be a Revolving Loan only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (or its successors in interest).

“S&P Industry Classification” means each industry identified on Schedule III; provided that, for Loan Assets in the “Software” Industry Classification, the Collateral Manager may assign such Loan Asset to the industry classification group based on the predominant end-user of the applicable Obligor’s product.

“Sanctioned Country” means, at any time, a country, territory or regime which is the subject or target of any Sanctions (which for purposes of illustration and clarification, includes, as of the Closing Date, Crimea, Cuba, Iran, North Korea, Syria Donetsk People’s Republic and Luhansk People’s Republic).

“Sanctions” means any financial, economic, or trade sanctions laws, regulations, rules, decisions, embargoes and/or restrictive measures imposed, administered or enforced by the Government of Japan, the Government of the United States (including those administered by the OFAC through the OFAC Sanctions Program or the U.S. Department of State), the United Nations Security Council and the European Union, Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” means any Person (i) listed on, and/or targeted by, any Sanctions; (ii) resident, operating or organized under the laws of, a comprehensively Sanctioned Country; or (iii) who is an agent, department or instrumentality of, or is otherwise directly or indirectly beneficially owned by, controlled by or acting on behalf of, any such Person or Person(s).

“Scheduled Payment” means each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Loan Agreement.

“Second Lien Loan Asset” means an Eligible Loan Asset which (i) is not by its terms (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such Loan Asset, other than, with respect to any valid first priority perfected security interest in specified collateral, with respect to the liquidation of such Obligor or such collateral and Permitted Liens, (ii) is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under such loan (whether or not the Borrower and any other lenders are also granted a security interest of a higher or lower priority in additional collateral); (iii) is based on the cash flow generating capability of the Obligor and any guarantor determined as set forth below as being sufficient, together with such collateral specified in clause (i), to pay or refinance the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal or higher seniority secured by a first or second lien or security interest in the same collateral at the respective maturities thereof, and (iv) does not qualify as a First Lien Loan Asset. The determination as to whether condition (iii) of this definition is satisfied shall be based on the Collateral Manager’s judgment in accordance with the Collateral Management Standard at the time the trade date relating to the acquisition of the loan by the Borrower and based on the most recent financial information received by the Collateral Manager from the related Obligor.

“Secured Party” means each of the Administrative Agent, each Group Agent, each Lender (together with its successors and assigns), the Collateral Agent, the Collateral Custodian, the Account Bank, the Collateral Administrator and each Indemnified Party.

“Selling Institution” means an entity obligated to make payments to the Borrower under the terms of a Participation Interest.

“Senior Revolver Facility” means with respect to any Loan Asset, a senior secured revolving facility incurred by the Obligor of such Loan Asset that is prior in right of payment to such Loan Asset so long as the outstanding principal balance and unfunded commitments of such revolving facility does not exceed 20% of the sum of (x) the outstanding principal balance of the related Loan Asset, plus (y) the outstanding principal balance and unfunded commitments of such revolving facility, plus (z) the outstanding principal balance of any other debt for borrowed money incurred by such Obligor that is pari passu with such Loan Asset.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Advance” means an Advance that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital.

“Specified Change” means any amendment, modification, supplement, waiver or consent to a Loan Agreement which (a) extends the final maturity of a Loan Asset beyond the Stated Maturity Date, (b) reduces or forgives the principal amount of a Loan Asset (other than a Defaulted Loan Asset that has been a Defaulted Loan Asset for one year or more), (c) reduces the rate of interest payable on a Loan Asset by more than 25% (other than (x) a Defaulted Loan that has been a Defaulted Loan for one year or more or (y) any reduction in the rate of interest due to positive performance of such Loan Asset when such reduction is necessary for the Borrower to retain the Loan Asset pursuant to a refinancing of such Loan Asset), (d) terminates or releases a material portion of the Underlying Collateral not expressly permitted by the Loan Agreement as of the Cut-Off Date or (e) subordinates (in right of payment, with respect to liquidation preferences or otherwise) such Loan Asset.

“Sponsor Recurring Revenue Loan Asset” means a Recurring Revenue Loan Asset issued by an Obligor that is majority owned (by voting interests) by one or more funds, accounts or investment vehicles managed by one or more private equity or venture capital sponsors.

“State” means one of the fifty states of the United States or the District of Columbia.

“State Street Expenses” means the expenses set forth in the State Street Fee Letter and all accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Agent, the Collateral Administrator and Account Bank pursuant to this Agreement and the other Transaction Documents.

“State Street Fee Letter” means the Fee Schedule accepted by the Collateral Manager on behalf of the Borrower and the Collateral Agent, the Collateral Administrator and Account Bank on November 8, 2022, as such Fee Schedule may be amended, modified, supplemented, restated or replaced from time to time.

“State Street Fees” means the fees set forth in the State Street Fee Letter and the Transaction Documents that are payable to the Collateral Agent, the Collateral Administrator and Account Bank.

“Stated Maturity Date” means the date that is three (3) years after the last day of the Reinvestment Period.

“Structured Finance Obligation” means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor that is a single purpose bankruptcy remote special purpose entity established to finance such financial assets, including collateralized debt obligations and mortgage backed securities, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“Synthetic Security” means a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Target Advance Rate” means, with respect to the first occurrence of a Deleveraging Event of the type described in clause (b), (c) or (d) of the definition thereof, the Effective Advance Rate at the time of such occurrence minus 5.0%; provided, further, that any subsequent Deleveraging Events of the type described in clause (b), (c) or (d) of the definition thereof shall not further reduce the Effective Advance Rate unless the Reinvestment Period was subsequently re-instated pursuant to clause (ii) of the definition thereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Net Leverage Ratio” means with respect to any Loan Asset for any Relevant Test Period either (a) the meaning of “Total Net Leverage Ratio” or any comparable definition set forth in the Loan Agreement for such Loan Asset, or (b) in the case of any Loan Asset with respect to which the Loan Agreement does not include a definition of “Total Net Leverage Ratio” or comparable definition, the ratio of (i) the Indebtedness (including, without limitation, such Loan Asset) of the applicable Obligor as of the date of determination minus the unrestricted cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Loan Agreement.

“Transaction Documents” means this Agreement, any Promissory Note(s), any Joinder Supplement, the Purchase and Sale Agreement, the Control Agreement, each Additional Control Agreement, the Master Participation Agreement, the Collateral Administration Agreement, the Lender Fee Letter, the State Street Fee Letter, the Collateral Custodian Fee Letter, and each document, instrument or agreement related to any of the foregoing.

“Transferor” means Owl Rock Technology Finance Corp. II, in its capacity as the transferor hereunder and as the seller under the Purchase and Sale Agreement, together with its successors and assigns in such capacity.

“Type” means, as to any Advance, its nature as a Base Rate Advance, a CP Rate Advance or a SOFR Advance.

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Underlying Collateral” means, with respect to a Loan Asset, any property or other assets designated and pledged as collateral to secure repayment of such Loan Asset, as applicable, including, without limitation, a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.

“Unfunded Commitment” means, as of any date of determination, the difference, if any, between the aggregate Commitments on such day minus the Advances Outstanding on such day.

“Unfunded Exposure Account” means each account titled “Unfunded Exposure Account” in the name of the Borrower.

“Unfunded Exposure Amount” means, for each Variable Funding Loan Asset, the aggregate amount of unfunded commitments and all other standby or contingent commitments associated with such Variable Funding Asset included in the Collateral Portfolio as of such date. The Unfunded Exposure Amount shall not include any commitments under Variable Funding Assets that have expired, terminated or been reduced to zero, and shall be reduced concurrently (and upon notice thereof to the Administrative Agent) with each documented reduction in commitments of the Borrower under such Variable Funding Assets.

“Unfunded Exposure Equity Amount” means, on any date of determination, with respect to any Variable Funding Loan Asset, an amount equal to (a) the Unfunded Exposure Amount with respect to such Variable Funding Loan Asset, minus (b) the product of (i) the Assigned Value of such Variable Funding Loan Asset, (ii) the Unfunded Exposure Amount with respect to such Variable Funding Loan Asset and (iii) the Advance Rate for such Variable Funding Loan Asset.

“Unfunded Exposure Shortfall” has the meaning set forth in Section 2.20(f).

“United States” means the United States of America.

“Unitranche Facility” means any facility (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting the underlying collateral for such Loan Asset, subject to Permitted Liens, (b) for which no other secured indebtedness of the Obligor secured by a lien on substantially all of the Obligor’s assets exists or is outstanding (subject to Permitted Liens), and (c) for which the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other indebtedness of such Obligor; provided that to the extent that no other secured indebtedness of the Obligor secured by a lien on substantially all of the Obligor’s assets that is subordinate in priority to such facility exists or is outstanding (subject to Permitted Liens), such facility shall be a Unitranche Facility.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Unused Fee” means a fee payable for each day of each Interest Period during the Reinvestment Period equal to the product of (i) the Unfunded Commitment on such day (ii) the applicable Unused Fee Rate.

“Unused Fee Rate” means, with respect to any day during an Interest Period, 0.50%.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.11(f)(ii).

“USA PATRIOT Act” means the USA PATRIOT ACT (title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Variable Funding Asset” means any Revolving Loan, Delayed Drawdown Loan or other asset that by its terms may require one or more future advances to be made to the related Obligor by any lender thereon or owner thereof.

“Weighted Average Coupon” means, as of any Measurement Date, the number, expressed as a percentage, determined by summing the products obtained by multiplying, for each Fixed Rate Obligation, of the stated interest coupon on such Eligible Loan Asset plus fees and other amounts contractually required to be paid by the Outstanding Balance of such Eligible Loan Asset and dividing such sum by the aggregate Outstanding Balance of all Fixed Rate Obligations as of such date; provided that, if the foregoing amount is less than the Minimum Weighted Average Coupon, then all or a portion of the Weighted Average Coupon Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

“Weighted Average Coupon Adjustment” means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Spread for such date over the Minimum Weighted Average Spread and (ii) the aggregate Outstanding Balance of all Floating Rate Obligations, and the denominator of which is the aggregate Outstanding Balance of all Fixed Rate Obligations. In computing the Weighted Average Coupon Adjustment on any date, the Weighted Average Spread for such Measurement Date shall be computed as if the Weighted Average Spread Adjustment was equal to zero.

“Weighted Average DRR Ratio” means, as of any Measurement Date, the number, expressed as a percentage, determined by dividing (a) the sum of the products of (i) the Debt-to-Recurring Revenue Ratio of the principal Obligor for each Recurring Revenue Loan Asset that is an Eligible Loan Asset and (ii) the Outstanding Balance of such Recurring Revenue Loan Asset by (b) the aggregate Outstanding Balance of all such Recurring Revenue Loan Assets that are Eligible Loan Assets as of such date.

“Weighted Average Life” means, as of any Measurement Date, the number obtained by (a) for each Eligible Loan Asset, multiplying the amount of each Scheduled Payment of principal to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Payment of principal is due; (b) summing all of the products calculated pursuant to clause (a); and (c) dividing the sum calculated pursuant to clause (b) by the sum of all Scheduled Payments of principal due on all Eligible Loan Assets as of such Measurement Date.

“Weighted Average LTV Ratio” means, as of any Measurement Date, the number, expressed as a percentage, determined by dividing (a) the sum of the products of (i) the LTV Ratio of the principal Obligor for each Eligible Loan Asset as of such date and (ii) the Outstanding Balance of such Eligible Loan Asset as of such date by (b) the aggregate Outstanding Balance of all Eligible Loan Assets as of such date.

“Weighted Average NRR Rate” means, as of any Measurement Date, the number, expressed as a percentage, determined by dividing (a) the sum of the products of (i) the Net Revenue Retention Rate of the principal Obligor for each Recurring Revenue Loan Asset that is an Eligible Loan Asset and (ii) the Outstanding Balance of such Recurring Revenue Loan Asset by (b) the aggregate Outstanding Balance of all such Recurring Revenue Loan Assets that are Eligible Loan Assets as of such date.

“Weighted Average Spread” means, as of any Measurement Date, the number, expressed as a percentage, determined by dividing the sum of the Aggregate Funded Spread (with respect to all Eligible Loan Assets that are Floating Rate Obligations) by the aggregate Outstanding Balance of all Eligible Loan Assets that are Floating Rate Obligations as of such date; provided that, if the foregoing amount is less than the Minimum Weighted Average Spread, then all or a portion of the Weighted Average Spread Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

“Weighted Average Spread Adjustment” means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Coupon for such date over the Minimum Weighted Average Coupon and (ii) the aggregate Outstanding Balance of all Fixed Rate Obligations, and the denominator of which is the aggregate Outstanding Balance of all Floating Rate Obligations as of such date. In computing the Weighted Average Spread Adjustment on any Measurement Date, the Weighted Average Coupon for such date shall be computed as if the Weighted Average Coupon Adjustment was equal to zero.

“Withholding Agent” means the Borrower and the Collateral Manager.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield” means an amount equal to the sum of (a) with respect to any Lender Group (i) the amount of interest accrued with respect to the portion of the Advances funded by the Conduit Lender which is a member of such Lender Group at a rate equal to the CP Rate applicable to such Conduit Lender or the Base Rate, as applicable, plus the Applicable Spread, in each case, for such Interest Period and (ii) the amount of interest accrued with respect to the portion of the Advances funded by any Committed Lender which is a member of such Lender Group at either Term SOFR or the Base Rate, as applicable, plus the Applicable Spread, in each case for such Interest Period and (b) any unpaid Yield from prior Payment Dates plus, to the extent permitted by law, interest thereon at the rate used to calculate Yield; provided that (A) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (B) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by any Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

SECTION 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP or IFRS, as applicable, with respect to the related Person. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

SECTION 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.04 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York, New York time;

(f) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h) [reserved];

(i) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(j) for the avoidance of doubt, on each Measurement Date, the status of each Loan Asset shall be re-determined by the Collateral Manager as of such Measurement Date (provided that, with respect to clause (ii) of the definition of “Measurement Date”, only the eligibility of the Loan Asset being acquired as of such Cut-Off Date shall be required to be determined) and, as a consequence thereof, Loan Assets that were (i) previously Eligible Loan Assets on a prior Measurement Date may be excluded from the Borrowing Base calculated on such Measurement Date and (ii) previously not Eligible Loan Assets on a prior Measurement Date may be included in the Borrowing Base calculated on such Measurement Date; and

(k) reference to the knowledge of a Responsible Officer of any Person means to the actual knowledge thereof without due inquiry.

SECTION 1.05 Collateral Value Calculation Procedures.

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Payments on any Loan Assets, or any payments on any other assets included in the Loan Assets, with respect to the sale of and reinvestment in Loan Assets, and with respect to the income that can be earned on Scheduled Payments on such Loan Assets and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.05 shall be applied. The provisions of this Section 1.05 shall be applicable to any determination or calculation that is covered by this Section 1.05, whether or not reference is specifically made to Section 1.05, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Payments on the Loan Assets securing the Advances shall be made on the basis of information as to the terms of each of such Loan Assets and upon reports of payments, if any, received on such Loan Assets that are furnished by or on behalf of the Obligor of such Loan Assets and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) For each Remittance Period and as of any date of determination, the Scheduled Payment on any Loan Assets shall be the sum of (i) the total amount of payments and collections to be received during such Remittance Period in respect of such Loan Assets (including the proceeds of the sale of such Loan Assets received and, in the case of sales which have not yet settled, to be received during the Remittance Period) and not reinvested in additional Loan Assets or retained in the Collection Account for subsequent reinvestment pursuant to Section 2.21 that, if received as scheduled, will be available in the Collection Account at the end of the Remittance Period and (ii) any such amounts received in prior Remittance Periods that were not disbursed on a previous Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 2.21.

(c) References in Section 2.04 to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with Section 2.04, that precede (in priority of payment) or include the clause in which such calculation is made.

(d) For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Defaulted Loan Assets and Delinquent Loan Assets will be treated as having an Outstanding Balance equal to zero.

(e) Except as otherwise provided herein, Defaulted Loan Assets and Delinquent Loan Assets will be included in the calculation of the Collateral Quality Test and Excess Concentration Loans will be excluded from the calculation of the Collateral Quality Test.

(f) For purposes of determining the Minimum Weighted Average Spread Test and the Minimum Weighted Average Coupon Test (and related computations of stated interest coupons and Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

(g) Except as otherwise expressly set forth with respect to substitutions in Section 2.07, references in this Agreement to the Borrower’s “purchase” or “acquisition” of a Loan Asset include references to the Borrower’s acquisition of such Loan Asset by way of a sale and/or contribution from any equity owners thereof and the Borrower’s making or origination of such Loan Asset. Portions of the same Loan Asset acquired by the Borrower on different dates (whether through purchase or receipt by contribution) will, for purposes of determining the purchase price of such Loan Asset, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Loan Asset). The “purchase price” for any Loan Asset acquired from an Affiliate of the Borrower, paid in the aggregate in the form of cash and/or a contribution to the capital of the Borrower, shall be consistent with the amount that would be paid in an arms-length transaction with a non-Affiliate (it being understood that any purchase for Fair Market Value shall be deemed to comply with this provision). Each Loan Asset that is originated by the Borrower shall be deemed to have a “purchase price” of par.

(h) For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(i) For purposes of calculating compliance with any tests under this Agreement (including without limitation the Borrowing Base, curing any Borrowing Base Deficiency, Concentration Limitations and the Collateral Quality Tests) the trade date (and not the settlement date) with respect to any acquisition or disposition of a Loan Asset or Permitted Investment shall be used to determine whether and when such acquisition or disposition has occurred.

SECTION 1.06 Rates

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.

THE FACILITY

SECTION 2.01 Promissory Note and Advances.

(a) Promissory Note. Upon the written request of any Group Agent on behalf of its Lender Group at any time, the Borrower shall (on the terms and subject to the conditions hereinafter set forth) deliver to such Group Agent on behalf of its Lender Group, at the address set forth in Section 11.02, and upon the written request of any additional Lender Group, the Borrower shall deliver to the Group Agent for such additional Lender Group, at the address set forth in the applicable Joinder Supplement, a duly executed Promissory Note (as amended, modified, supplemented or restated from time to time, a “Promissory Note”), in substantially the form of Exhibit E, up to its Lender Group Commitment.

(b) Advances. On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Reinvestment Period, the Borrower may request that the Lenders make Advances secured by the Collateral Portfolio, (w) to the Borrower for the purpose of purchasing or originating Eligible Loan Assets, (x) to the Borrower to satisfy any unfunded commitments in connection with any Variable Funding Asset, (y) to the Borrower for distributions to the Transferor in connection with transfers of unleveraged Eligible Loan Assets to the Borrower as capital contributions to the Borrower (so long as such distribution is permitted pursuant to Section 5.02(m)) or (z) to the Borrower for distributions to the holders of its membership interests so long as the provisions applicable to Advances in Sections 2.01 and 2.02 and Article III are satisfied after giving effect to such Advance (other than any conditions relating to the acquisition and delivery of Eligible Loan Assets in connection therewith if not applicable to such Advance), including without limitation, the absence of a Borrowing Base Deficiency and the satisfaction (or if not satisfied, the maintenance or improvement) of the Collateral Quality Test. Under no circumstances shall any Lender be required to make any Advance if after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance (if any), (i) a Deleveraging Event or an Event of Default has occurred and is continuing, or would result therefrom, or an Unmatured Event of Default would result therefrom or (ii) the aggregate Advances Outstanding would exceed the Borrowing Base. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed the lesser of (x) such Lender’s unused Commitment then in effect and (y) the aggregate unused Commitments then in effect.

(c) Notations on Promissory Note. Each Group Agent is hereby authorized to enter on a schedule attached to its Promissory Note, if any, with respect to such Lender Group a notation (which may be computer generated) with respect to each Advance under the Promissory Note made by such Lender of: (i) the date and principal amount thereof, (ii) the Type thereof and (iii) each repayment of principal thereof, and any such recordation shall, absent manifest error, constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Group Agent to make any such notation on the schedule attached to any Promissory Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances Outstanding in accordance with their respective terms as set forth herein.

SECTION 2.02 Procedure for Advances.

(a) During the Reinvestment Period, each Committed Lender and each Lender Group severally agrees to make Advances on any Business Day, at the request of the Borrower, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III. The Conduit Lender in each Lender Group may, in its sole discretion, make Advances to the Borrower in accordance with this Article II in a principal amount equal to its Lender Group Percentage of such requested Advance; provided that at no time shall a Conduit Lender have any obligation to make an Advance and if a Conduit Lender declines to make any Advance, the Committed Lenders in the related Lender Group shall make the Advances in an aggregate principal amount equal to the related Lender Group Percentage of such requested Advances.

(b) The Borrower shall request an Advance by delivering irrevocable written notice in the form of a Notice of Borrowing. The Borrower shall deliver a Notice of Borrowing to the Administrative Agent and each Group Agent (with a copy to the Lenders, the Collateral Agent and the Account Bank) no later than 2:00 p.m. at least one Business Day before the Business Day on which the Advance is to be made; provided that if such Notice of Borrowing is delivered later than 2:00 p.m. on such Business Day, such Notice of Borrowing shall be deemed to have been received on the following Business Day. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof), and shall specify:

(i) the aggregate amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base; provided that the amount of such Advance must be at least equal to the lesser of (x) $500,000 and (y) the Unfunded Commitment on such day before giving effect to the requested Advance;

(ii) the proposed Advance Date;

(iii) the Advance Funding Account, if applicable; and

(iv) a representation that all conditions precedent for such Advance described in Article III have been satisfied.

(c) Not later than 2:00 pm on the date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, each Lender Group shall make available to the Administrative Agent, by wire transfer of same day funds, an amount equal to such Lender Group’s Lender Group Percentage of the amount of the requested Advance, by payment into the applicable Advance Funding Account. Each Advance hereunder shall consist of one or more Advances made by each Lender Group and, within each Lender Group, by the Conduit Lenders and/or Committed Lenders in such Lender Group. The failure or refusal of any Lender Group to remit by the aforesaid time and place on any Advance Date the amount of its Lender Group Percentage of the requested Advance shall not relieve any other Lender Group or Committed Lender therein from its several obligations hereunder to remit the amount of such other Lender Group’s Lender Group Percentage of any requested Advance.

(d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower upon delivery thereof and shall obligate the Borrower to accept the Advances (or portion thereof) requested from the Lenders on the related Advance Date. Each Notice of Borrowing shall be deemed to be a request for a SOFR Advance or, if the circumstances in Sections 2.23 and 2.24 of this Agreement are then continuing, a Base Rate Advance (with respect to Advances funded by Committed Lenders) or a CP Rate Advance (with respect to Advances funded by Conduit Lenders).

(e) Subject to Section 2.18 and the other terms, conditions, provisions and limitations set forth herein, the Borrower may (i) borrow, reborrow, repay or prepay Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Reinvestment Period and (ii) repay or prepay Advances without any penalty, fee or premium after the end of the Reinvestment Period and prior to the Facility Maturity Date.

(f) Notwithstanding anything to the contrary herein, upon the occurrence of the end of the Reinvestment Period, the Borrower shall request an Advance in the amount of the portion of the Aggregate Unfunded Amount corresponding to the Variable Funding Assets owned by the Borrower minus the amount already on deposit in its Unfunded Exposure Account. Following receipt of such Advance request, the Lenders shall fund such requested amount in accordance with the procedures set forth in this Section 2.02 by transferring such amount directly to the Collateral Custodian to be deposited into the Unfunded Exposure Account.

(g) Nothing herein shall be deemed to commit any Conduit Lender to fund or maintain any Advances at any time, and any Conduit Lender may at any time transfer to one or more of its Committed Lenders in its Lender Group all or a portion of its Advances and rights hereunder.

(h) The Administrative Agent may, unless notified to the contrary by any Group Agent prior to an Advance Date, assume that its related Lender Group has made available to the Administrative Agent on such Advance Date the amount of such Lender Group’s Lender Group Percentage of the Advances to be made on such Advance Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender Group makes available to the Administrative Agent such amount on a date after such Advance Date, such Lender Group shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, multiplied by (ii) the amount of such Lender Group’s Lender Group Percentage of such Advances, multiplied by (iii) a fraction, the numerator of which is the number of days that elapse from and including such Advance Date to the date on which the amount of such Lender Group’s Lender Group Percentage of such Advances shall become immediately available to the Administrative Agent, and the denominator of which is 360. A statement of the Administrative Agent submitted to such Lender Group’s Group Agent with respect to any amounts owing under this Section 2.02(g) shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender Group.

SECTION 2.03 Yield; Unused Fees.

(a) Each Advance which is a Base Rate Advance shall bear interest during each Interest Period with respect thereto at a rate per annum equal to the Base Rate plus the Applicable Spread with respect to Base Rate Advances as in effect from time to time. Each Advance which is a SOFR Advance shall bear interest during each Interest Period at the rate per annum equal to Term SOFR determined for such Interest Period plus the Applicable Spread with respect to SOFR Advances as in effect from time to time. Each Advance which is a CP Rate Advance shall bear interest during each Interest Period at a rate per annum equal to the CP Rate plus the Applicable Spread with respect to CP Rate Advances as in effect from time to time. Yield for all Advances shall be paid in arrears for each Interest Period on the immediately succeeding Payment Date in accordance with Section 2.04 or on any other date required by this Agreement.

(b) The Group Agent for each Lender Group shall determine the Yield for each Lender in such Lender Group’s portion of the Advances Outstanding (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date (or such other date as required by this Agreement) and shall provide such information to the Administrative Agent, the Collateral Manager and the Collateral Administrator thereof on or prior to 10:00 a.m. on the third Business Day prior to such Payment Date (or such other date as required by this Agreement).

(c) Any Advance of any Type may, upon the expiration of an Interest Period with respect thereto, be continued as Advance of the same Type; provided that no SOFR Advance or CP Rate Advance may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Advance on the last day of the first Interest Period relating thereto ending during the continuance of any Event of Default. The Administrative Agent shall notify the Group Agents promptly when any such automatic conversion contemplated by this Section 2.03(c) is scheduled to occur.

(d) The Borrower acknowledges and agrees that any Committed Lender, or any Affiliate of such Committed Lender may, from time to time (but without any obligation) purchase and hold Commercial Paper issued by its related Conduit Lender for its own account, regardless of any difference between the CP Costs (expressed as an interest rate per annum) and Term SOFR.

(e) The Borrower shall pay to each Committed Lender Unused Fees with respect to such Committed Lenders Commitment on each Payment Date in arrears in respect of the related Interest Period.

(f) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Borrower, the Collateral Manager and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 2.04 Remittance Procedures. In accordance with a Collateral Management Report delivered by the Collateral Administrator on a Reporting Date, the Collateral Agent shall apply or cause the Account Bank to apply funds on deposit in the Collection Account on the related Payment Date or Approved Securitization Closing Date, as applicable, as described in this Section 2.04; provided that at any time after delivery of Notice of Exclusive Control that has not been rescinded, the Administrative Agent, shall instruct the Collateral Agent (who shall instruct the Account Bank) to apply funds on deposit in the Collection Account as described in this Section 2.04. All payments by the Borrower hereunder shall be made in Dollars. Except as otherwise specifically provided herein, unless otherwise directed in writing by 100% of the Lenders to the Collateral Agent (with notice to the Administrative Agent, the Borrower and the Collateral Manager), all payments under this Agreement required to be made to the Lenders shall be made to the Administrative Agent for the ratable (based on their applicable percentages) account of the Lenders entitled thereto (which funds, if timely delivered to the Administrative Agent, the Administrative Agent shall promptly forward to such Lenders) on the date when due and shall be made in immediately available funds at the wire instructions specified in Schedule II (or in the Assignment and Acceptance, as applicable).

(a) Interest Payments Absent an Event of Default. On each Payment Date and each Approved Securitization Closing Date, so long as no Event of Default has occurred and is continuing, the Collateral Agent shall transfer (or instruct the Account Bank to transfer) Interest Collections held by the Account Bank in each Interest Collection Account as of the Payment Date Cut-Off, in accordance with the Collateral Management Report, to the following Persons in the following amounts and priority:

(i) to any applicable Governmental Authority, any registered office fees (with the exception of any fees pursuant to clause (ii) below), any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio;

(ii) first, to the Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Account Bank in payment in full of the State Street Fees and Collateral Custodian Fees with respect to such Payment Date (along with any unpaid State Street Fees and Collateral Custodian Fees with respect to any previous Payment Date) and all accrued and unpaid State Street Expenses and Collateral Custodian Expenses, and second, to any other Person (other than the Collateral Manager, the Administrative Agent, the Group Agents and the Lenders), all other accrued and unpaid fees or expenses expressly permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Transaction Documents; provided that, so long as no Event of Default has occurred and is continuing, amounts payable under this clause (ii) shall not exceed on any Payment Date the Quarterly Cap;

(iii) to the Collateral Manager, in payment in full of all accrued and unpaid Collateral Management Fees (and any other fees and expenses owing the Collateral Manager);

(iv) to the Administrative Agent, all accrued and unpaid fees payable by the Borrower to the Administrative Agent, the Group Agents or the Lenders under the Lender Fee Letter;

(v) pro rata, to each Lender Group, all accrued and unpaid Yield payable as of such Payment Date and all accrued and unpaid Unused Fees payable as of such Payment Date;

(vi) to the Parent, any Permitted RIC Distribution;

(vii) (A) first, if a Deleveraging Event of the type described in clause (b), (c) or (d) of the definition thereof has occurred and is continuing, after giving effect to all distributions of Principal Collections pursuant to Section 2.04(c)(v), but only to the extent not paid in full thereunder, to the Principal Collection Account for application as Principal Collections until the Effective Advance Rate is equal to the Target Advance Rate and (B) second, if a Borrowing Base Deficiency exists, after giving effect to all distributions of Principal Collections pursuant to Section 2.04(c)(v), but only to the extent not paid in full thereunder, to the Principal Collection Account for application as Principal Collections until any Borrowing Base Deficiency is reduced to zero;

(viii) pro rata, to the Administrative Agent, each Group Agent and each Lender, all accrued and unpaid fees, out-of-pocket expenses (including reasonable and documented out-of-pocket fees, costs and expenses of one firm of outside counsel), taxes, increased costs, Broken Funding Costs, indemnity amounts and any other amounts payable by the Borrower to the Administrative Agent and each Lender under the Transaction Documents;

(ix) to pay any fees and expenses not paid under clause (ii), to each recipient thereof in the priorities set forth therein; and

(x) to the Borrower, any remaining amounts to be used in the discretion of the Collateral Manager, (A) to each Lender to repay the Advances Outstanding in accordance with its Pro Rata Share, (B) as a distribution to the Transferor or to pay any other amounts that may be owed by the Borrower or (C) to the Collection Account for use in acquisition of additional Eligible Loan Assets.

(b) Interest Payments During an Event of Default. On each Payment Date and each Approved Securitization Closing Date, in each case on which an Event of Default has occurred and is continuing, the Collateral Agent shall transfer (or instruct the Account Bank to transfer) Interest Collections held by the Account Bank in each Collection Account as of the Payment Date Cut-Off, in accordance with the Collateral Management Report, to the following Persons in the following amounts and priority:

(i) to any applicable Governmental Authority, any registered office fees (with the exception of any fees pursuant to clause (ii) below), any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio;

(ii) first, to the Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Account Bank in payment in full of the State Street Fees and Collateral Custodian Fees with respect to such Payment Date (along with any unpaid State Street Fees and Collateral Custodian Fees with respect to any previous Payment Date) and all accrued and unpaid State Street Expenses and Collateral Custodian Expenses, and second, to any other Person (other than the Collateral Manager, the Administrative Agent, the Group Agents and the Lenders), all other accrued and unpaid fees or expenses expressly permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Transaction Documents;

(iii) to the Collateral Manager, in payment in full of all accrued and unpaid Collateral Management Fees (and any other fees and expenses owing the Collateral Manager);

(iv) to the Administrative Agent, all accrued and unpaid fees payable by the Borrower to the Administrative Agent, the Group Agents or the Lenders under the Lender Fee Letter;

(v) pro rata, to each Lender Group, all accrued and unpaid Yield payable as of such Payment Date and all accrued and unpaid Unused Fees payable as of such Payment Date;

(vi) pro rata, to each Lender Group to repay the Advances Outstanding until reduced to zero;

(vii) pro rata, to the Administrative Agent, each Group Agent and each Lender, all accrued and unpaid fees, out-of-pocket expenses (including reasonable and documented out-of-pocket fees, costs and expenses of one firm of outside counsel), taxes, increased costs, Broken Funding Costs, indemnity amounts and any other amounts payable by the Borrower to the Administrative Agent and any Lender under the Transaction Documents; and

(viii) to the Borrower, any remaining amounts.

Upon the cure or waiver of any applicable Event of Default, Section 2.04(a) shall be applied.

(c) Principal Payments Absent an Event of Default. On each Payment Date and each Approved Securitization Closing Date, so long as no Event of Default has occurred and is continuing, the Collateral Agent shall transfer (or instruct the Account Bank to transfer) Principal Collections held by the Account Bank in each Principal Collection Account as of the Payment Date Cut-Off, in accordance with the Collateral Management Report, to the following Persons in the following amounts and priority:

(i) to the extent not paid under clause (i) of Section 2.04(a), to any applicable Governmental Authority, any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio;

(ii) to pay any fees and expenses not paid under clauses (ii) (subject to the cap on expenses set forth therein), (iii) and (iv) of Section 2.04(a), to each recipient thereof in the priorities set forth therein;

(iii) to the extent not paid under clause (v) of Section 2.04(a), pro rata, to each Lender Group, all accrued and unpaid Yield payable as of such Payment Date and all accrued and unpaid Unused Fees payable as of such Payment Date;

(iv) [reserved];

(v) (A) during the Reinvestment Period, (1) first, if a Borrowing Base Deficiency exists, to each Lender to repay Advances Outstanding until such Borrowing Base Deficiency is reduced to zero and (2) second, at the election of the Collateral Manager (I) pro rata, to each Lender to repay the Advances Outstanding and/or (II) to the Principal Collection Account for the Borrower’s acquisition of Eligible Loan Assets and (B) following the Reinvestment Period, pro rata, to each Lender to repay the Advances Outstanding until the Advances Outstanding is reduced to zero;

(vi) to the extent not paid under clause (viii) of Section 2.04(a), pro rata, to the Administrative Agent, each Group Agent and each Lender, all accrued and unpaid fees, Broken Funding Costs, out-of-pocket expenses (including reasonable and documented out-of-pocket fees, costs and expenses of one firm of outside counsel), taxes, increased costs, Broken Funding Costs, indemnity amounts and any other amounts payable by the Borrower to the Administrative Agent and any Lender under the Transaction Documents;

(vii) to pay any fees and expenses not paid under clause (ix) of Section 2.04(a), to each recipient thereof on a pro rata basis; and

(viii) to the Borrower, any remaining amounts.

(d) Principal Payments During an Event of Default. On each Payment Date and each Approved Securitization Closing Date, in each case on which an Event of Default has occurred and is continuing, the Collateral Agent shall transfer (or instruct the Account Bank to transfer) Principal Collections held by the Account Bank in each Principal Collection Account as of the Payment Date Cut-Off, in accordance with the Collateral Management Report, to the following Persons in the following amounts and priority:

(i) to the extent not paid under clause (i) of Section 2.04(b), to any applicable Governmental Authority, any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio;

(ii) to pay any fees and expenses not paid under clauses (ii), (iii) and (iv) of Section 2.04(b), to each recipient thereof in the priorities set forth therein;

(iii) to the extent not paid under clause (v) of Section 2.04(b), pro rata, to each Lender Group, all accrued and unpaid Yield payable as of such Payment Date and all accrued and unpaid Unused Fees payable as of such Payment Date;

(iv) pro rata, to each Lender Group repay the Advances Outstanding until reduced to zero;

(v) to the extent not paid under clause (vii) of Section 2.04(b), pro rata, in accordance with the amounts due under this clause, to the Administrative Agent, each Group Agent and each Lender, all accrued and unpaid fees, Broken Funding Costs, out-of-pocket expenses (including reasonable and documented out-of-pocket fees, costs and expenses of one firm of outside counsel), taxes, increased costs, Broken Funding Costs, indemnity amounts and any other amounts payable by the Borrower to the Administrative Agent and any Lender under the Transaction Documents; and

(vi) to the Borrower, any remaining amounts.

Upon the cure or waiver of any applicable Event of Default, Section 2.04(c) shall be applied.

(e) Insufficiency of Funds. The parties hereby agree that, subject to this Section 2.04, if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date, the Borrower shall nevertheless remain responsible for, and shall pay on each succeeding Payment Date until paid in full all amounts payable under this Agreement (including, with respect to Yield, any amounts due and payable pursuant to Section 2.08(a)) and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, if on any Payment Date the amount available in the Collection Account from amounts received in the related Remittance Period is insufficient to make the full amount of the disbursements required pursuant to any subclause in the priority of payments set forth above, the Collateral Agent shall make (or instruct the Account Bank to make) the disbursements called for in the order and according to the priority set forth under clause (a), (b), (c) or (d) of this Section 2.04 and ratably or in the order provided within a subclause, as applicable, in accordance with the respective amounts owing under any such clause, to the extent funds are available therefor.

SECTION 2.05 Instructions to the Collateral Agent. The Collateral Agent shall promptly transmit to the Administrative Agent (for forwarding to the Lenders), the Collateral Manager and the Borrower by facsimile or e-mail a copy of all instructions and directions given to the Collateral Agent or the Account Bank, pursuant to Section 2.04. If any of the Required Lenders, the Administrative Agent or the Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Collateral Manager under Section 2.04 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower, the Collateral Manager, and the Collateral Agent in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within ten (10) calendar days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Collateral Agent, the Collateral Administrator or the Account Bank receives instructions from the Collateral Manager or the Borrower which conflict with any instructions received by the Administrative Agent or the Required Lenders, the Collateral Agent, the Collateral Administrator or the Account Bank, as applicable, shall rely on and follow (i) the instructions given by any such party authorized to give such instructions in accordance with this Agreement and (ii) if each such party is authorized to give such instructions under this Agreement, the instructions given by the Administrative Agent or the Required Lenders, as applicable.

SECTION 2.06 Borrowing Base Deficiency Payments; Target Advance Rate Payments.

(a) In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms hereof, if, on any day prior to the Collection Date any Borrowing Base Deficiency exists, then the Borrower shall eliminate such Borrowing Base Deficiency in its entirety within the related Borrowing Base Deficiency Cure Period by effecting one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency as of such date of determination: (i) deposit cash in Dollars into the Principal Collection Account in the amount necessary to eliminate such Borrowing Base Deficiency, (ii) repay Advances Outstanding (together with all accrued and unpaid costs and expenses of the Administrative Agent, the Group Agents and the Lenders, in each case associated with the amount so prepaid) in the amount necessary to eliminate such Borrowing Base Deficiency, (iii) Pledge additional Eligible Loan Assets in the amount necessary to eliminate such Borrowing Base Deficiency and/or (iv) sell any Eligible Loan Assets in accordance with the terms hereof, including, without limitation, Section 2.07, in the amount necessary to eliminate such Borrowing Base Deficiency; provided that if the Borrower has entered into a trade to either Pledge additional Eligible Loan Assets pursuant to the foregoing clause (iii) or sell Loan Assets pursuant to the foregoing clause (iv), in either case to cure such Borrowing Base Deficiency, such Borrowing Base Deficiency will be deemed to be cured and an Event of Default shall not occur so long as settlement of all assets involved in such acquisition or sale required to cure such Borrowing Base Deficiency is complete within sixty (60) days of the applicable trade date and no distributions are made to the Borrower or the Transferor under Section 2.04 or under Section 5.02(m) while settlement of the sale of Loan Assets is pending.

(b) If, on any day prior to the Collection Date, any Deleveraging Event exists, then the Borrower may take one or more of the following actions in order to cause the Effective Advance Rate to equal the Target Advance Rate: (i) deposit cash in Dollars into the Principal Collection Account in the amount necessary to cause the Effective Advance Rate to equal the Target Advance Rate, (ii) repay Advances Outstanding (together with all accrued and unpaid costs and expenses of the Administrative Agent, the Group Agents and the Lenders, in each case associated with the amount so prepaid) in the amount necessary to cause the Effective Advance Rate to equal the Target Advance Rate, (iii) Pledge additional Eligible Loan Assets in the amount necessary to cause the Effective Advance Rate to equal the Target Advance Rate and/or (iv) sell any Eligible Loan Assets in accordance with the terms hereof, including, without limitation, Section 2.07, in the amount necessary to cause the Effective Advance Rate to equal the Target Advance Rate; provided that if the Borrower has entered into a trade to either Pledge additional Eligible Loan Assets pursuant to the foregoing clause (iii) or sell Loan Assets pursuant to the foregoing clause (iv), in either case to cause the Effective Advance Rate to equal the Target Advance Rate, such Effective Advance Rate shall be deemed to equal the Target Advance Rate so long as settlement of all assets involved in such acquisition or sale required to cause the Effective Advance Rate to equal the Target Advance Rate is complete within sixty (60) days of the applicable trade date and no distributions are made to the Borrower or the Transferor under Section 2.04 or under Section 5.02(m) while settlement of the sale of Loan Assets is pending.

(c) No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances Outstanding or Pledge of additional Eligible Loan Assets pursuant to Section 2.06(a) or (b), (unless waived by the Required Lenders), the Borrower (or the Collateral Manager on its behalf) shall deliver (i) to the Administrative Agent (with a copy to the Collateral Agent and each Lender), written notice of such repayment or Pledge and a duly completed Borrowing Base Certificate, updated to the date such repayment or Pledge is being made and giving pro forma effect to such repayment or Pledge, and (ii) to the Administrative Agent, each Group Agent and each Lender, a written description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be Pledged and added to the updated Loan Asset Schedule.

SECTION 2.07 Substitution and Sale of Loan Assets; Affiliate Transactions.

(a) Substitutions and Sales. Subject to the satisfaction of the conditions specified in Section 2.07(b) and Section 2.07(c) applicable thereto, if any, the Borrower (or, in each case described in this Section 2.07, the Collateral Manager on behalf of the Borrower) may, but will not be required to, direct the Collateral Agent to sell and the Collateral Agent shall sell or substitute in the manner directed thereby any Loan Asset (or any portion thereof) or other asset described below, provided that such sale or substitution also meets the requirements of any one of clauses (i) through (vi) of this Section 2.07(a) that are applicable to it and, if applicable, meets the requirements of clause (vii) of this Section 2.07(a) (provided that the receipt by the Collateral Agent of a trade ticket or other direction to sell or substitute shall be deemed to be a representation and certification from the Borrower or the Collateral Manager that all such conditions are satisfied):

(i) Credit Risk Loans. The Borrower may direct the Collateral Agent in writing to sell any Credit Risk Loans at any time during or after the Reinvestment Period without restriction except, if applicable, as provided in clause (vii) of this Section 2.07(a) and in Section 2.07(b).

(ii) Defaulted Loan Assets. The Borrower may direct the Collateral Agent in writing to sell any Defaulted Loan Asset at any time during or after the Reinvestment Period without restriction except, if applicable, as provided in clause (vii) of this Section 2.07(a) and in Section 2.07(b).

(iii) Equity Securities. The Borrower at any time during or after the Reinvestment Period may direct the Collateral Agent in writing to sell any Equity Security without restriction.

(iv) Excess Concentration Loans. The Borrower may direct the Collateral Agent in writing to sell any Excess Concentration Loan at any time during or after the Reinvestment Period, without restriction except, if applicable, as provided in clause (vii) of this Section 2.07(a) and in Section 2.07(b), and shall specify in writing to the Collateral Agent, the Administrative Agent, the Group Agents and the Lenders the amount of proceeds of any such sale.

(v) Optional Repurchases or Substitutions by the Transferor Pursuant to the Purchase and Sale Agreement. Subject to any applicable provisions in clause (vii) of this Section 2.07(a) and in Section 2.07(b) and subject to Section 2.07(c), the Transferor may optionally Repurchase or substitute Loan Assets pursuant to and in accordance with the Purchase and Sale Agreement and, if the Transferor exercises such option, the Borrower shall sell and transfer such Loan Asset to the Transferor in connection therewith at any time during or after the Reinvestment Period; provided that, as certified to the Collateral Agent by a Responsible Officer of the Borrower or the Collateral Manager, (A) any such substituted loan meets the definition of Eligible Loan Asset, (B) the outstanding aggregate Outstanding Balance of such substituted loan(s) is greater than or equal to that of the replaced Loan Assets, (C) such optional Repurchase or substitution will not cause an Unmatured Event of Default or an Event of Default and (D) such substituted loan either exceeds or maintains the lien priority of the replaced Loan Asset.

(vi) Sales of Eligible Loan Assets to Non-Affiliates. Subject to any applicable provisions in Section 2.07(b) and subject to Section 2.07(c), one or more (or any portion of any) Eligible Loan Assets may be sold by the Borrower, or the Collateral Manager on behalf of the Borrower, to Persons who are not Affiliates of the Borrower or the Collateral Manager, on an arm’s length basis, at any time during or after the Reinvestment Period; provided that any such Eligible Loan Asset is sold for an amount equal to or greater than the product of (i) the lesser of (A) the purchase price paid by the Borrower (expressed as a percentage of par) and (B) the Assigned Value multiplied by (ii) its Outstanding Balance; provided, further, that the requirements in the foregoing proviso do not have to be satisfied for any sale occurring during the Reinvestment Period if the Collateral Manager reasonably believes it will be able within 30 Business Days of such sale to enter into a binding commitment to buy one or more Eligible Loan Assets with an aggregate Outstanding Balance equal to such amount to such sale).

(vii) Sales of Loan Assets to Affiliates. One or more (or any portion of any) Loan Assets may be sold or transferred from time to time by the Borrower, or the Collateral Manager, to the Collateral Manager or any of its Affiliates only if the terms and conditions thereof are no less favorable to the Borrower than the terms it would obtain in a comparable, timely sale with a non-Affiliate.

(b) Conditions to Sales, Substitutions and Repurchases. Any sales, substitutions or Repurchases effected pursuant to Section 2.07 shall be subject to the satisfaction of the following conditions (provided that the receipt by the Collateral Agent of a trade ticket or other direction to sell or substitute shall be deemed to be a representation and certification from the Borrower or the Collateral Manager that such conditions are satisfied):

(i) except with respect to sales pursuant to clauses (i), (ii), and (iii) of Section 2.07(a) and repurchases or substitutions of Credit Risk Loans or Defaulted Loan Assets pursuant to clause (v) of Section 2.07(a), no Borrowing Base Deficiency exists that will not be cured after giving effect to such sale, substitution or Repurchase (and any other remedies that may be contemporaneously undertaken by the Borrower in connection therewith);

(ii) the transactions are effected in accordance with all Applicable Laws;

(iii) the Borrower shall have delivered a list of all Loan Assets to be sold, substituted or Repurchased to the Collateral Agent and the Lenders;

(iv) the Loan Assets were selected by the Collateral Manager for sale, substitution or Repurchase in a manner consistent with and pursuant to the Collateral Management Standard;

(v) the proceeds of such sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 or reinvested in additional Loan Assets in accordance with Section 2.21;

(vi) the Borrower shall notify the Collateral Agent of any amount to be deposited into the applicable Collection Account in connection with any sale, substitution or Repurchase;

(vii) except with respect to sales pursuant to clauses (i), (ii), and (iii) of Section 2.07(a) or Repurchases of Credit Risk Loans or Defaulted Loan Assets pursuant to clause (v) of Section 2.07(a), the representations and warranties contained in Sections 4.01, 4.02 and 4.03 shall continue to be correct in all material respects, except to the extent relating to an earlier date and except for Section 4.01(u), which is replaced by clause (x) below;

(viii) any repayment of Advances Outstanding in connection with any sale, substitution or Repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.18;

(ix) all sales of Eligible Loan Assets and other property of the Borrower under the provisions above in this Section 2.07 (excluding any substitution permitted hereunder) must be exclusively for cash; and

(x) either no Event of Default exists or immediately after giving effect to such acquisition or disposition, such Event of Default would cease.

(c) Limitations on Certain Sales, Substitutions and Repurchases. The Outstanding Balance of all Loan Assets ((i) excluding Credit Risk Loans, Defaulted Loan Assets and Excess Concentration Loans or any sales pursuant to Section 2.06(a) and (b) and Section 2.07(e) and (ii) excluding Middle Market Loan Assets and Loan Assets where the Borrower retains at least 50% of the Outstanding Balance of such Loan Asset prior to the sale and (iii) excluding sales or transfers pursuant to an Approved Securitization) sold, substituted or Repurchased pursuant to Sections 2.07(a) during any consecutive 12-month period (or any shorter period prior to the date that is 12 months after the Closing Date) shall not exceed 30% of the highest aggregate Outstanding Balance of all Loan Assets during such period.

(d) Equity Contribution. The Transferor may, but shall have no obligation to, at any time or from time to time contribute additional equity to the Borrower for the purpose specified by the Transferor, including without limitation for the purpose of curing any Unmatured Event of Default (but, for the avoidance of doubt, no such contribution shall cure any Event of Default without the consent of the Required Lenders), making a deposit to the Unfunded Exposure Account, curing any Borrowing Base Deficiency, satisfying or improving any Collateral Quality Test, enabling the acquisition or sale of any Loan Asset or satisfying any conditions under Section 3.02. Each equity contribution shall either be made (i) in cash or (ii) by assignment and contribution of a Permitted Investment or (iii) by assignment and contribution of an Eligible Loan Asset (in compliance with the criteria set forth in the definition of “Eligible Loan Asset”). Unless otherwise directed by the Borrower, all cash contributed to the Borrower shall be treated as Principal Collections.

(e) Sales in Connection with Payment in Full and Termination of the Facility. Notwithstanding any other provision in this Agreement, the Borrower or the Collateral Manager on behalf of the Borrower, may direct the Collateral Agent in writing to sell, assign, transfer and/or release all or any portion of the Collateral Portfolio in connection with the payment in full of all Obligations (other than contingent reimbursement and indemnification obligations which are unknown, unmatured and/or for which no claim has been made), termination of the Commitments and release of the Lien of the Collateral Agent for the benefit of the Secured Parties in the Collateral Portfolio as provided in Section 2.16.

(f) Payment of Legal Fees and Expenses Associated with Sales, Substitutions and Repurchases. The Borrower shall pay the reasonable and documented out-of-pocket legal fees and expenses of the Administrative Agent, the Group Agents, the Lenders, the Collateral Agent and the Collateral Custodian in connection with any such sale, substitution or Repurchase (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent on behalf of the Secured Parties and any other party having an interest in the Loan Asset in connection with such sale, substitution or Repurchase); provided that the Borrower shall not be required to pay such legal fees and expenses with respect to more than one counsel in each relevant jurisdiction on behalf of the Lenders and the Administrative Agent, and one counsel (in addition to one local counsel in each relevant jurisdiction) on behalf of the Collateral Agent and one counsel (in addition to one local counsel in each relevant jurisdiction) on behalf of the Collateral Custodian. Any amounts payable by the Borrower pursuant to this Section 2.07(f) shall be paid by the Borrower to the Administrative Agent in accordance with the provisions of Section 2.04, on the next Payment Date and each succeeding Payment Date until paid in full following receipt by the Borrower of the Administrative Agent’s written demand (along with the corresponding invoice) therefor on behalf of the applicable Person.

SECTION 2.08 Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Borrower or the Collateral Manager hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. on the day when due in Dollars in immediately available funds to the Collection Account or such other account as is required hereunder or designated by the Administrative Agent. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. All computations of interest and all computations with respect to the SOFR Advances (including any Base Rate Advance for which interest is calculated by reference to clause (c) of the definition of “Base Rate”), shall be computed on the basis of a year of 360 days for the actual number of days elapsed from and including the date of disbursement of the applicable Advance to but excluding the first Business Day of the next succeeding Payment Date, and thereafter from and including the first Business Day of such Interest Period to but excluding the first Business Day of the next succeeding Payment Date. All computations of interest and all computations with respect to Base Rate Advances (other than any Base Rate Advance for which interest is calculated by reference to clause (c) of the definition of “Base Rate”) and CP Rate Advances shall be computed on the basis of a year of 365 days for the actual number of days elapsed from and including the date of disbursement of the applicable Advance to but excluding the first Business Day of the next succeeding Payment Date, and thereafter from and including the first Business Day of such Interest Period to but excluding the first Business Day of the next succeeding Payment Date.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be.

(c) Unless sooner prepaid pursuant to the terms hereof, all Obligations of the Borrower, including, including but not limited to accrued and unpaid Yield and the Advances Outstanding shall be repaid in full on the Facility Maturity Date.

(d) All payments under this Agreement to the Lenders shall be made to the Administrative Agent for the ratable (based on their applicable percentages) account of the Lenders entitled thereto (which funds, if delivered to the Administrative Agent, the Administrative Agent shall promptly forward to such Lenders) by no later than 3:00 p.m. on the date when due and shall be made in immediately available funds at the wire instructions provided by the Lenders to the Administrative Agent (or in the Assignment and Acceptance, as applicable).

SECTION 2.09 Extension of Reinvestment Period.

The Borrower may, at any time after the Closing Date and prior to the last day of the Reinvestment Period, deliver a written notice to the Administrative Agent requesting an extension of the Reinvestment Period. In the respective sole discretion of each Lender, the Reinvestment Period shall be extended to a date mutually agreed upon by the Borrower and the Lenders and in accordance with the other terms and conditions as may be agreed to from time-to-time by the Borrower, the Lenders and the Administrative Agent.

SECTION 2.10 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. In the event that any Lender, any Group Agent, the Administrative Agent shall determine that (i) any Applicable Law, or (ii) any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order, which shall include (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III), or (iii) any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender, such Group Agent or the Administrative Agent with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law) (each a “Change in Law”): (I) subjects any such Person (or its applicable lending office) to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (II) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Persons; and the result of any of the foregoing is to materially increase the cost to (or reduce the amount of any sum received or receivable by) such Person of agreeing to make, making or maintaining, or acquiring participations in, Advances hereunder to reduce any amount received or receivable by such Person (or, with respect to a Lender, its applicable lending office) with respect thereto; then, in any such case, the Borrower shall pay to such Person, after receipt of a written statement that set forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.10(a), such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder on the next Payment Date in accordance with Section 2.04; provided that such increased cost shall be no greater than that which such Lender is generally charging other borrowers similarly situated to the Borrower.

(b) Capital Adequacy. If any Change in Law has or would have the effect of reducing the rate of return on the capital of any Lender as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration the policies of such Person with respect to capital adequacy), the Borrower shall pay to such Lender, after receipt of a written statement that set forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.10(b), such additional amount or amounts as will compensate such Person for such reduction on the next Payment Date in accordance with Section 2.04; provided that such amount shall be no greater than that which such Lender is generally charging other borrowers similarly situated to the Borrower.

(c) Failure or delay on the part of any Person to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Person’s right to demand or receive such compensation; provided that no Person may claim compensation for any amounts incurred by a Person more than 270 days prior to the claim therefor (unless the applicable event giving rise to such demand for compensation has retroactive effect, in which case each 270 day period shall be extended to include the period of retroactive effect).

(d) If at any time the Borrower shall be liable for the payment of any additional amounts in accordance with this Section 2.10, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.18); provided that such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.10 in accordance with the terms hereof.

(e) Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts pursuant to this Section 2.10, the related Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

SECTION 2.11 Taxes.

(a) Payments Free of Taxes. Any and all payments made by or on account of any obligation of the Borrower or made by the Collateral Manager on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with

Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the Collateral Manager acting on behalf thereof shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payments of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower will indemnify each recipient, on the immediately following Payment Date after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such recipient or required to be withheld or deducted from a payment to such recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions hereof relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or by the Collateral Manager on behalf of the Borrower to a Governmental Authority, the Borrower or the Collateral Manager, as applicable, will furnish to the Administrative Agent, the Group Agents and the Lenders at the applicable address set forth on this Agreement, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable,, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment under FATCA, if any. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of Additional Amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund

(but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of any Taxes thereon and of all other out of pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments (or Additional Amounts) with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person or to arrange its affairs in any particular manner or to claim any available refund.

(h) Survival. Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a recipient, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(i) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to any Lender in connection with this Agreement or the funding or maintenance of Advances hereunder, such Lender is required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.11, then, on the immediately following Payment Date after demand by each applicable Lender, the Borrower shall pay to such Lender such additional amount or amounts as may be necessary to reimburse such Lender for any amounts paid by them.

(j) Without prejudice to the survival of any other agreement of the Borrower and the Collateral Manager hereunder, the agreements and obligations of the Borrower, the Collateral Manager, the Administrative Agent, each Group Agent and each Lender contained in this Section 2.11 shall survive the termination of this Agreement.

(k) For the purposes of this Section 2.11, the term “Applicable Law” includes FATCA.

SECTION 2.12 Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) each Transaction Document (and any UCC financing statements filed under or in connection therewith) (the “Assigned Documents”). In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, its right to indemnification under Article IX of the Purchase and Sale Agreement;

provided that so long as no Event of Default has occurred and is continuing, the Collateral Agent, on behalf of the Secured Parties, hereby grants to the Borrower (or the Collateral Manager on behalf of the Borrower) a non-exclusive license (which shall be deemed revoked upon the occurrence and during the continuance of an Event of Default) to exercise such right to indemnification under Article IX of the Purchase and Sale Agreement. The Borrower confirms that until the Collection Date the Collateral Agent (at the direction of the Required Lenders) on behalf of the Secured Parties, so long as an Event of Default has occurred and is continuing, shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase and Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties. The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall automatically terminate upon the Collection Date.

SECTION 2.13 Grant of a Security Interest. To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by them pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral Portfolio, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located; provided that so long as no Event of Default has occurred and is continuing, the Collateral Agent, on behalf of the Secured Parties, hereby grants to the Borrower (or the Collateral Manager on behalf of the Borrower) a non-exclusive license (which shall be automatically deemed revoked upon the occurrence and during the continuance of an Event of Default) to exercise such rights in the Collateral Portfolio. For the avoidance of doubt, the Collateral Portfolio shall not include any Retained Interest or Excluded Amounts, and the Borrower do not hereby assign, pledge or grant a security interest in any such items. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral Portfolio to the extent set forth therein to perform all of their duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio shall not release the Borrower from any of their duties or obligations under the Collateral Portfolio, and (c) none of the Administrative Agent, the Collateral Agent, any Lender (nor its successors and assigns) nor any Secured Party shall have any obligations or liability under the Collateral Portfolio by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender (nor its successors and assigns) nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. The Borrower authorizes the Collateral Agent to file all such financing statements and amendments thereto pursuant to the UCC, as the Collateral Agent may require, each in form satisfactory to the Collateral Agent (acting at the direction of the Required Lenders). Such financing statements and amendments may contain a description of the Collateral Portfolio as set forth herein or in any generic manner and may describe the Collateral Portfolio as “all assets” or words of similar effect. The parties agree that such collateral assignment and grant of security interest shall automatically terminate upon the Collection Date. In connection with such release, the Collateral Agent shall, at the sole expense of the Borrower, execute and deliver to the Borrower any assignments, bills of sale, termination statements and any other releases and instruments as the Borrower may reasonably request in order to effect the release and transfer of such Collateral Portfolio.

SECTION 2.14 Evidence of Debt. The Administrative Agent shall maintain, solely for this purpose as a non-fiduciary agent of the Borrower, at one of its offices a copy of each assignment and acceptance agreement and participation agreement delivered to and accepted by it pursuant to Section 11.04(a) and a register for the recordation of the names and addresses and interests of the Lenders (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Collateral Manager, the Administrative Agent, each Group Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice. In the event of any conflict between the entries in the Register and the records maintained by any Lender pursuant to Section 2.01(c), the entries in the Register shall control, absent manifest error. The Administrative Agent shall update and furnish to the Collateral Agent and/or the Lenders from time to time at the written request of the Collateral Agent or the Lenders an updated Register.

SECTION 2.15 Survival of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 are made and are true and correct on the date hereof and on each Cut-Off Date unless such representations and warranties are made as of a specific date.

SECTION 2.16 Release of Loan Assets.

(a) In connection with (i) any Loan Asset (and the related Portfolio Assets pertaining thereto) sold or substituted in accordance with the applicable provisions of Section 2.07 and any Portfolio Assets pertaining to such Loan Asset, (ii) any Collateral Portfolio that expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account and (iii) any Loan Asset and/or portion of the Collateral Portfolio as otherwise specified in, and in accordance with, Section 12.08 hereof, upon the applicable date of sale, substitution and/or deposit in the Collection Account of all required amounts specified by the applicable Section, the Collateral Agent, on behalf of the Secured Parties, shall, automatically and without further action be deemed to, and hereby does, transfer, assign and set over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under such Loan Asset and the related Collateral Portfolio, all rights to security for any such Loan Asset, and all Proceeds and products of the foregoing. The Collateral Manager shall give notice of such release to the Collateral Custodian and the Collateral Agent (in the form of Exhibit G). If applicable, following receipt of such release substantially in the form of Exhibit G the Collateral Agent, for the benefit of the Secured Parties, shall at the sole expense of the Collateral Manager, execute such documents and instruments of release as may be prepared by the Collateral Manager on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower (or the Collateral Manager on behalf of the Borrower) to effect a release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Manager as described in the second sentence of this clause (a), if applicable, the Collateral Custodian shall deliver the Loan Asset File to the Borrower.

(b) Promptly after the Collection Date has occurred, the Collateral Agent and each Secured Party, in accordance with their respective interests, shall automatically and without further action be deemed to, and hereby does, release to the Borrower, for no consideration but at the sole expense of the Borrower, their respective remaining interests in the Portfolio Assets, free and clear of any Lien resulting solely from an act by the Collateral Agent or any Secured Party but without any other representation or warranty, express or implied, by or recourse against the Collateral Agent or any Secured Party.

SECTION 2.17 Treatment of Amounts Received by the Borrower. Amounts received by the Borrower pursuant to Section 2.07 on account of Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.

SECTION 2.18 Prepayment; Termination.

(a) Except as expressly permitted or required herein, Advances Outstanding may only be reduced in whole or in part, in minimum increments of $100,000 (or such lesser amount necessary to cure a Borrowing Base Deficiency), at the option of the Borrower at any time by delivering a written notice (which notice shall include a Borrowing Base Certificate) (such notice, a “Notice of Reduction”) to the Administrative Agent, the Collateral Agent and the Lenders at least one (1) Business Day prior to such reduction (or such lesser period of time as permitted pursuant to Section 2.06). The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.18(a) to the pro rata reduction of the Advances Outstanding. Any notice relating to any repayment pursuant to this Section 2.18(a) shall be irrevocable unless the Borrower provides written notice of any revocation along with an explanation as to such revocation. For the avoidance of doubt, the failure of the Borrower to make any prepayment pursuant to this Section 2.18(a) shall not, in and of itself, constitute an Event of Default.

(b) The Borrower may, at its option, terminate this Agreement and the other Transaction Documents upon five (5) Business Days’ prior written notice to the Administrative Agent, the Group Agents and the Lenders and upon payment in full of all Advances Outstanding, all accrued and unpaid Yield, all accrued and unpaid costs and expenses of the Administrative Agent and Lenders, payment of all Obligations (other than unmatured contingent indemnification obligations). Any termination of this Agreement shall be subject to Section 11.05.

SECTION 2.19 Incremental Advance Commitments.

(a) The Borrower may, by written notice to the Administrative Agent, on one or more occasions, request that one or more Lenders and/or one or more additional financial institutions that are not already Lenders hereunder provide an Incremental Advance Commitment; provided that the aggregate amount of all Incremental Advance Commitments provided pursuant to this Agreement from and after the Closing Date shall not exceed $100,000,000. Each such notice shall set forth (i) the aggregate amount of the Incremental Advance Commitment being requested (which shall be an integral multiple of $1,000,000 and not less than $20,000,000 without the prior written consent of the Required Lenders), (ii) the identities of the Lenders and/or additional financial institutions that have agreed to provide such

Incremental Advance Commitment and (iii) the date on which such Incremental Advance Commitment is requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice). In addition, each such notice shall be promptly followed by a draft of the Incremental Advance Commitment Agreement proposed to be executed in order to provide for the requested Incremental Advance Commitment. It is understood and agreed that no Lender shall be obligated to provide an Incremental Advance Commitment as a result of any request by the Borrower for an Incremental Advance Commitment.

(b) Upon delivery of the applicable notice as described in Section 2.19(a), such Incremental Advance Commitment shall be offered to all Lenders pro rata according to the respective outstanding principal amounts of the Advances held by each Lender. If the applicable Lenders do not accept the offered Incremental Advance Commitment in its entirety on a pro rata basis within five Business Days of such offer, the portion of the Incremental Advance not accepted by the applicable Lenders shall be offered to any non-declining Lenders (which shall be allocated to such non-declining Lenders pro rata according to additional acceptances, if any). If the applicable Lenders do not accept all of the offered portion of the applicable Incremental Advance Commitment within two Business Days after such second offer, that portion of the Incremental Advance Commitment which were not accepted may be offered by the Borrower to any other Person reasonably acceptable to the Required Lenders.

(c) The Borrower and each Incremental Advance Lender that has agreed to provide an Incremental Advance Commitment pursuant to clause (a) above shall execute and deliver to the Administrative Agent an Incremental Advance Commitment Agreement and such other documentation as the Administrative Agent shall reasonably request to evidence the Incremental Advance Commitment of each such Incremental Advance Lender (it being understood that a single Incremental Advance Commitment Agreement shall be executed and delivered by all Incremental Advance Lenders providing an Incremental Advance Commitment in response to a particular request for Incremental Advance Commitment made by the Borrower). Each Incremental Advance Commitment Agreement shall specify the terms of the Incremental Advances to be made pursuant to the Incremental Advance Commitment provided thereunder; provided that all Incremental Advances shall have identical terms with the Advances.

(d) Notwithstanding the foregoing, no Incremental Advance Commitment shall become effective under this Section 2.19 unless:

(i) on the date of such effectiveness, the conditions set forth in Section 3.01 and Section 3.02 shall be satisfied (treating the effectiveness of such Incremental Advance Commitment as an “Advance” for such purposes) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower;

(ii) the Borrower shall have delivered such amendments, modifications and/or supplements to the Transaction Documents as are necessary or, in the reasonable opinion of the Required Lenders, desirable to ensure that the additional Obligations to be incurred pursuant to the Incremental Advance Commitment are secured by the Collateral Portfolio;

(iii) if requested by the Administrative Agent (acting at the direction of the Required Lenders), the Borrower shall deliver to the Administrative Agent (A) such evidence of appropriate corporate or other organizational authorization on the part of the Borrower and the other parties thereto with respect to such Incremental Advance Commitment and the Incremental Advances to be incurred pursuant thereto as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request, (B) an opinion or opinions, in form and substance satisfactory to the Required Lenders, from counsel to the Borrower reasonably satisfactory to the Required Lenders and dated such date, covering such matters as the Required Lenders may reasonably request and (C) other customary closing certificates and documentation reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders); and

(iv) each Incremental Advance Lender shall satisfy the requirements set forth in the definition of “Eligible Lender”.

(e) The Administrative Agent (i) shall promptly notify each Lender as to the effectiveness of each Incremental Advance Commitment Agreement, (ii) shall deliver to each Lender a copy of such Incremental Advance Commitment Agreement and (iii) shall revise Annex A to reflect the respective Incremental Advance Commitment of each Incremental Advance Lender.

(f) On the effective date of any Incremental Advance Commitment, each relevant Incremental Advance Lender shall make available to the Administrative Agent such amounts in immediately available funds as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Advances of all the Lenders to equal its Pro Rata Share of such outstanding Advances.

(g) To the extent requested by any Incremental Advance Lender, the Borrower shall prepare, execute and deliver to such Incremental Advance Lender a Promissory Note, payable to the order of such Lender, to reflect the Incremental Advances made by such Incremental Advance Lender.

SECTION 2.20 Accounts.

(a) The Collateral Administrator shall promptly identify Available Collections received as being on account of Interest Collections or Principal Collections and the Borrower (or the Collateral Manager on its behalf) shall transfer, or cause to be transferred, all Available Collections received directly by it to the Collection Account by the close of business on the second Business Day after such Available Collections are received. Upon the transfer of Available Collections to the Collection Account and applicable direction from the Collateral Administrator, the Collateral Agent shall segregate Principal Collections and Interest Collections and transfer the same to the Principal Collection Account and the Interest Collection Account, respectively. The Collateral Manager shall include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account as of each Payment Date Cut-Off in the Collateral Management Report delivered pursuant to Section 10.08(b).

(b) On and after the Cut-Off Date with respect to any Loan Asset, the Collateral Manager will cause to be deposited into the Collection Account all Available Collections received on and after such Cut-Off Date in respect of Loan Assets being transferred to and included as part of the Collateral Portfolio on such date.

(c) The Collateral Manager may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Collateral Manager has, prior to such withdrawal and consent, delivered to the Administrative Agent, each Group Agent and each Lender a report setting forth the calculation of such Excluded Amounts.

(d) Except as set forth below, amounts on deposit in the Unfunded Exposure Account may be withdrawn by the Borrower(i) to fund any draw requests of the relevant Obligors under any Variable Funding Asset, or (ii) to make a deposit into the Collection Account as Principal Collections if, after giving effect to such withdrawal, the aggregate amount on deposit in the Unfunded Exposure Account is equal to or greater than the Aggregate Unfunded Amount.

(e) Following the end of the Reinvestment Period, any draw request made by an Obligor under a Variable Funding Asset included in the Collateral Portfolio, along with wiring instructions for the applicable Obligor, shall be forwarded by the Collateral Manager to the Collateral Agent (with a copy to the Administrative Agent) along with an instruction to the Collateral Agent to withdraw the applicable amount from the Unfunded Exposure Account and a certification that the conditions to fund such draw are satisfied, and the Collateral Agent shall fund such draw request in accordance with such instructions from the Collateral Manager.

(f) Following the end of the Reinvestment Period, if the Borrower shall receive any Principal Collections from an Obligor with respect to a Variable Funding Asset included in the Collateral Portfolio and, as of the date of such receipt (and after taking into account such repayment), the aggregate amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Amount (the amount of such shortfall, in each case, the “Unfunded Exposure Shortfall”), the Collateral Manager shall direct the Collateral Agent to and the Collateral Agent shall deposit into the Unfunded Exposure Account an amount of such Principal Collections equal to the lesser of (a) the aggregate amount of such Principal Collections and (b) the Unfunded Exposure Shortfall.

(g) Prior to a Notice of Exclusive Control, the Collateral Manager shall, pursuant to written instructions (which may be in the form of standing instructions), cause the investment of, funds on deposit in the Controlled Accounts in Permitted Investments. Absent any such written instructions, such funds shall not be invested. A Permitted Investment acquired with funds deposited in the Collection Account shall mature not later than the Business Day immediately preceding the immediately succeeding Payment Date and shall not be sold or disposed of prior to its maturity. A Permitted Investment acquired with funds deposited in the Unfunded Exposure Account shall mature not later than the immediately following Business Day and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be held by the Account Bank subject to the Lien of the Collateral Agent for the benefit of the Secured Parties. All income and gain realized from any such investment, as well as any interest earned on deposits in any Controlled Account shall be distributed in accordance with the provisions of Article II. None of the Account Bank, the Collateral Agent, the Collateral Manager or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account, other than with respect to fraud or their own gross negligence or willful misconduct. The parties hereto acknowledge that the Collateral Agent, the Account Bank or any of its Affiliates may perform services and receive compensation with respect to the Permitted Investments.

(h) Until the Collection Date, neither the Borrower nor the Collateral Manager shall have any rights of direction or withdrawal, with respect to amounts held in any Controlled Account, except to the extent explicitly set forth in this Agreement or the Control Agreement.

SECTION 2.21 Reinvestment of Principal Collections.

On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent and Administrative Agent, the Collateral Manager may, to the extent of any Principal Collections on deposit in the Principal Collection Account:

(a) prior to the end of the Reinvestment Period, withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be acquired hereunder and to be included in the Collateral Portfolio; provided that the following conditions are satisfied:

(i) all conditions precedent set forth in Section 3.04 have been satisfied;

(ii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(iii) the Collateral Manager provides same day written notice to the Collateral Agent and the Account Bank by facsimile or email (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

(iv) the notice required in clause (iii) above shall be accompanied by a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Collateral Manager;

(v) such Loan Asset satisfies the definition of “Eligible Loan Asset”; and

(vi) if such funds are to be withdrawn within three Business Days prior to any Payment Date, the Principal Collections on deposit in the Principal Collection Account are sufficient to be applied in the amounts designated in the related Collateral Management Report on each Payment Date in accordance with Section 2.04; or

(b) prior to the Facility Maturity Date, withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.18(a).

Upon the satisfaction of the applicable conditions set forth in this Section 2.21 (as certified by the Borrower to the Collateral Agent and the Administrative Agent), the Collateral Manager or the Collateral Agent (after delivery of a Notice of Exclusive Control and acting at the direction of the Required Lenders) will instruct the Account Bank to release funds from the Principal Collection Account to the Collateral Manager or as directed by the Collateral Manager in an amount not to exceed the lesser of (A) the amount requested by the Collateral Manager and (B) the amount on deposit in the Principal Collection Account (including Permitted Investments) on such day.

SECTION 2.22 Illegality; Compensation for Losses.

(a) Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Advances whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (i) any obligation of the Lenders to make SOFR Advances, and any right of the Borrower to continue SOFR Advances or to convert Base Rate Advances to SOFR Advances, shall be suspended, and (ii) the interest rate on which Base Rate Advances shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, within ten (10) Business Days demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Advances to Base Rate Advances (the interest rate on which Base Rate Advances shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Advances to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Advances to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.14.

(b) Compensation for Losses. In the event of (i) the payment of any principal of any SOFR Advance other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Advance other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate on the Payment Date following receipt thereof.

SECTION 2.23 Inability to Determine Term SOFR.

In the event, prior to the commencement of any Interest Period relating to any SOFR Advance, the Administrative Agent shall determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not temporarily exist (and the conditions described in Section 2.24 do not then exist) for ascertaining Term SOFR that would otherwise be applicable to any SOFR Advance during any Interest Period or (b) Term SOFR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their SOFR Advances during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower, the Collateral Manager and the Lenders. In such event (i) any Notice of Borrowing for SOFR Advances shall be automatically withdrawn and shall, in the case of such Notice of Borrowing and to the extent agreed to by the Borrower, be deemed a request for, a Base Rate Advance, (ii) each SOFR Advance will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Advance, and (iii) the obligations of the Committed Lenders to make SOFR Advances shall be suspended, in each case, until the Administrative Agent determines in good faith that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall promptly so notify the Borrower, the Collateral Manager and each Group Agent.

SECTION 2.24 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.24(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Collateral Manager and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower and the Collateral Manager of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.24.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Advance of, conversion to or continuation of SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to Base Rate Advances. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f) Definitions.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(d).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment (the “Agreed-Upon Replacement”);

provided that, to the extent (1) Term SOFR, (2) Daily Simple SOFR or (3) the Agreed-Upon Replacement become available again after being replaced in accordance with this definition (as determined by the Administrative Agent), such benchmark shall then become the “Benchmark Replacement” (in order of the foregoing priority pursuant to clauses (1) through (3) of this proviso); provided further that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.24.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ARTICLE III.

CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to Effectiveness.

(a) This Agreement shall be effective upon the first day on which all of the following conditions precedent are satisfied:

(i) all reasonable and documented out-of-pocket up-front expenses and fees (including outside legal fees of the Administrative Agent, the Group Agents, the Lenders, the Collateral Custodian and the Collateral Agent) that are invoiced at or prior to the Closing Date shall have been paid in full;

(ii) any and all information submitted to each Lender, each Group Agent and the Administrative Agent by the Borrower, the Transferor, the Parent or the Collateral Manager is true and correct in all material respects and not misleading in any material respect;

(iii) the Administrative Agent, the Group Agents, the Collateral Custodian, the Collateral Agent and the Lenders shall have received all documentation and other information reasonably requested by them in their sole discretion and/or required by regulatory authorities with respect to the Borrower, the Transferor, the Parent and the Collateral Manager under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to the Administrative Agent, the Group Agent, the Collateral Agent, the Collateral Custodian and each Lender;

(iv) the Administrative Agent, the Group Agents and the Lenders shall have received on or before the date of such effectiveness the items listed in Schedule I, each in form and substance satisfactory to the Lenders;

(v) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects (unless such representations are already qualified by materiality) on and as of such date as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(vi) [reserved];

(vii) the results of the Lenders’ financial, legal, tax and accounting due diligence relating to the Borrower, the Transferor, the Parent, the Collateral Manager, the Eligible Loan Assets and the transactions contemplated hereunder are satisfactory to the Required Lenders;

(viii) each applicable Group Agent that has requested a Promissory Note shall have received a duly executed Promissory Note, in a principal amount equal to the Commitment of the related Committed Lender;

(ix) the Administrative Agent shall have received evidence reasonably satisfactory to them that all of the Controlled Accounts shall have been established; and

(x) the Borrower shall have provided the Administrative Agent, each Group Agent and each Lender a Certification of Beneficial Ownership with respect to itself.

(b) By its execution and delivery of this Agreement, the Borrower and the Collateral Manager hereby certify that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 (other than clause (a)(vii)) have been satisfied; provided that with respect to such conditions precedent that expressly require the satisfaction, consent or approval of the Administrative Agent, any Lender or another party (other than the Borrower, the Transferor or the Collateral Manager), such certification is to the effect that the Borrower, the Collateral Manager have not received written notice that any such Person is not so satisfied or has not granted such consent or approval.

SECTION 3.02 Conditions Precedent to All Advances. Each Advance (including the Initial Advance, except as explicitly set forth below) to the Borrower from the Lenders shall be subject to the further conditions precedent that:

(a) On the Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:

(i) the Collateral Manager (on behalf of the Borrower) shall have delivered to the Administrative Agent, each Group Agent and each Lender (with a copy to the Collateral Agent, the Collateral Custodian and the Account Bank), no later than 2:00 p.m. on the date that is one Business Day prior to the related Advance Date: (A) a Notice of Borrowing, (B) a Borrowing Base Certificate, (C) an updated Loan Asset Schedule (if applicable) and (D) if applicable, a Loan Assignment (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Administrative Agent (if applicable);

(ii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects (unless such representations are already qualified by materiality) on and as of such date as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(iii) on and as of such Advance Date, after giving effect to such Advance and the addition to the Collateral Portfolio of any Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, the Advances Outstanding does not exceed the Borrowing Base;

(iv) no Event of Default, Collateral Manager Termination Event, Unmatured Event of Default or Deleveraging Event has occurred and is continuing, or would result from such Advance (unless cured after giving effect to the use of such Advance);

(v) if any Loan Asset is being Pledged, all terms and conditions of the Purchase and Sale Agreement, if applicable, each assignment or novation contemplated by each relevant Loan Agreement and each Loan Assignment required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Advance Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed; and

(vi) the Collateral Quality Test shall be satisfied after giving effect to such Advance (or if the Level 1 Portfolio Test is not satisfied on such date, the degree of compliance with the Level 1 Portfolio Test is maintained or improved after giving effect to such Advance).

(b) The Borrowing Base Certificate delivered in connection with such Advance demonstrates that no Borrowing Base Deficiency would exist as a result of such Advance.

(c) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or the proposed Pledge of Eligible Loan Assets in accordance with the provisions hereof.

(d) The proposed Advance Date shall take place during the Reinvestment Period.

(e) On or prior to the proposed Advance Date, the Administrative Agent has received the Collateral Management Report required to be produced pursuant to Section 10.08(b) for the Reporting Date preceding the proposed Advance Date.

SECTION 3.03 Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such an Advance unless such waiver is in writing and executed by the Required Lenders.

SECTION 3.04 Conditions to Pledges of Loan Assets. Each Pledge of an additional Eligible Loan Asset acquired by the Borrower pursuant to Section 2.06 or Section 2.07 or any other Pledge of a Loan Asset hereunder (other than the Pledge of an additional Eligible Loan Asset pursuant to an assignment and contribution of an Eligible Loan Asset by the Transferor in accordance with Section 2.07(d) in which case only 3.04(c) and (d) shall apply) shall be subject to the further conditions precedent that (as certified to the Collateral Agent and Lenders by the Borrower):

(a) the Collateral Manager (on behalf of the Borrower) shall have delivered by email to the Administrative Agent and each Lender (with a copy to the Collateral Agent, the Collateral Custodian and the Account Bank) no later than 2:00 p.m. on the date that is one Business Day prior to the related Cut-Off Date: (A) a Borrowing Base Certificate; (B) an updated Loan Asset Schedule; and (C) a Loan Assignment (with respect to purchases of Loan Assets from the Transferor) and containing such additional information as may be reasonably requested by the Administrative Agent provided that if there is no change to any such information than the date of delivery thereof pursuant to Section 3.02(a), then delivery thereunder shall be deemed to constitute delivery hereunder;

(b) the Collateral Manager (on behalf of the Borrower) shall have delivered to the Collateral Custodian (with a copy to the Lenders), no later than 5:00 p.m. one Business Day prior to the related Cut-Off Date, a faxed or e-mailed copy of (A) the duly executed original promissory note or “lost note” affidavit for each such Loan Asset, except in the case of a Noteless Loan Asset or Participation Interest, and (B) each of the other applicable Required Loan Documents specified in clause (a) of the definition thereof; provided that, if any Loan Assets are closed in escrow, the Collateral Manager (on behalf of the Borrower) may deliver a certificate from the closing attorneys of such Loan Asset certifying the possession of such Required Loan Documents; provided further that, notwithstanding the foregoing, the Borrower shall cause all of the Required Loan Documents to be in the possession of the Collateral Custodian no later than five Business Days after the later of (x) any related Advance Date as to any Loan Assets and (y) the date such Loan Assets have settled;

(c) all terms and conditions of the Purchase and Sale Agreement, if applicable, each assignment or novation contemplated by each relevant Loan Agreement and each Loan Assignment required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Cut-Off Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed; and

(d) no Event of Default would result from such Pledge, and no Borrowing Base Deficiency would result from such Pledge (or if a Borrowing Base Deficiency exists before such Pledge, such Borrowing Base Deficiency would be maintained or reduced immediately after such Pledge).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of each Measurement Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Formation, Good Standing and Due Qualification. The Borrower is a limited liability company formed and validly existing under the laws of Delaware and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral Portfolio requires such qualification; except in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization; Execution and Delivery. The Borrower has the necessary power, authority and legal right to make, deliver and perform this Agreement and each other Transaction Document to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party, and to grant to the Collateral Agent, for the benefit of the Secured Parties, a first-priority perfected security interest in the Collateral Portfolio on the terms and conditions of this Agreement, subject only to Permitted Liens. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(c) Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any other Transaction Document to which the Borrower is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Collateral Portfolio or the transfer of an ownership interest or security interest in such Collateral Portfolio, other than (i) such as have been met or obtained and are in full force and effect or (ii) those consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

(e) No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Collateral Portfolio will not (i) create any Lien on the Collateral Portfolio other than Permitted Liens or (ii) violate any Applicable Law to the extent such violation would reasonably be expected to have a Material Adverse Effect or (iii) violate the Constituent Documents of the Borrower or (iv) violate any contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

(f) No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower are a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) [Reserved].

(h) Bulk Sales. The grant of the security interest in the Collateral Portfolio by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(i) Pledge of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral Portfolio has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Pledge of such Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(j) Indebtedness. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness incurred under the terms of the Transaction Documents.

(k) Sole Purpose. The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement, and have not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents.

(l) No Injunctions. No injunction, writ, restraining order or other order of any nature materially and adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

(m) Taxes. The Borrower has filed or caused to be filed on a timely basis all tax returns and reports required to be filed by it (subject to any extensions to file properly obtained by the same), and has timely paid all taxes, assessments, fees, and other governmental charges levied or imposed upon it or their properties, income, or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. Other than in accordance with the Transaction Documents or pursuant to a contract entered into by the Borrower in the ordinary course of business the primary purpose of which does not relate to Taxes, the Borrower is not liable for Taxes payable by any other Person. No Tax lien or similar adverse claim has been filed, and no claim is being asserted, against the Borrower. Any Taxes due and payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due. The Borrower are not subject to income or similar Taxes in any jurisdiction.

(n) Location. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The chief executive office of the Borrower (and the location of the Borrower’s records regarding the Collateral Portfolio (other than those delivered to the Collateral Custodian)) is located at the address set forth in Section 11.02 (or at such other address as shall be designated by such party in a written notice to the other parties hereto).

(o) Tradenames. Except as permitted hereunder, the Borrower’s legal name is as set forth in this Agreement. Except as permitted hereunder, the Borrower has not changed its name since its formation; does not have tradenames, fictitious names, assumed names or “doing business as” names; the only jurisdiction of formation for the Borrower is Delaware, and, except as permitted hereunder, the Borrower has not changed its jurisdiction of formation.

(p) Solvency. The Borrower is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The Borrower is Solvent, and the transactions contemplated by this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent.

(q) Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Transferor or other applicable transferor in exchange for the purchase of the Loan Assets (or any number of them) from such transferor pursuant to the Purchase and Sale Agreement or other assignment or novation. No such transfer has been made for or on account of an antecedent debt owed by the Borrower.

(r) Reports Accurate. All Collateral Manager’s certificates, Notices of Borrowing, Borrowing Base Certificates (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower) and other written or electronic information, exhibits, financial statements, documents, books, records or reports (other than projections, forward-looking information, general economic data, industry information or information relating to third parties and with respect to any information or documentation prepared by the Collateral Manager or one of its Affiliates for internal use or consideration, statements as to (or the failure to make a statement as to) the value of, collectability of, prospects of or potential risks or benefits associated with a Loan Asset or Obligor) furnished by the Borrower (or the Collateral Manager on its behalf) to the Administrative Agent, the Collateral Agent, the Group Agents, the Lenders, the Account Bank, the Collateral Administrator or the Collateral Custodian in connection with this Agreement (after taking into account all updates, modifications and supplements to such information) are, as of their date, accurate, true and correct in all material respects when taken as a whole and in the context that such information was provided and no such document or certificate omits to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect, in each case as of the date so furnished (or, in the case of certificates, notices, reports, financial statements or similar information or records, the stated date thereof); provided that, solely with respect to written or electronic information furnished by the Borrower (or the Collateral Manager on their behalf) which was provided to the Borrower (or the Collateral Manager on their behalf) from a third party, such information need only be accurate, true and correct in all material respects to the knowledge of the Borrower.

(s) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(t) No Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral Portfolio contemplated by Section 2.13.

(u) Event of Default/Unmatured Event of Default. To the actual knowledge of the Borrower, no event has occurred which has not been waived or cured which constitutes an Event of Default, and no event has occurred and is continuing which constitutes an Unmatured Event of Default (other than any Event of Default or Unmatured Event of Default which has previously been disclosed in writing, conspicuously labeled as a “notice of event of default” or “notice of unmatured event of default,” to the Administrative Agent as such).

(v) Collateral Management Standard. Each of the Loan Assets is being managed in all material respects in conformance with the Collateral Management Standard.

(w) ERISA; Plan Assets. Neither the Borrower nor any ERISA Affiliate of the Borrower sponsor, maintains or contributes or has an obligation to contribute to or now, or in the past six years, had any liability to any Multiemployer Plan or any “employee pension benefit plan”, as such term is defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA (each, a “Pension Plan”) that would reasonably be expected to result in a Material Adverse Effect or otherwise result in a material limitation on the Borrower to perform its obligations hereunder. Further, (i) the Borrower is not a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA and (ii) the Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, or any other entity the assets of which are subject to state statutes or regulations applicable to the Borrower that impose prohibitions materially similar to the prohibited transaction provisions contained in Section 406 of ERISA or Section 4975 of the Code (such materially similar provisions being referred to as “Similar Law”) where the entering into and performance of this Agreement would result in a violation of such Similar Law (such governmental plans and other entities subject to Similar Law being referred to as “Similar Law Plans” and together with any benefit plan investors and Similar Law Plans being referred to collectively, as a “Benefit Plan Entity”).

(x) Allocation of Charges. There is not any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

(y) Broker-Dealer. The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(z) Instructions to Obligors and Selling Institutions. The respective Collection Account is the only account to which Obligors or Selling Institutions have been instructed by the Borrower, or the Collateral Manager on its behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio. The Borrower have not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, an interest in the Collection Account.

(aa) Purchase and Sale Agreement. The Purchase and Sale Agreement, the Loan Assignment contemplated therein and any Required Loan Document specified in clause (a) of the definition thereof are the only agreements pursuant to which the Borrower acquires that portion of the Collateral Portfolio acquired from the Transferor.

(bb) Investment Company Act. The Borrower is not required, or will not be required as a result of the making of the Advances and the use of proceeds therefrom, to register as an “investment company” under the 1940 Act. To the knowledge of the Borrower, neither the Administrative Agent or any Lender has an “ownership interest” in the Borrower for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(cc) Compliance with Law. The Borrower has complied in all material respects with all Applicable Law to which it is subject.

(dd) Collections. The Borrower acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio Pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account within three Business Days after receipt as required herein.

(ee) Set-Off, etc. Since the applicable Cut-Off Date with respect thereto, no Loan Asset has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, the Transferor, the Collateral Manager or any Affiliate thereof or the Obligor thereof, and no Loan Asset in the Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower, the Transferor, the Collateral Manager or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral Portfolio otherwise permitted pursuant to Section 5.02(s) and in accordance with the Collateral Management Standard or reductions or terminations by the Obligor permitted in accordance with the related Loan Agreement.

(ff) Full Payment. As of the applicable Cut-Off Date with respect thereto, the Borrower has no knowledge of any fact which should lead it to expect that any Loan Asset will not be paid in full.

(gg) Sanctions/Anti-Money Laundering.

(i) Neither the Borrower nor any of its respective directors, officers, or employees or to the knowledge of the Borrower any Controlled Peron or any person acting on behalf of the Borrower or Controlled Entity that will act in any capacity in connection with or benefit from this Agreement and the other Transaction Documents is a Sanctioned Person and no such Person has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to Sanctions.

(ii) No part of the proceeds from the Advances made hereunder constitutes or will constitute funds obtained on behalf of any Sanctioned Person or will otherwise be used by the Borrower or to the knowledge of the Borrower, any Controlled Entity, directly or, to the knowledge of the Borrower, indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Sanctioned Person, or (ii) otherwise in violation of Sanctions.

(iii) Neither the Borrower nor any of its respective directors, officers, or employees or to the knowledge of the Borrower any Controlled Entity or any person acting on behalf of the Borrower or Controlled Entity that will act in any capacity in connection with or benefit from this Agreement and the other Transaction Documents (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any Sanctions violations, (ii) to the Borrower’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrower represents that the Collateral Manager has established, or caused to be established, procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current Anti-Money Laundering Laws and Sanctions.

(iv)

a. Neither the Borrower nor to the knowledge of the Borrower any Controlled Entity (1) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (collectively, “Anti-Corruption Laws”), (2) to the Borrower’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (3) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (4) has been or is the target of sanctions imposed by the United Nations or the European Union;

b. To the Borrower’s actual knowledge after making due inquiry, neither the Borrower nor any Controlled Entity has, within the last five (5) years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Authority or a commercial counterparty for the purposes of: (1) influencing any act, decision or failure to act by such Governmental Authority in his or her official capacity or such commercial counterparty, (2) inducing a Governmental Authority to do or omit to do any act in violation of the Governmental Authority’s lawful duty, or (3) inducing a Governmental Authority or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

c. No part of the proceeds from the Advances made hereunder will be used, directly or, to the knowledge of the Borrower, indirectly, for any improper payments, including bribes, to any Governmental Authority or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Borrower represents that the Collateral Manager has established, or caused to be established, procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current Anti-Corruption Laws.

(hh) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral Portfolio in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral Portfolio is comprised of “instruments”, “security entitlements”, “general intangibles” (including “payment intangibles”), “tangible chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC), real property and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(hh);

(iii) with respect to Collateral Portfolio that constitutes “security entitlements”:

a. all of such security entitlements have been credited to one of the Controlled Accounts and the securities intermediary for each Controlled Account has agreed to treat all assets credited to such Controlled Account other than cash as “financial assets” within the meaning of the applicable UCC; provided that the Account Bank shall not be required to treat as a “financial asset” any asset in the nature of a “general intangible” (as defined in the applicable UCC) or to “maintain” a sufficient quantity thereof;

b. the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Borrower, subject to the Lien of the Collateral Agent, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Controlled Accounts; and

c. the Controlled Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Collateral Agent, for the benefit of the Secured Parties. The securities intermediary of any Controlled Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Collateral Manager and the Collateral Agent (acting at the direction of the Required Lenders) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control by the Collateral Agent (acting at the direction of the Required Lenders), the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments;

(iv) all Controlled Accounts constitute “securities accounts” or “deposit accounts” as defined in the applicable UCC;

(v) with respect to any Controlled Account which constitutes a “deposit account” as defined in the applicable UCC, the Borrower, the Account Bank and the Collateral Agent, on behalf of the Secured Parties, have entered into an account control agreement which provides the Collateral Agent with control of such deposit account and the amounts on deposit therein within the meaning of the applicable UCC;

(vi) the Borrower owns and has good and marketable title to (or with respect to assets securing any Loan Assets, a valid security interest in) the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person;

(vii) the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties;

(viii) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement in the Collateral Portfolio and that portion of the Loan Assets in which a security interest may be perfected by filing; provided that filings in respect of real property shall not be required;

(ix) other than as expressly permitted by the terms of this Agreement and the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower have not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Portfolio. The Borrower has not authorized the filing of or is aware of any effective financing statements against the Borrower that include a description of collateral covering the Collateral Portfolio other than any financing statement (A) with respect to the Borrower, relating to the security interests granted to the Borrower under the Purchase and Sale Agreement, or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the date hereof or names the Collateral Agent as secured party. The Borrower is not aware of the filing of any judgment or Tax lien (other than Permitted Liens in respect of Taxes) filings against the Borrower;

(x) all original executed copies of each underlying promissory note, if any, that constitute or evidence each Loan Asset have been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(xi) other than in the case of Noteless Loan Assets or Participation Interests, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the agent of the Collateral Agent, is holding the underlying promissory notes that constitute or evidence the Loan Assets solely on behalf of and for the Collateral Agent, for the benefit of the Secured Parties;

(xii) none of the underlying promissory notes that constitute or evidence the Loan Assets has any marks or notations indicating that the related Loan Assets have been pledged, assigned or otherwise conveyed by the Borrower to any Person other than the Collateral Agent, on behalf of the Secured Parties;

(xiii) with respect to any Collateral Portfolio that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Agent, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security;

(xiv) with respect to any Collateral Portfolio that constitutes an “uncertificated security”, that the Borrower shall cause the issuer of such uncertificated security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security;

(xv) with respect to any Collateral Portfolio that constitutes an instrument (other than a promissory note as set forth in clause (x) above) or tangible chattel paper, that the Borrower shall cause the Collateral Agent to take possession of such instrument indorsed to the Collateral Agent or in blank, or such tangible chattel paper, separate and apart from all other property held by the Collateral Agent; and

(xvi) with respect to any Collateral Portfolio that constitutes cash, such cash shall be credited as provided in the Account Control Agreement to the related deposit account of the appropriate Controlled Account.

(ii) Certificate of Beneficial Ownership. The Certification of Beneficial Ownership executed and delivered to the Administrative Agent and the Lenders for the Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct in all material respects as of the date hereof and as of the date any such update is delivered.

SECTION 4.02 Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio. The Borrower hereby represents and warrants, as of each Measurement Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, which upon the delivery of the Loan Asset Files to the Collateral Custodian, the crediting of Loan Assets to the Controlled Accounts and the filing of the financing statements, shall be a valid and first-priority perfected security interest in the Loan Assets forming a part of the Collateral Portfolio and in that portion of the Loan Assets in which a security interest may be perfected by filing subject only to Permitted Liens.

(b) Eligibility of Collateral Portfolio. As of each Measurement Date, (i) the Loan Asset Schedule and the information contained in each Notice of Borrowing, as applicable, is an accurate and complete listing of all the Loan Assets contained in the Collateral Portfolio as of the related Cut-Off Date and the information contained therein with respect to the identity of such item of Collateral Portfolio and the amounts owing thereunder is true and correct as of the related Cut-Off Date and (ii) each Loan Asset designated on any Borrowing Base Certificate as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of the Borrowing Base is an Eligible Loan Asset.

(c) No Fraud. To the actual knowledge of the Borrower, each Loan Asset was originated or acquired without any fraud or material misrepresentation by the Transferor or the relevant seller or on the part of the Obligor.

SECTION 4.03 Representations and Warranties of the Collateral Manager. The Collateral Manager hereby represents and warrants, as of each Measurement Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Formation and Good Standing. The Collateral Manager is a corporation formed and validly existing under the laws of Maryland (except as such jurisdiction is changed as permitted hereunder), with all requisite power and authority necessary to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Collateral Manager is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Collateral Manager (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Collateral Manager is a party have been duly executed and delivered by the Collateral Manager.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Collateral Manager is a party constitutes a legal, valid and binding obligation of the Collateral Manager enforceable against the Collateral Manager in accordance with its respective terms, except as such enforceability may be limited by Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Collateral Manager’s Constituent Documents, or (ii) violate any Applicable Law, in each case except to the extent such conflict or violation would not reasonably be excepted to have a Material Adverse Effect.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Collateral Manager, threatened against the Collateral Manager, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Collateral Manager is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Collateral Manager is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Collateral Manager of this Agreement and any other Transaction Document to which the Collateral Manager is a party have been obtained, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(h) Reports Accurate. No Borrowing Base Certificate, information, exhibit, financial statement, document, book, record or report furnished by the Collateral Manager to the Administrative Agent, the Collateral Agent, the Group Agents, the Lenders, the Account Bank, the Collateral Administrator or the Collateral Custodian in connection with this Agreement (after taking into account all updates, modifications and supplements to such information) is (or, to the extent any such information was furnished by a third party, to the Collateral Manager’s knowledge is) inaccurate in any material respect as of the date it is dated, and no such document contains (or, to the extent any such information was furnished by a third party, to the Collateral Manager’s knowledge contains) any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect, in each case as of the date so furnished (or, in the case of certificates, notices, reports, financial statements or similar information or records, the stated date thereof); provided that, the foregoing shall not apply to projections, forward-looking information, general economic data, industry information or information relating to third parties and with respect to any information or documentation prepared by the Collateral Manager or one of its Affiliates for internal use or consideration, statements as to (or the failure to make a statement as to) the value of, collectability of, prospects of or potential risks or benefits associated with a Loan Asset or Obligor; provided further that, solely with respect to written or electronic information furnished by the Collateral Manager which was provided to the Collateral Manager from a third party, such information need only be accurate, true and correct in all material respects to the actual knowledge of the Collateral Manager.

(i) Collateral Management Standard. The Collateral Manager has complied in all material respects with the Collateral Management Standard with regard to its management of the Loan Assets.

(j) Collections. All Available Collections received by it or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(k) ERISA; Plan Assets. Neither the Collateral Manager nor any ERISA Affiliate of the Collateral Manager sponsor, maintains or contributes or has an obligation to contribute to or now, or in the past six years, had any liability to any Multiemployer Plan or any “employee pension benefit plan”, as such term is defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA (each, a “Pension Plan”) that would reasonably be expected to result in a Material Adverse Effect or otherwise result in a material limitation on the Collateral Manager to perform its obligations hereunder. Further, the Collateral Manager is not a Benefit Plan Entity.

(l) Sanctions/Anti-Money Laundering.

(i) None of the Collateral Manager or of their respective directors, officers, or employees or to the knowledge of the Collateral Manager any Controlled Entity or any person acting on behalf of the Collateral Manager or Controlled Entity that will act in any capacity in connection with or benefit from this Agreement and the other Transaction Documents is a Sanctioned Person and no such Person has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to Sanctions.

(ii) No part of the proceeds from the Advances made hereunder constitutes or will constitute funds obtained on behalf of any Sanctioned Person or will otherwise be used by the Collateral Manager or to the knowledge of the Collateral Manager, any Controlled Entity, directly or, to the knowledge of the Collateral Manager, indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Sanctioned Person, or (ii) otherwise in violation of Sanctions.

(iii) Neither the Collateral Manager nor to the knowledge of the Collateral Manager, any Controlled Entity (i) has been found in violation of, charged with, or convicted of, Anti-Money Laundering Laws or any Sanctions violations, (ii) to the Borrower’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Collateral Manager has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Collateral Manager and each Controlled Entity is and will continue to be in compliance with all applicable current Anti-Money Laundering Laws and Sanctions.

(iv)

a. Neither the Collateral Manager nor to the knowledge of the Collateral Manager any Controlled Entity (1) has been charged with, or convicted of Anti-Corruption Laws, (2) to the Collateral Manager’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (3) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (4) has been or is the target of sanctions imposed by the United Nations or the European Union; and

b. To the Collateral Manager’s actual knowledge after making due inquiry, neither the Collateral Manager nor any Controlled Entity has, within the last five (5) years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Authority or a commercial counterparty for the purposes of: (1) influencing any act, decision or failure to act by such Governmental Authority in his or her official capacity or such commercial counterparty, (2) inducing a Governmental Authority to do or omit to do any act in violation of the Governmental Authority’s lawful duty, or (3) inducing a Governmental Authority or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder.

(m) No Injunctions. No injunction, writ, restraining order or other order of any nature materially and adversely affects the Collateral Manager’s performance of its obligations under this Agreement or any Transaction Document to which the Collateral Manager is a party.

(n) Instructions to Obligors. The Collection Account is the only account to which Obligors or Selling Institutions, as applicable, have been instructed by the Collateral Manager on behalf of the Borrower to send Principal Collections and Interest Collections on the Collateral Portfolio.

(o) Allocation of Charges. There is not any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

(p) Collateral Manager Termination Event. No event has occurred and is continuing which constitutes a Collateral Manager Termination Event (other than any Collateral Manager Termination Event which has previously been disclosed to the Lenders as such).

(q) Broker-Dealer. The Collateral Manager is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(r) Compliance with Applicable Law. The Collateral Manager has complied in all material respects with all Applicable Law to which it may be subject, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.04 Representations and Warranties of each Lender.

Each Lender hereby individually represents and warrants, as to itself, that it is a “qualified purchaser” under the 1940 Act.

ARTICLE V.

GENERAL COVENANTS

SECTION 5.01 Affirmative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a) Organizational Procedures and Scope of Business. The Borrower will observe in all material respects all organizational procedures required by its Constituent Documents and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of their respective business to: (i) the acquisition of Eligible Loan Assets and the ownership and management of the Portfolio Assets and the related assets in the Collateral Portfolio; (ii) the sale, transfer or other disposition of Portfolio Assets as and when permitted under the Transaction Documents; (iii) entering into, performing, complying with its obligations and exercising its rights under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Loan Agreements or any other portion of the Collateral Portfolio to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loan Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document and (vi) engaging in any activity and to exercise any powers that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b) Special Purpose Entity Requirements. The Borrower will at all times: (i) have at least one Independent Director; provided that upon the incapacitation or resignation of an Independent Director, the Borrower shall have 30 days after a Responsible Officer obtains actual knowledge thereof to replace such Independent Director; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from the Transferor and any other Person (although, in connection with certain financial reporting, regulatory filings, advertising and marketing, it may be identified as a subsidiary of the Parent); (iv) file its own tax returns, if any, as may be required under Applicable Law, to the extent it is (A) not part of a consolidated group filing a consolidated return or returns or (B) not treated as a disregarded entity or division for tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (v) except as contemplated by the Transaction Documents, not commingle its assets with assets of any other Person; (vi) conduct its business in its own name and comply with all organizational formalities to maintain its separate existence; (vii) maintain separate financial statements, except to the extent that the Borrower’s financial and operating results are consolidated with those of the Parent in consolidated financial statements; (viii) pay its own liabilities only out of its own funds; (ix) except as permitted by, or pursuant to, the Transaction Documents, all transactions between the Borrower and its Affiliates shall be on arm’s-length terms; (x) pay the salaries of its own employees, if any; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead for shared office space; (xiii) to the extent used in its business, use separate stationery, invoices and checks; (xiv) except as expressly permitted by the Transaction Documents, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) not acquire the obligations or any securities of its Affiliates (except for equity interests in Obligors in connection with the exercise of any remedies with respect to a Loan Asset or any exchange offer, work-out or restructuring of a Loan Asset); and (xviii) cause the directors, managers, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower.

(c) Preservation of Company Existence. The Borrower will preserve and maintain its existence as a Delaware limited liability company in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a limited liability company in any other jurisdiction in which it does business and in which it is required to so qualify under Applicable Law, unless the failure to obtain and maintain such qualifications would not reasonably be expected to have a Material Adverse Effect.

(d) Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain in all material respects the accuracy of the factual assumptions set forth in the legal opinions of Dechert LLP, as special counsel to the Borrower, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and true sale of the Loan Assets.

(e) Deposit of Collections. The Borrower shall promptly (but in no event later than three Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Collateral Manager or any of their Affiliates.

(f) Obligor Defaults and Bankruptcy Events. The Borrower shall give, or shall cause the Collateral Manager to give, prompt notice to the Collateral Administrator and the Lenders of the Borrower’s actual knowledge of any event that results in the classification of a Loan Asset as a Defaulted Loan Asset.

(g) Required Loan Documents. Except as otherwise provided herein, the Borrower shall deliver to the Collateral Custodian a copy of the Required Loan Documents pertaining to each Loan Asset no later than five Business Days after the later of (x) any related Advance Date as to any Loan Assets and (y) the date such Loan Assets have settled.

(h) Taxes. The Borrower will file or cause to be filed its tax returns required to be filed by it and pay any and all Taxes imposed on it or its property that is required to be paid by it as required by the Transaction Documents and applicable law, except (a) where the same are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP are being maintained by the Borrower or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower shall conduct its affairs so as not to become subject to income or similar Taxes in any jurisdiction.

(i) Notice of Certain Events. The Borrower shall notify the Administrative Agent, each Group Agent and each Lender in writing of the occurrence of any Unmatured Event of Default, Event of Default, Collateral Manager Termination Event or Deleveraging Event under this Agreement promptly upon a Responsible Officer of the Borrower obtaining actual knowledge of such event. In addition, no later than five Business Days following a Responsible Officer of the Borrower obtaining knowledge or notice of the occurrence of any Event of Default, Unmatured Event of Default, Collateral Manager Termination Event or Deleveraging Event, the Borrower will provide to the Administrative Agent, each Group Agent and each Lender a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(j) Notice of Material Developments with respect to Loan Agreements. The Borrower promptly notify the Administrative Agent in writing, upon a Responsible Officer of the Borrower becoming aware thereof, if any material amendment or waiver of, or material modification or supplement to, a Loan Agreement governing an Eligible Loan Asset is executed or effected on or after the related Cut-Off Date which constitutes a Specified Change.

(k) Notice of Breaches of Representations and Warranties under this Agreement. The Borrower shall promptly notify the Administrative Agent, each Group Agent and each Lender in writing, upon a Responsible Officer of the Borrower becoming aware thereof, if any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent, the Group Agents and the Lenders a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent, each Group Agent and each Lender in the manner set forth in the preceding sentence before any Advance Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue in any material respect at the date when such representations and warranties were made or deemed to have been made.

(l) Notice of Breaches of Representations and Warranties under the Purchase and Sale Agreement. The Borrower confirms and agrees that it will promptly, after a Responsible Officer of the Borrower receives notice or obtains actual knowledge thereof, send to the Administrative Agent, each Lender and the Collateral Agent a written notice of (i) any breach of any representation, warranty, agreement or covenant under the Purchase and Sale Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach.

(m) Notice of Proceedings. The Borrower shall notify the Administrative Agent, each Group Agent and each Lender in writing, as soon as possible and in any event within five (5) Business Days, after a Responsible Officer of the Borrower receives notice or obtains actual knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a material adverse effect on the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower or the Collateral Manager. For purposes of this Section 5.01(m), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower that could reasonably be expected to result in liability to such Person or reduce the value of the Collateral Portfolio, in each case, in excess of $1,000,000 (after any expected insurance proceeds) shall be deemed to be reasonably expected to have such a material adverse effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Manager that could reasonably be expected to result in liability of such Person in excess of $10,000,000 (after any expected insurance proceeds) shall be deemed to be reasonably expected to have such a Material Adverse Effect.

(n) Notice of ERISA Events. The Borrower shall promptly notify the Administrative Agent, each Group Agent and each Lender in writing if any of the following occurs: (i) any ERISA Event and (ii) if the Borrower or the Collateral Agent becomes a Benefit Plan Entity.

(o) Notice of Accounting Changes. Concurrently with the delivery of the financial statements pursuant to Section 5.01(dd), the Borrower will provide to the Administrative Agent, each Group Agent and each Lender written notice of any material change in the accounting policies of the Borrower (if any) since the date of the prior financial statements delivered pursuant to Section 5.01(dd).

(p) Additional Documents. The Borrower shall provide the Administrative Agent, each Group Agent and each Lender with copies of such documents (including reasonably detailed calculations of each Collateral Quality Test) as the Administrative Agent, any Group Agent or any Lender may reasonably request evidencing the truthfulness of the representations set forth in this Agreement.

(q) Protection of Security Interest. With respect to the Collateral Portfolio acquired by the Borrower, the Borrower will (i) with respect to any transfers from the Transferor, acquire such Collateral Portfolio pursuant to and in accordance with the terms of the Purchase and Sale Agreement, (ii) (at the expense of the Collateral Manager, on behalf of the Borrower) take all action necessary or appropriate to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral Portfolio free and clear of any Lien other than the Lien created hereunder and any other Permitted Liens, including, without limitation, taking all action necessary to cause a valid, subsisting and enforceable first-priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral Portfolio being Pledged hereunder including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral Portfolio (which may include an “all asset” filing), and naming the Borrower as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iii) permit the Administrative

Agent or any Lender or their respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable advance notice (which notice shall not be less than five (5) Business Days) examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters; provided that prior to the occurrence and continuance of an Event of Default, such visits (and any visits pursuant to Section 5.03(d)(ii), in the aggregate) will be limited to a maximum of one (1) per calendar year at the expense of the Borrower; and (iv) take all additional action that the Administrative Agent, any Lender or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral Portfolio, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.

(r) Liens. The Borrower will promptly notify the Administrative Agent, the Group Agents and the Lenders in writing of the existence of any Lien on the Collateral Portfolio (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Collateral Portfolio against all claims of third parties.

(s) Other Documents. At any time from time to time upon prior written reasonable request of the Administrative Agent or any Lender, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent or any Lender may reasonably request in order to maintain and protect first priority security interest (subject only to Permitted Liens) granted hereunder and the rights and powers herein granted in favor of the Secured Parties in the Collateral Portfolio (including, among other things, authorizing the filing of such UCC financing statements) as the Required Lenders may request.

(t) Compliance with Law. The Borrower shall at all times comply in all material respects with all Applicable Law applicable to the Borrower or any of its assets (including, without limitation, all federal securities laws) and the Borrower shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business, in each case, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(u) Proper Records. The Borrower shall at all times keep proper books of records and accounts in which entries which are full, true and correct in all material respects shall be made of its transactions in accordance with GAAP.

(v) Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(w) Performance of Covenants. The Borrower shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. The Borrower shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral Portfolio that, in each case, in any manner would create any lien or charge upon the Collateral Portfolio.

(x) Tax Treatment. The Borrower, the Transferor and the Lenders shall treat the Advances advanced hereunder as indebtedness of the Borrower (or, so long as the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, as indebtedness of the entity of which it is considered to be a part) for U.S. federal, state and local income and franchise tax purposes and shall file any and all U.S. tax forms in a manner consistent therewith. Each party hereto agrees to take no action inconsistent with the treatment of the Advances as indebtedness for U.S. federal, state and local income and franchise tax purposes, except as otherwise required by Applicable Law.

(y) Maintenance of Records. The Borrower will maintain records with respect to the Collateral Portfolio and the conduct and operation of its business and will furnish the Administrative Agent, each Group Agent and each Lender, upon the reasonable request by the Administrative Agent, each Group Agent and each Lender, information with respect to the Collateral Portfolio and the conduct and operation of its business, so long as such information is within the possession of the Borrower or may be obtained with neither undue burden nor expense.

(z) Obligor Notification Forms. The Borrower shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney substantially in the form of Exhibit J to send, after the occurrence or declaration of the Facility Maturity Date (at the direction of the Required Lenders) on the Collateral Agent’s behalf pursuant to Section 7.02(h), Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral Portfolio and the obligation to make payments as directed by the Administrative Agent (acting at the direction of the Required Lenders) on the Collateral Agent’s behalf.

(aa) Officer’s Certificate. On each anniversary of the date of this Agreement, the Borrower shall deliver to the Administrative Agent, the Group Agents and the Lenders an Officer’s Certificate, in form and substance reasonably acceptable to the Lenders and the Administrative Agent (acting at the direction of the Required Lenders), providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral Portfolio perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and (ii) a certification, based upon a review and summary of tax and judgment lien searches, that there is no other interest in the Collateral Portfolio based on any tax or judgment lien.

(bb) Continuation Statements. The Borrower shall, not earlier than six months and not later than the date prior to the fifth anniversary of the date of filing of the financing statements referred to in Schedule I or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i) authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Collateral Agent and the Administrative Agent, the Group Agents and the Lenders an Opinion of Counsel, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Schedule I with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

(cc) Pass-Through Tax Status. The Borrower is and will be treated either as (A) an entity disregarded as separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b) or (B) a partnership (other than a publicly traded partnership). The Borrower (or any other Person on its behalf) shall not make an election for the Borrower to be treated other than as described in the immediately foregoing sentence.

(dd) Financial Statements. The Borrower will submit to the Administrative Agent, the Group Agents and each Lender, (i) within 60 days after the end of each of its first three fiscal quarters, commencing on the first quarter ending June 30, 2022, consolidated unaudited financial statements, quarterly equityholder letters and current capitalization levels and offering schedules of the Transferor for the most recent fiscal quarter, and (ii) within 120 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2022, consolidated unaudited financial statements of the Transferor, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year; provided that financial statements required to be delivered pursuant to this Section 5.01(dd) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower or the Parent posts such documents on sec.gov, (ii) such documents are posted on the Borrower’s or the Parent’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) the Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(ee) Opinions as to Collateral. In the six month period preceding the fifth anniversary of the Closing Date, the Borrower shall furnish to the Administrative Agent and the Collateral Agent an opinion of counsel, addressed to the Administrative Agent and the Collateral Agent, relating to the continued perfection of the security interest granted by the Borrower to the Collateral Agent hereunder.

(ff) [Reserved].

(gg) Information Subject to Confidentiality Restrictions. Notwithstanding any other provision of this Agreement, none of the Borrower, the Collateral Manager, the Transferor nor ORTF II shall be required to disclose or deliver any information which it is required by law or contract to keep confidential.

(hh) Know Your Customer. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent, any Group Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT ACT, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

(ii) Certificate of Beneficial Ownership and Other Additional Information. The Borrower shall provide to the Administrative Agent, the Group Agents and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certification of Beneficial Ownership provided to the Administrative Agent and Lenders; (ii) a new Certification of Beneficial Ownership, in form and substance acceptable to the Administrative Agent, each Group Agent and each Lender, when the individual(s) to be identified as a beneficial owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent, such Group Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by such Group Agent or such Lender to comply therewith.

(jj) Anti-Corruption Laws. The Borrower have instituted, and will continue to maintain and enforce, adequate policies and procedures designed to ensure compliance with the Anti-Corruption Laws.

(kk) Compliance with Applicable Law. Upon the reasonable request of the Administrative Agent or any Lender, the Borrower shall provide to the Administrative Agent or any such Lender, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering and counter-terrorist financing laws, rules, and regulations.

SECTION 5.02 Negative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a) Special Purpose Entity Requirements. Except as otherwise permitted by this Agreement, the Borrower shall not (i) guarantee any obligation of any Person, including any Affiliate; (ii) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the Transaction Documents; (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under the Transaction Documents; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Borrower may invest in those Loan Assets and other investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made under a Loan Asset and permit the same to remain outstanding in accordance with such provisions; (v) fail to pay its debts and liabilities from its assets when due; (vi) release, sell, transfer, convey or assign any Loan Asset unless in accordance with the Transaction Documents; or (vii) permit the formation of any Subsidiary.

(b) Requirements for Material Actions. The Borrower shall not fail to provide that its Constituent Documents provide that unanimous consent of all directors (including the consent of the Independent Director(s)) is required for the Borrower to (i) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against the Borrower, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (v) make any assignment for the benefit of the Borrower’s creditors, (vi) admit in writing the Borrower’s inability to pay its debts generally as they become due, or (vii) take any action in furtherance of any of the foregoing.

(c) Protection of Title. Other than as permitted under this Agreement, the Borrower shall not take any action which would directly or indirectly impair or adversely affect the Borrower’s title to the Collateral Portfolio.

(d) Transfer Limitations. The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral Portfolio to any person other than the Collateral Agent for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral Portfolio with any person other than the Administrative Agent, the Group Agents and the Lenders, in each case, except as otherwise expressly permitted by the terms hereof.

(e) Liens. The Borrower shall not create, incur or permit to exist any Lien, encumbrance or security interest in or on any of the Collateral Portfolio subject to the security interest granted by the Borrower pursuant to this Agreement, other than Permitted Liens.

(f) Organizational Documents. The Borrower shall not amend, modify, waive or terminate their Constituent Documents without the prior written consent of the Administrative Agent.

(g) Merger, Acquisitions, Sales, etc. The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Administrative Agent.

(h) Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (i) to finance the purchase by the Borrower from the Transferor, on a “true sale” basis, of Loan Assets pursuant to the terms of the Purchase and Sale Agreement, (ii) to satisfy any unfunded commitments in connection with any Variable Funding Asset, (iii) to originate Eligible Loan Assets, (iv) to pay fees, expenses and indemnities in connection with the transactions contemplated under this Agreement, (v) to distribute such proceeds to the holders of its membership interests if such Advance is made in accordance with Section 2.01(b)(z), or (vi) to distribute such proceeds to the Transferor in connection with transfers of unleveraged Eligible Loan Assets to the Borrower.

(i) Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio or powers and rights incidental to the Transaction Documents.

(j) Tax Treatment. The Borrower shall not elect to be treated as a corporation for U.S. federal income or applicable state or local tax purposes. The Borrower shall take all reasonable steps necessary to avoid being treated as a corporation for any such tax purposes.

(k) Extension or Amendment of Collateral Portfolio. So long as an Event of Default is continuing or would be caused thereby, the Borrower will not, except in accordance with the Collateral Management Standard and, if applicable, in accordance with Section 5.02(s), extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

(l) Transaction Documents. The Borrower will not amend, modify, waive or terminate any material provision of any Transaction Documents without the prior written consent of the Administrative Agent.

(m) Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment; provided that, the foregoing shall not restrict the Borrower’s ability to (i) make distributions of amounts received by the Borrower on a Payment Date permitted pursuant to Section 2.04 or (ii) make distributions of proceeds of Advances permitted to be distributed to the holders of its membership interests in accordance with Section 2.01(b)(z) or the Transferor in accordance with Section 2.01(b)(y), (iii) in connection with an Approved Securitization if after giving effect to such distribution, (x) no Unmatured Event of Default, Event of Default, or Collateral Manager Termination Event shall have occurred and be continuing and (y) no Borrowing Base Deficiency would result or (iv) make any Permitted RIC Distribution.

(n) ERISA Matters. The Borrower will not, except as would not individually or in combination be reasonably be expected to result in a Material Adverse Effect, (a) seek or obtain a waiver of, or fail to meet, the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan other than a Multiemployer Plan, (b) fail to make any payments to a Multiemployer Plan that the Borrower may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, including as a result of an ERISA Affiliate’s obligation to make any such payments, (c) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower, (d) permit to exist any occurrence of any reportable event described in Title IV of ERISA with respect to any Pension Plan, other than an event for which the 30 day notice period has been waived by regulations, (e) incur any withdrawal liability with respect to any Multiemployer Plan, (f) permit any ERISA Event. Borrower will not with respect to this Agreement and the transactions contemplated hereby, engage in any transactions it knows or should know would result in a prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, assuming for this purpose that no portion of any Advance constitutes the assets of any Benefit Plan Entity.

(o) Instructions to Obligors. The Borrower will not make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors (or any agents with respect to the Loan Agreements) or Selling Institutions, as applicable, regarding payments to be made with respect to the Collateral Portfolio to the Collection Account unless such account shall be subject to an account control agreement which provides the Collateral Agent with a first priority perfected security interest in such account, as evidenced by an Opinion of Counsel reasonably acceptable to the Administrative Agent.

(p) Taxable Mortgage Pool Matters. The sum of the Outstanding Balances of all Loan Assets owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) shall not at any time exceed 35% of the aggregate Outstanding Balance of all Loan Assets.

(q) Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Borrower shall not change the jurisdiction of its formation or registration, make any change to its legal name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower files and delivers stamped copies to the Administrative Agent such financing statements the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request and takes all other actions and delivers all such Opinions of Counsel and other documents and instruments as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request in connection therewith. The Borrower will not change the location of its chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Administrative Agent for such change of location in writing and causes new UCC-1 financing statements to be filed to maintain the perfection of the Collateral Agent in the Collateral Portfolio that can be perfected by the filing of a UCC-1 financing statement within four (4) months of such change of location.

(r) Allocation of Charges. There will not be any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(s) Changes to Loan Agreements. The Borrower shall not enter into any amendment, consent, waiver or other modification with respect to a Loan Agreement without the prior written consent of the Administrative Agent if an Event of Default has occurred and is continuing or would result from such amendment, consent, waiver or other modification.

(t) Sanctions Compliance. The Borrower will not, and will not permit any Controlled Entity or their respective directors, officers, employees, agents, and joint venture partners (a) to become (including by virtue of being owned or controlled by a Sanctioned Person), own or control a Sanctioned Person or any Person that is the target of Sanctions or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Advances) with any Person if such investment, dealing or transaction (i) would cause any Lender to be in violation of any law or regulation applicable to such Lender, or (ii) is prohibited by or subject to Sanctions, or (c) to engage in any activity that could subject such Person or any Lender to Sanctions. The Borrower shall not issue a Notice of Borrowing and the Borrower shall not use, and shall procure that its directors, officers, employees, agents and any person acting on behalf of the Borrower shall not use, directly or indirectly, the proceeds of the Advances (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The Borrower shall not fund, directly or indirectly, all or part of, any repayment under this Agreement out of proceeds derived from dealings with or property of a Sanctioned Person.

SECTION 5.03 Affirmative Covenants of the Collateral Manager.

From the Closing Date until the Collection Date:

(a) Compliance with Law. The Collateral Manager will comply in all material respects with all Applicable Law, including those with respect to managing the Collateral Portfolio or any part thereof, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Company Existence. The Collateral Manager will preserve and maintain its existence as a corporation, in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Obligations and Compliance with Collateral Portfolio. The Collateral Manager will duly fulfill and comply in all material respects with all obligations on the part of the Collateral Manager to be fulfilled or complied with under or in connection with the administration of each item of Collateral Portfolio and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral Portfolio. It is understood and agreed that the Collateral Manager does not hereby assume any obligations of the Borrower in respect of any Advances, or assume any responsibility for the performance by the Borrower of any of its obligations hereunder or under any other agreement executed in connection herewith.

(d) Keeping of Records and Books of Account.

(i) The Collateral Manager will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral Portfolio in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral Portfolio and the identification of the Collateral Portfolio.

(ii) The Collateral Manager shall permit the Administrative Agent, each Lender or their respective agents or representatives, to visit the offices of the Collateral Manager during normal office hours and upon reasonable advance notice (which notice shall not be less than five (5) Business Days) and examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and the Collateral Manager’s managing thereof and discuss matters related thereto with any of the Responsible Officers of the Collateral Manager having knowledge of such matters; provided that such visits (and any visits pursuant to Section 5.01(q), in the aggregate) will be limited to a maximum of one (1) per calendar year and shall be at the expense of the Collateral Manager.

(iii) The Collateral Manager will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral Portfolio to reflect the ownership of the Collateral Portfolio by the Borrower.

(e) Preservation of Security Interest. The Collateral Manager (at its own expense, on behalf of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first-priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing.

(f) Notice of Certain Events. The Collateral Manager will provide the Administrative Agent, each Group Agent and each Lender (with a copy to the Borrower and the Collateral Agent) with prompt (and in no event later than five Business Days) written notice of the occurrence of each Event of Default, Unmatured Event of Default, Collateral Manager Termination Event or Deleveraging Event of which a Responsible Officer of the Collateral Manager has actual knowledge. In addition, no later than five Business Days following the Collateral Manager’s knowledge or notice of the occurrence of any Event of Default, Unmatured Event of Default, Collateral Manager Termination Event or Deleveraging Event, the Collateral Manager will provide to the Administrative Agent, each Group Agent and each Lender a written statement of a Responsible Officer of the Collateral Manager setting forth the details of such event and the action that the Collateral Manager proposes to take with respect thereto.

(g) Other. The Collateral Manager will promptly furnish to the Collateral Agent and the Administrative Agent such other information, documents, records or reports respecting the Collateral Portfolio as any Lender or the Administrative Agent may from time to time reasonably request in order to maintain and protect the first priority security interest (subject only to Permitted Liens) granted hereunder in favor of the Secured Parties in the Collateral Portfolio, and so long as such information, documents, records or reports is within the possession of the Collateral Manager or may be obtained with neither undue burden nor expense.

(h) Proceedings Related to the Borrower, the Transferor and the Collateral Manager and the Transaction Documents. The Collateral Manager shall notify the Administrative Agent, each Group Agent and each Lender in writing as soon as possible and in any event within three Business Days after any Responsible Officer of the Collateral Manager receives notice or obtains actual knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a material adverse effect on the Borrower or the Collateral

Manager or the Transaction Documents. Solely for purposes of this Section 5.03(h), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents or the Borrower that could reasonably be expected to result in liability to the Borrower or reduce the value of the Collateral Portfolio, in each case, in excess of $1,000,000 (after any expected insurance proceeds) shall be deemed to be expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Manager that could reasonably be expected to result in liability to such Person in excess of $10,000,000 (after any expected insurance proceeds) shall be deemed to be reasonably expected to have such a material adverse effect.

(i) Deposit of Collections. The Collateral Manager shall promptly (but in no event later than three Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Collateral Manager or any of its Affiliates.

(j) Special Purpose Entity Requirements. The Collateral Manager shall take such actions as are necessary to cause the Borrower to be in compliance with the special purpose entity requirements set forth in Sections 5.01(a) and (b) and 5.02(a) and (b); provided that for the avoidance of doubt, the Collateral Manager shall not be required to expend any of its own funds to cause the Borrower to be in compliance therewith (it being understood that this proviso shall in no way affect the obligation of Collateral Manager to manage the activities and liabilities of the Borrower such that the Borrower maintain compliance with either of the foregoing subsections).

(k) Proceedings Related to the Collateral Portfolio. The Collateral Manager shall notify the Administrative Agent and each Lender in writing as soon as possible and in any event within three Business Days after any Responsible Officer of the Collateral Manager receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the interests of the Collateral Agent or the Secured Parties in, to and under the Collateral Portfolio. Solely for purposes of this Section 5.03(k), any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio or the Collateral Agent’s or the Secured Parties’ interest in the Collateral Portfolio that could reasonably be expected to reduce the value of the Collateral Portfolio in excess of $1,000,000 (after any expected insurance proceeds) or more shall be deemed to be expected to have such a Material Adverse Effect.

(l) Instructions to Agents and Obligors. The Collateral Manager shall direct, or shall cause the Borrower or the Transferor to direct, any agent or administrative agent for each Loan Asset to remit all payments and collections with respect to such Loan Asset, and, if applicable, to direct the Obligor or Selling Institution, as applicable, with respect to such Loan Asset to remit all such payments and collections with respect to such Loan Asset directly to the Collection Account. The Borrower and the Collateral Manager shall take commercially reasonable steps to ensure, and shall cause the Transferor to take commercially reasonable steps to ensure, that only funds constituting payments and collections relating to Loan Assets shall be deposited into the Collection Account.

(m) Capacity as Collateral Manager. The Collateral Manager will ensure that, at all times when it is dealing with or in connection with the Loan Assets in its capacity as Collateral Manager, it holds itself out as Collateral Manager, on behalf of the Borrower, and not in any other capacity.

(n) Audits. Periodically after the Closing Date at the discretion of the Administrative Agent (acting at the direction of the Required Lenders), the Collateral Manager shall allow the Administrative Agent or any of its agents (during normal office hours and upon reasonable advance notice (which notice shall not be less than five (5) Business Days)) to review the Collateral Manager’s collection and administration of the Collateral Portfolio in order to assess compliance by the Collateral Manager with the Collateral Management Standard, as well as with the Transaction Documents and to conduct an audit of the Collateral Portfolio and Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time; provided that at the Borrower’s expense, (i) prior to the occurrence of an Event of Default, the Administrative Agent (acting at the direction of the Required Lenders) shall be entitled to one (1) such audit per calendar year and (ii) after the occurrence of an Event of Default, the Administrative Agent (acting at the direction of the Required Lenders) shall be entitled to such number of audits per calendar year and at such times as it shall require in its discretion. Each such audit shall be at the expense of the Borrower.

(o) Notice of Breaches of Representations and Warranties under this Agreement. The Collateral Manager shall promptly, upon receipt of notice by or actual knowledge thereof of a Responsible Officer of the Collateral Manager, notify the Administrative Agent, the Group Agents and the Lenders if any representation or warranty set forth in Section 4.03 was incorrect in any material respect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent, the Group Agents and the Lenders a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Collateral Manager shall notify the Administrative Agent, the Group Agents and the Lenders in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the actual knowledge of a Responsible Officer of the Collateral Manager which would render any of the said representations and warranties untrue in any material respect at the date when such representations and warranties were made or deemed to have been made.

(p) [Reserved].

(q) Obligor Notification Forms. The Collateral Manager shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney substantially in the form of Exhibit I upon request to send, after the occurrence of an Event of Default, at the Collateral Agent’s discretion (acting at the direction of the Required Lenders) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral Portfolio and the obligation to make payments as directed by the Collateral Agent (at the direction of the Required Lenders).

(r) Collateral Management Standard. The Collateral Manager will comply in all material respects with the Collateral Management Standard in regard to the Collateral Portfolio.

(s) Anti-Corruption Laws. The Collateral Manager has instituted, and will continue to maintain and enforce, adequate policies and procedures designed to ensure compliance with the Anti-Corruption Laws.

(t) Compliance with Applicable Law. Upon the reasonable request of the Administrative Agent or any Lender, the Collateral Manager shall provide to the Administrative Agent or any such Lender, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering and counter-terrorist financing laws, rules, and regulations.

SECTION 5.04 Negative Covenants of the Collateral Manager.

From the Closing Date until the Collection Date:

(a) Change of Name or Location of Loan Asset Files. The Collateral Manager shall not (x) change its name, change the offices where it keeps records concerning the Collateral Portfolio from the address set forth in Section 11.02, or change the jurisdiction of its formation, or (y) subject to Section 2.16 move, or consent to the Collateral Custodian moving, the Loan Asset Files from the location thereof on the initial Advance Date, unless the Collateral Manager shall have provided the Administrative Agent with 30 days’ written notice of such move and such Opinions of Counsel and other documents and instruments as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request in connection therewith and shall have taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.

(b) Change in Payment Instructions to Obligors. The Collateral Manager will not make any change in its instructions to Obligors (or any agents with respect to the Loan Agreements) or Selling Institution, as applicable, regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless such account shall be subject to an account control agreement which provides the Collateral Agent with a first priority perfected security interest in such account, as evidenced by an Opinion of Counsel reasonably acceptable to the Administrative Agent.

(c) Extension or Amendment of Loan Assets. So long as an Event of Default is continuing or would be caused thereby, the Collateral Manager will not, except as otherwise permitted in Section 5.02(s), extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

ARTICLE VI.

ADMINISTRATION AND MANAGING OF CONTRACTS

SECTION 6.01 Appointment and Designation of the Collateral Manager.

(a) Initial Collateral Manager. The Borrower hereby appoints ORTF II, pursuant to the terms and conditions of this Agreement, as Collateral Manager, with the authority to manage, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral Portfolio. Until the Required Lenders give ORTF II a Collateral Manager Termination Notice, ORTF II hereby accepts such appointment and agrees to perform the duties and responsibilities of the Collateral Manager pursuant to the terms hereof. The Collateral Manager and the Borrower hereby acknowledge that the Administrative Agent on behalf of the Secured Parties is a third party beneficiary of the obligations undertaken by the Collateral Manager hereunder.

(b) Collateral Manager Termination Notice. The Borrower, the Collateral Manager, each Lender, and the Administrative Agent hereby agree that, upon the occurrence of a Collateral Manager Termination Event, the Required Lenders, by written notice to the Collateral Manager (with a copy to the Administrative Agent and the Collateral Agent) (a “Collateral Manager Termination Notice”), may terminate all of the rights, obligations, power and authority of the Collateral Manager under this Agreement. On and after the receipt by the Collateral Manager of a Collateral Manager Termination Notice pursuant to this Section 6.01(b), the Collateral Manager shall continue to perform all management functions under this Agreement until a Replacement Collateral Manager is appointed in accordance with Section 6.01(c). The Collateral Manager shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, the Collateral Management Fees therefor and all unpaid expenses and indemnities accrued until such date of termination. After such date, the Collateral Manager agrees that it will terminate its activities as Collateral Manager hereunder in a manner that the Required Lenders believe will facilitate the transition of the performance of such activities to a successor Collateral Manager, and the successor Collateral Manager shall assume each and all of the Collateral Manager’s obligations to manage and administer the Collateral Portfolio, on the terms and subject to the conditions herein set forth, and the Collateral Manager shall use its commercially reasonable efforts to assist the successor Collateral Manager in assuming such obligations.

(c) Appointment of Replacement Collateral Manager. At any time following the delivery of a Collateral Manager Termination Notice, the Required Lenders, (x) with the prior written consent of the Borrower prior to the occurrence and continuation of an Event of Default (such consent not to be unreasonably withheld, delayed or conditioned), or (y) if an Event of Default is continuing, in consultation with the board of directors of Owl Rock Technology Finance Corp. II, may appoint a new Collateral Manager which shall be an Eligible Replacement (as defined below) as the replacement Collateral Manager (the “Replacement Collateral Manager”), which appointment shall take effect upon the Replacement Collateral Manager accepting such appointment by a written assumption in a form satisfactory to the Required Lenders in their sole discretion. In the event that a Replacement Collateral Manager has not accepted its appointment at the time when the Collateral Manager ceases to act as Collateral Manager, the Required Lenders shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the managing of assets similar to the Collateral Portfolio (each, an “Eligible Replacement”), as the Replacement Collateral Manager hereunder.

(d) Liabilities and Obligations of Replacement Collateral Manager. Upon its appointment, the Replacement Collateral Manager shall be the successor in all respects to the Collateral Manager with respect to managing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Replacement Collateral Manager, provided that the Replacement Collateral Manager, as applicable, shall have (i) no liability with respect to any action performed by the terminated Collateral Manager prior to the date that the Replacement Collateral Manager becomes the successor to the Collateral Manager or any claim of a third party based on any alleged action or inaction of the terminated Collateral Manager, (ii) no obligation to perform any advancing obligations, if any, of the Collateral Manager unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Collateral Manager (provided that the Replacement Collateral Manager shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, (v) no liability or obligation with respect to any Collateral Manager indemnification obligations of any prior Collateral Manager, including the original Collateral Manager and (vi) no power to acquire or dispose of Loan Assets on behalf of the Borrower. The indemnification obligations of the Replacement Collateral Manager, upon becoming a Replacement Collateral Manager, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Replacement Collateral Manager shall have no liability relating to the representations and warranties of the terminated collateral manager contained in Section 4.03.

(e) Authority and Power. All authority and power granted to the Collateral Manager under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Collateral Manager, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of managing rights. The Collateral Manager agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Collateral Manager to conduct managing of the Collateral Portfolio.

(f) Subcontracts. The Collateral Manager may, with the prior written consent of the Administrative Agent, subcontract with any other Person for managing, administering or collecting the Collateral Portfolio; provided that (i) the Collateral Manager shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Collateral Manager shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be automatically terminable upon the occurrence of a Collateral Manager Termination Event; provided, further that no consent shall be required (x) to enter into any subcontract with any

Affiliate of the Collateral Manager or (y) to delegate any ministerial duties or (z) to delegate to the Collateral Administrator as provided hereunder and in the Collateral Administration Agreement; provided, further, that in the event of any such subcontract or delegation, (i) the Collateral Manager shall be and remain primarily liable to the Administrative Agent, the Collateral Agent and the Lenders for the full and prompt performance of all duties and responsibilities of the Collateral Manager hereunder and (ii) the Administrative Agent and the Collateral Agent shall be entitled to deal exclusively with the Collateral Manager in matters relating to the discharge by the Collateral Manager of its duties and responsibilities hereunder.

(g) Merger; Consolidation. Any Person (i) into which the Collateral Manager may be merged or consolidated in accordance with the terms of this Agreement, (ii) resulting from any merger or consolidation to which the Collateral Manager shall be a party, (iii) acquiring by conveyance, transfer or lease substantially all of the assets of the Collateral Manager, or (iv) succeeding to the business of the Collateral Manager in any of the foregoing cases, shall execute an agreement of assumption to perform every obligation of the Collateral Manager under this Agreement and, whether or not such assumption agreement is executed, shall be the successor to the Collateral Manager under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding.

SECTION 6.02 Duties of the Collateral Manager.

(a) Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to manage, administer and collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law and the Collateral Management Standard. Prior to the occurrence of a Collateral Manager Termination Event, subject to the terms hereof (including, without limitation, Section 6.04), the Collateral Manager has the sole and exclusive authority to make any and all decisions with respect to the Collateral Portfolio and take or refrain from taking any and all actions with respect to the Collateral Portfolio. Without limiting the foregoing, the duties of the Collateral Manager shall include the following (subject to the limitations set forth herein):

(i) supervising the Collateral Portfolio, including communicating with Obligors, executing amendments, providing consents and waivers, enforcing and collecting on the Collateral Portfolio and otherwise managing the Collateral Portfolio on behalf of the Borrower in accordance with the terms hereof;

(ii) maintaining, or causing to be maintained, all necessary managing records with respect to the Collateral Portfolio and, providing such reports to the Administrative Agent, each Group Agent and each Lender in respect of the managing of the Collateral Portfolio (including information relating to its performance under this Agreement) as may be required hereunder;

(iii) maintaining and implementing, or causing to be maintained and implemented, administrative and operating procedures (including, without limitation, an ability to recreate managing records evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral Portfolio;

(iv) promptly delivering, or causing to be delivered, to the Administrative Agent, each Group Agent and each Lender, from time to time, such information and managing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Group Agent and each Lender may from time to time reasonably request, so long as such information or records are within the possession of the Collateral Manager or may be obtained with commercially reasonable efforts;

(v) identifying each Loan Asset clearly and unambiguously in its managing records to reflect that such Loan Asset is owned by the Borrower and that the Borrower is Pledging a security interest therein to the Secured Parties pursuant to this Agreement;

(vi) using its commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio;

(vii) maintaining, or causing the Collateral Custodian to maintain, the Loan Asset File with respect to Loan Assets included as part of the Collateral Portfolio; provided that, so long as the Collateral Manager is in possession of any Required Loan Documents other than in electronic form, the Collateral Manager will hold, or will cause the Collateral Custodian to hold, such Required Loan Documents in a reasonably safe place;

(viii) directing the Collateral Agent and/or the Account Bank to make payments pursuant to the terms of the Collateral Management Report in accordance with Section 2.04;

(ix) providing advice to the Borrower with respect to the purchase and sale of and payment for the Loan Assets;

(x) instructing the Obligors and the administrative agents on the Loan Assets or Selling Institution, as applicable, to make payments directly into the Collection Account established and maintained with the Collateral Agent;

(xi) delivering, or causing to be delivered, the Loan Asset Files and the Loan Asset Schedule to the Collateral Custodian;

(xii) ensuring any third party consents required to transfer record ownership of any Eligible Loan Asset to the Borrower are obtained on or prior to the Cut-Off Date of such Eligible Loan Asset;

(xiii) providing, or causing to be provided, to the Borrower or the Collateral Administrator, as applicable, all information available to it and necessary in order to assist the Borrower or the Collateral Administrator, as applicable, with its preparation and delivery of each of the Collateral Management Reports;

(xiv) designating any Principal Collections for reinvestment;

(xv) determining whether any Loan Asset is a First Lien Loan Asset, First Lien/Last Out Loan Asset, Second Lien Loan Asset, Recurring Revenue Loan Asset, Fixed Rate Obligation, Floating Rate Obligation, Noteless Loan Asset, Participation Interest, Equity Security and/or any other relevant classification for purposes of this Agreement (and, if necessary, determining whether any Equity Security is Margin Stock);

(xvi) determining whether any investment is a Permitted Investment;

(xvii) monitoring compliance and non-compliance with the Concentration Limitations and the Collateral Quality Tests as they relate to the acquisition of Loan Assets;

(xviii) determining whether any Loan Asset satisfies the definition of “Eligible Loan Asset”;

(xix) compiling and preparing certain reports on behalf of the Borrower; and

(xx) complying with such other duties and responsibilities as may be required of the Collateral Manager by this Agreement.

For the avoidance of doubt, on each Measurement Date, the Collateral Manager (on behalf of the Borrower) shall re-determine the status of each Loan Asset as an Eligible Loan Asset as of such calculation date and provide notice of any change in the status of any Loan Asset to the Collateral Agent and, as a consequence thereof, (i) Loan Assets that were previously Eligible Loan Assets on a prior Measurement Date may be excluded from the calculation of the Borrowing Base on such Measurement Date, and (ii) Eligible Loan Assets that were previously not Eligible Loan Assets on a prior Measurement Date may be included in the calculation of the Borrowing Base on such Measurement Date.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower, the Transferor or the Collateral Manager acts as lead agent with respect to any Loan Asset, the Collateral Manager shall perform its managing duties hereunder only to the extent a lender under the related loan syndication Loan Agreements has the right to do so. Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed that the performance by the Collateral Manager of its duties hereunder shall be limited insofar as such performance would conflict with or result in a breach of any of the express terms of the related Loan Agreements; provided that the Collateral Manager shall (a) provide prompt written notice to the Administrative Agent upon becoming aware of such conflict or breach, (b) have determined that there is no other commercially reasonable performance that it could render consistent with the express terms of the Loan Agreements which would result in all or a portion of the managing duties being performed in accordance with this Agreement, and (c) undertake all commercially reasonable efforts to mitigate the effects of such non-performance including performing as much of the managing duties as possible and performing such other commercially reasonable and/or similar duties consistent with the terms of the Loan Agreements.

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, each Lender and the Secured Parties of their rights hereunder shall not release the Collateral Manager, the Transferor or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties, the Administrative Agent and each Lender shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder, unless one of them becomes a Replacement Collateral Manager hereunder.

(c) Any payment by an Obligor in respect of any Indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent (acting at the direction of the Required Lenders), be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

SECTION 6.03 Authorization of the Collateral Manager.

(a) The Borrower, the Collateral Agent, the Administrative Agent, each Group Agent and each Lender hereby authorize the Collateral Manager (including any successor thereto) to take any and all reasonable steps in the name of the Borrower or the name of the Collateral Manager (on behalf of the Borrower) and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the ownership of the Collateral Portfolio by the Borrower and, thereafter, the Pledge by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral Portfolio, including, without limitation, endorsing checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any Collateral Portfolio and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Borrower shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its managing and administrative duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral Portfolio. In no event shall the Collateral Manager be entitled to make the Borrower, the Secured Parties, the Administrative Agent, the Collateral Agent or any Lender a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Required Lender’s consent.

(b) After the declaration of the Facility Maturity Date pursuant to Section 7.01, at the direction of the Administrative Agent (as directed by the Required Lenders), the Collateral Manager shall take such action as the Administrative Agent (as directed by the Required Lenders) may deem necessary or advisable to enforce collection of the Collateral Portfolio; provided that the Administrative Agent (as directed by the Required Lenders) may, at any time after the declaration of the Facility Maturity Date pursuant to Section 7.01, notify any Obligor with respect to any Collateral Portfolio of the assignment of such Collateral Portfolio to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any manager, collection agent or account designated by the Administrative Agent (as directed by the Required Lenders) and, upon such notification and at the expense of the Borrower, the Administrative Agent (as directed by the Required Lenders) may enforce collection of any such Collateral Portfolio, and adjust, settle or compromise the amount or payment thereof.

SECTION 6.04 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral Portfolio. The Collateral Manager will use its commercially reasonable efforts and judgment to collect or cause to be collected, all payments called for under the terms and provisions of the Loan Assets included in the Collateral Portfolio as and when the same become due, all in accordance with the Collateral Management Standard. The Collateral Manager may not waive, modify or otherwise vary any provision of an item of Collateral Portfolio in any manner contrary to the Collateral Management Standard or that is inconsistent with Section 5.02(s).

(b) [Reserved].

(c) Taxes and other Amounts. With respect to any Loan Asset for which the Borrower or the Collateral Manager is the agent with respect to these duties, the Collateral Manager will collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan Asset to the extent required to be paid by the Obligor for such application under the applicable Loan Agreement and remit such amounts to the appropriate Governmental Authority or insurer as required by the Loan Agreements.

(d) Payments to Collection Account. On or before the applicable Cut-Off Date, the Collateral Manager shall have instructed all Obligors (or the applicable agent with respect to the related Loan Asset) or Selling Institution, as applicable, to make all payments in respect of the Collateral Portfolio directly to the Collection Account; provided that the Collateral Manager is not required to so instruct any Obligor which is solely a guarantor or other surety (or an Obligor that is not designated as the “lead borrower” or another such similar term) unless and until the Collateral Manager calls on the related guaranty or secondary obligation.

(e) [Reserved].

(f) Loan Agreements. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Agent, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Collateral Agent, of any Loan Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements, or otherwise to examine the Loan Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan Asset granted to the Collateral Agent hereunder as custodial agent for the Borrower and for the Collateral Agent in accordance with the terms set forth in Article XII.

(g) Adjustments. If (i) the Collateral Manager makes a deposit into the Collection Account in respect of an Interest Collection or a Principal Collection of a Loan Asset and such Interest Collection or Principal Collection was received by the Collateral Manager in the form of a check that is not honored for any reason or (ii) the Collateral Manager makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Collateral Manager shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

SECTION 6.05 Realization Upon Loan Assets. The Collateral Manager may, consistent with the Collateral Management Standard, sell or otherwise transfer (in accordance with the terms of this Agreement), or if it deems advisable to maximize recoveries, hold or cause the Borrower to hold any Defaulted Loan Asset, Equity Security or other security (so long as such Equity Security or other security was received in lieu of debt previously contracted with respect to a Loan Asset) received by the Borrower in connection with a default, workout, restructuring or plan of reorganization or similar event under a Loan Asset.

SECTION 6.06 Collateral Management Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Collateral Manager shall be entitled to be paid the Collateral Management Fees and shall be entitled to be reimbursed its reasonable expenses as provided in Section 2.04.

SECTION 6.07 Payment of Certain Expenses by Collateral Manager. The Collateral Manager will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Collateral Manager, expenses incurred by the Collateral Manager in connection with its obligations pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Borrower will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Controlled Accounts. The Borrower will reimburse the Collateral Manager for any reasonable expenses incurred hereunder or on behalf of the Borrower, subject to the availability of funds pursuant to Section 2.04; provided that, to the extent funds are not so available on any Payment Date to reimburse such expenses incurred during the immediately ended Remittance Period, such reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04 and such deferred reimbursement amount shall bear interest beginning on the Payment Date immediately following the Remittance Period in which such expenses were incurred until paid at an annual rate equal to Term SOFR. For the avoidance of doubt, the Collateral Manager shall remain liable for, and shall pay in accordance with the terms hereof, all expenses payable by it as set forth in this Section 6.07 or otherwise under this Agreement, notwithstanding any failure of the Collateral Manager to be reimbursed on any Payment Date due to the insufficiency of funds.

SECTION 6.08 Reports to the Administrative Agent; Account Statements; Collateral Management Information.

(a) Notice of Borrowing or Conversion. Not later than 2:00 p.m. on the second Business Day before (i) each Advance Date and (ii) each reduction of Advances Outstanding pursuant to Section 2.18, the Borrower (or the Collateral Manager on their behalf) will provide a Notice of Borrowing or a Notice of Reduction, as applicable, and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent, each Group Agent and each Lender (with a copy to the Collateral Agent).

(b) Obligor Financial Statements; Valuation Reports; Other Reports. The Collateral Manager will deliver to the Administrative Agent, the Lenders and the Collateral Agent, with respect to each Obligor, (i) within 120 days of such Obligor’s fiscal year end, or upon 10 Business Days following receipt thereof, the audited financial statements for such Obligor and corresponding compliance certificate (if any) for such fiscal year received by the Borrower and/or the Collateral Manager pursuant to the Loan Agreement with respect to such Obligor and (ii) during the occurrence and continuation of an Event of Default, upon request of the Required Lenders, the complete financial reporting package (including, without limitation, any compliance certificates) with respect to any Obligor and with respect to such Loan Asset for such Obligor provided to the Borrower and/or the Collateral Manager quarterly, monthly or otherwise by such Obligor. The Administrative Agent, the Group Agents and the Lenders agree that any financial reporting information required to be delivered pursuant to this Section 6.08(b) is subject to their agreement to be bound to the confidentiality provisions of the Loan Agreements with respect thereto.

(c) Amendments to Loan Assets. The Collateral Manager will deliver to the Administrative Agent, the Lenders and the Collateral Custodian a copy of every amendment, restatement, supplement, waiver or other modification that constitutes a Specified Change to the Loan Agreement of any Loan Asset (along with any internal documents prepared by the Collateral Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) no less frequently than once per calendar quarter. Neither the Administrative Agent nor the Collateral Custodian shall have any obligation to review such amendment documents.

(d) Obligor Defaults and Bankruptcy Events. The Collateral Manager shall give written notice to the Administrative Agent within five (5) Business Days following a Responsible Officer the Collateral Manager’s actual knowledge of the occurrence of any payment default or event of default by an Obligor under any Loan Asset or any Bankruptcy Event with respect to any Obligor under any Loan Asset. Together with such notification, the Collateral Manager shall inform the Administrative Agent whether, to the knowledge of Collateral Manager, such event results in the classification of a Loan Asset as a Defaulted Loan Asset.

(e) Monthly Collateral Management Report. On each Monthly Reporting Date, the Collateral Manager will deliver to the Borrower, each Lender, the Administrative Agent and the Collateral Agent, a monthly statement including the information set forth in Exhibit M, determined as of the last day of the prior calendar month (such monthly statements, the “Monthly Collateral Management Reports”).

SECTION 6.09 [Reserved].

SECTION 6.10 Annual Independent Public Accountant’s Collateral Management Reports. The Collateral Manager will cause a firm of nationally recognized independent public accountants (who may also render other services to the Collateral Manager) to furnish within 120 days following the end of each fiscal year of the Collateral Manager, commencing with the fiscal year ending on December 31, 2022, a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule IV, it being understood that the Collateral Manager will provide an updated Schedule IV reflecting any further amendments to such Schedule IV prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule IV) to certain documents and records relating to the Collateral Portfolio under any Transaction Document, compared the information contained in the Collateral Management Reports and the Collateral Manager’s certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such managing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement. In the event such accountants require the Lenders, the Collateral Custodian, the Administrative Agent, or the Collateral Agent to agree to the procedures performed by such accountants, or execute an access letter or any agreement in order to access its report, the Collateral Manager and the Lenders hereby direct the Collateral Custodian, the Administrative Agent, and the Collateral Agent, as applicable, to so agree or execute any such access letter or agreement; it being understood and agreed that the Collateral Custodian, the Administrative Agent, the Collateral Custodian and the Collateral Agent will deliver such letter of agreement in conclusive reliance on the foregoing direction of the Collateral Manager and the Lenders. None of the Collateral Custodian, the Administrative Agent, or the Collateral Agent shall have any responsibility to make any inquiry or investigation as to, and shall have no obligation in respect of, the validity or correctness of such procedures or the terms of any engagement of independent public accountants by the Collateral Manager or the terms of any agreed upon procedures in respect of such engagement; provided that the Collateral Custodian, the Administrative Agent, and the Collateral Agent shall be authorized, and the Collateral Manager and the Lenders hereby authorize and direct the same, to execute any acknowledgment or other agreement with the independent public accountants required for the Collateral Custodian, the Administrative Agent, and the Collateral Agent to receive any of the reports or instructions provided for herein, which acknowledgement or agreement may include, among other things, (i) acknowledgement that the Collateral Manager has agreed that the procedures to be performed by the independent public accountants are sufficient for the Collateral Manager’s purposes, (ii) releases by the Collateral Custodian, the Administrative Agent, and the Collateral Agent of claims against the independent public accountants and acknowledgment of other limitations of liability in favor of such accountants, and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of independent public accountants. Notwithstanding the foregoing, in no event shall the Collateral Custodian, the Administrative Agent, or the Collateral Agent be required to execute any agreement in respect of the independent public accountants that any of the Collateral Custodian, the Administrative Agent, and the Collateral Agent reasonably determines adversely affects it in such capacity. Notwithstanding anything to the contrary herein, if the Collateral Custodian, the Administrative Agent, the Collateral Administrator, Collateral Agent or any Lender within 30 days following the end of each fiscal year of the Collateral Manager does not execute any documentation relating to the agreed-upon procedures report required by the independent certified public accountants selected by the Collateral Manager prior to the delivery of any agreed-upon procedures report contemplated by this Section 6.10, then the Collateral Manager shall have no obligation to furnish any such report covering such fiscal year pursuant to this Section 6.10.

SECTION 6.11 The Collateral Manager Not to Resign. The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Manager could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Manager shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent, the Group Agents and the Lenders. No such resignation shall become effective until a Replacement Collateral Manager shall have assumed the responsibilities and obligations of the Collateral Manager in accordance with Section 6.02.

ARTICLE VII.

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) (i) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 against the Borrower and the Borrower shall not have either (A) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (B) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (ii) the Borrower shall have made payments of amounts in excess of $1,000,000, in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds or from a capital contribution to the Borrower); or

(b) except as otherwise provided in this Article VII, failure on the part of the Borrower or the Collateral Manager to make any payment then due and payable or deposit (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party or Indemnified Party) required by the terms of any Transaction Document (other than Section 2.06) within five Business Days of the day such payment or deposit is required to be made; provided, that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for five Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower Party; or

(c) failure to pay, on the Facility Maturity Date, the outstanding principal of all Advances Outstanding and all Yield and all fees accrued and unpaid thereon together with all other Obligations; provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent, such failure continues for five Business Days after the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower Party; or

(d) a Borrowing Base Deficiency exists and has not been remedied in accordance with Section 2.06; or

(e) without limiting the generality of Section 7.01(b) above, failure of the Borrower to pay Yield then due and payable under clauses (a)(v), (b)(v), (c)(iii) and/or (d)(iii) of Section 2.04 within three Business Days of any Payment Date or within three Business Days of when otherwise due; or

(f) (i) any failure on the part of the Borrower duly to observe or perform in any material respect any covenants or agreements of the Borrower set forth in Sections 5.01(a), (b)(i), (b)(ii), (b)(xiv), and (i) and Sections 5.02(a)(i) and (iii), (b), (d), (e), (f), (g), (h), (j), (l), (m), (n), (s) and (t) of this Agreement; or

(ii) any failure on the part of the Borrower to duly observe or perform in any material respect any covenants or agreements of the Borrower set forth in Sections 5.01(c), (k) and (m) and of this Agreement and the same continues unremedied for a period of ten Business Days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent (acting at the direction of the Required Lenders), any Lender or Collateral Agent (acting at the direction of the Required Lenders) and (ii) the date on which a Responsible Officer of the Borrower acquires knowledge thereof; or

(iii) any failure on the part of the Borrower to duly to observe or perform in any material respect any other covenants or agreements of the Borrower set forth in this Agreement or the other Transaction Documents to which the Borrower is a party (it being understood, without limiting the generality of the foregoing, that the failure of any Loan Asset to constitute an “Eligible Loan Asset” is not, in and of itself, an Event of Default and the existence of a Borrowing Base Deficiency is not, in and of itself, an Event of Default except to the extent provided in clause (e) immediately above, and any failure to meet any Concentration Limitation or Collateral Quality Test is not, in and of itself, an Event of Default) and the same continues unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent (acting at the direction of the Required Lenders), any Lender or Collateral Agent (acting at the direction of the Required Lenders) and (ii) the date on which a Responsible Officer of the Borrower acquires knowledge thereof; or

(g) the occurrence of a Bankruptcy Event relating to the Borrower; or

(h) the occurrence of a Collateral Manager Termination Event; or

(i) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Transferor or the Collateral Manager,

(ii) the Borrower, the Transferor or the Collateral Manager or any Affiliate thereof shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(iii) any security interest securing any Obligation under any Transaction Document shall, in whole or in part, cease to be a first-priority perfected security interest except with respect to Permitted Liens and as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(j) the Borrower or the Collateral Portfolio becomes an “investment company” required to be registered under the 1940 Act; or

(k) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Transferor and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Transferor and such lien shall not have been released within five Business Days; or

(l) an ERISA Event occurs which could result in a Material Adverse Effect or Borrower or Collateral Agent become a Benefit Plan Entity and the transactions contemplated by this Agreement result in a violation of Similar Law or a non-exempt prohibited transaction under ERISA or Section 4975 of the Code; or

(m) any Change of Control shall occur; or

(n) any representation, warranty or certification made by the Borrower, the Collateral Manager or the Transferor in any Transaction Document or in any document delivered pursuant to any Transaction Document shall prove to have been incorrect when made in any material respect, and such failure to be correct has a Material Adverse Effect and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower, the Collateral Manager or the Transferor by the Administrative Agent or the Collateral Agent (each acting at the direction of the Required Lenders) or any Lender and (ii) the date on which a Responsible Officer of the Borrower or the Transferor acquires knowledge thereof; or

(o) the Borrower ceases to have a valid, perfected ownership interest in all of the Collateral Portfolio held by the Borrower; or

(p) except as expressly required under the Transaction Documents, the Borrower makes any assignment of its respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of each of the Lenders and the Administrative Agent, which consent may be withheld by any Lender or the Administrative Agent in the exercise of its sole and absolute discretion;

then, by notice to the Borrower, the Administrative Agent may, and at the direction of the Required Lenders shall, declare the Facility Maturity Date to have occurred and the Commitments and the Reinvestment Period to be terminated; provided that, in the case of any event described in Section 7.01(g) above, the Commitments and the Reinvestment Period shall be deemed to have terminated automatically and the Facility Maturity Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loan Assets, (ii) the Administrative Agent may, and at the direction of the Required Lenders shall, declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable, and (iii) all proceeds and distributions in respect of the Portfolio Assets shall be distributed by the Collateral Agent (at the direction of the Required Lenders) as described in Section 2.04(b) and Section 2.04(d), as applicable (provided that the Borrower shall in any event remain liable to pay such Advances Outstanding and all such amounts and Obligations in accordance with Section 2.04(b) and Section 2.04(d), as applicable). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Required Lenders, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Collateral Manager hereunder (except following notice from the Collateral Agent that it has elected to have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, the Collateral Manager shall have no obligation to enforce an such rights or remedies), the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Required Lenders, (or any designee thereof, including, without limitation, the Collateral Manager), following an Event of Default, shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Lenders or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. If any Event of Default shall have occurred, the Applicable Spread shall be increased in accordance with the definition thereof effective as of the date of the occurrence of such Event of Default, and shall apply after the occurrence of such Event of Default until such time, as any, as the Event of Default has been waived in accordance with Section 11.01(c).

SECTION 7.02 Additional Remedies of the Collateral Agent and Administrative Agent.

Subject in all cases to Section 7.02(i):

(a) If (i) upon the declaration or automatic occurrence that the Advances Outstanding hereunder are immediately due and payable pursuant to Section 7.01 upon the occurrence of an Event of Default or (ii) on the Facility Maturity Date, the aggregate outstanding principal amount of the Advances Outstanding, all accrued and unpaid fees and Yield and any other Obligations are not immediately paid in full, then the Administrative Agent (acting as directed by the Required Lenders), in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders, to immediately sell (at the expense of the Borrower) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Required Lenders may reasonably deem satisfactory, any or all of the Collateral Portfolio and apply the proceeds thereof to the Obligations, subject to the right of first refusal of the Parent set forth below.

(b) The parties recognize that it may not be possible to sell all of the Collateral Portfolio on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral Portfolio may not be liquid. Accordingly, the Administrative Agent may elect, if the Required Lenders have directed in its sole discretion subject to the terms and conditions herein, the time and manner of liquidating any of the Collateral Portfolio, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral Portfolio on the date the Administrative Agent (acting at the direction of the Required Lenders) or all of the Lenders declares the Advances Outstanding hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all of the Collateral Portfolio in the same manner or on the same Business Day.

(c) If the Administrative Agent (acting at the direction of the Required Lenders) proposes to sell the Collateral Portfolio or any part thereof in one or more parcels at a public or private sale, at the request of the Administrative Agent (acting at the direction of the Required Lenders ), the Borrower and the Collateral Manager shall make available to the Administrative Agent and each bidder, on a timely basis, all reasonable information in the possession of the Borrower or the Collateral Manager that is requested by the Administrative Agent (acting at the direction of the Required Lenders); provided that neither the Borrower nor the Collateral Manager shall be required to disclose any information which it is required by law or contract to keep confidential.

(d) The Borrower and the Collateral Manager agree, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral Portfolio may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral Portfolio or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower and the Collateral Manager, for itself and all who may at any time claim through or under it, hereby waive, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral Portfolio marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral Portfolio as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Required Lenders) or such court may determine.

(e) Any amounts received from any sale or liquidation of the Collateral Portfolio pursuant to this Section 7.02 in excess of the Obligations will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.04(d), or as a court of competent jurisdiction may otherwise direct.

(f) The Collateral Agent shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Collateral Agent at law, in equity or under any other agreement between the Administrative Agent, any Lender and the Borrower.

(g) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

(h) The Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact for any action authorized or not prohibited under this Article VIII (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as permitted by applicable law, without notice to the Borrower.

(i) The Administrative Agent shall give the Collateral Manager notice of any proposed sale of Collateral Portfolio following an acceleration of the outstanding Advances. The Collateral Manager and any Affiliates shall be permitted to participate in any such sale. Notwithstanding anything herein to the contrary, at any time before the Collateral Agent has disposed of any of the Collateral Portfolio or entered into a contract for its disposition under Section 9-610 of the UCC as in effect in New York, in each case as set forth in Section 9-623(c)(2) of the UCC as in effect in New York, the Borrower shall have the right to terminate this Agreement and obtain a release of all Collateral Portfolio by delivering the full unpaid amount of all its Obligations to the Collateral Agent. Any such party may exercise such right by delivering written notice to the Administrative Agent (an “Exercise Notice”), which Exercise Notice shall include a proposed purchase price (which for the avoidance of doubt, shall not be less than the full unpaid amount of all of the Borrower’s Obligations hereunder as of the proposed date such right is to be exercised) and shall set forth evidence reasonably satisfactory to the Administrative Agent that the Parent has access to sufficient capital to consummate such purchase in accordance with this clause (i). Once an Exercise Notice is delivered to the Administrative Agent, the delivering party (or its designated Affiliate or managed fund) shall be obligated, irrevocably and unconditionally, to purchase the Collateral Portfolio, at the price referenced above, for settlement within the normal settlement period for such Collateral Portfolio; provided that the cash purchase price thereof must be received no later than ten (10) Business Days following delivery of the Exercise Notice. Neither the Collateral Agent, the Administrative Agent nor any Lender shall assert any right or remedy in respect of the Collateral Portfolio, including any right described in clauses (a) through (d) or clause (f) of this Section 7.02, or cause the removal of the Collateral Manager pursuant to Section 6.01(b), or cause the liquidation or disposition of the Collateral Portfolio to occur, in each case during the time that the Parent and its Affiliates are entitled to provide an Exercise Notice and purchase the Collateral Portfolio pursuant to this Section 7.02(i).

ARTICLE VIII.

INDEMNIFICATION

SECTION 8.01 Indemnities by the Borrower.

(a) Without limiting any other rights which the Secured Parties, the Administrative Agent, the Group Agents, the Lenders, the Collateral Agent, the Account Bank, the Collateral Custodian, the Collateral Administrator or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to jointly and severally indemnify, defend and hold harmless the Secured Parties, the Administrative Agent, the Group Agents, the Lenders, the Collateral Agent, the Account Bank, the Collateral Custodian, the Collateral Administrator and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities and related reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees and disbursements and whether brought by or involving any third party, a party hereto or the Borrower (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or actually incurred by such Indemnified Party arising out of or as a result of or otherwise related to this Agreement or any other Transaction Document, or in respect of any of the Collateral Portfolio, excluding, however, as to each Indemnified Party, Indemnified Amounts to the extent resulting solely from (x) gross negligence, bad faith or willful misconduct on the part of such Indemnified Party (as determined by a final non-appealable order of a court of competent jurisdiction) or (y) Loan Assets which are uncollectible due to the Obligor’s financial inability to pay. Without limiting the foregoing, the Borrower shall jointly and severally indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting from the conditions set forth in (x) or (y) above):

(i) any Loan Asset treated as or represented by the Borrower to be an Eligible Loan Asset which is not at the applicable time an Eligible Loan Asset, or the purchase by the Borrower or origination by the Borrower of any Loan Asset which violates Applicable Law;

(ii) reliance on any representation or warranty made or deemed made by the Borrower, the Collateral Manager or any of their respective officers under or in connection with this Agreement or any Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Collateral Manager to comply with any material term, provision or covenant contained in this Agreement, or with any Applicable Law with respect to any item of Collateral Portfolio;

(iv) the failure to vest and maintain vested in the Collateral Agent, for the benefit of the Secured Parties, a first-priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or at any time thereafter;

(v) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Loan Assets included in the Collateral Portfolio or the other Portfolio Assets related thereto, whether at the time of any Advance or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Loan Asset included in the Collateral Portfolio (including, without limitation, a defense based on such Loan Asset (or the Loan Agreement evidencing such Loan Asset) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral Portfolio or the furnishing or failure to furnish such merchandise or services;

(vii) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Transferor to qualify to do business or file any notice or business activity report or any similar report;

(viii) any action taken by the Borrower or the Collateral Manager in the enforcement or collection of the Collateral Portfolio (except for actions permitted to be taken by this Agreement or in the Transaction Documents) which results in any claim, suit or action of any kind pertaining to the Collateral Portfolio or which reduces or impairs the rights of the Administrative Agent or Lender with respect to any Loan Asset or the value of any such Loan Asset;

(ix) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Underlying Collateral or services that are the subject of any Collateral Portfolio;

(x) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including, without limitation, sales, excise or personal property Taxes payable in connection with the Collateral Portfolio;

(xi) any repayment by the Administrative Agent, the Lenders or a Secured Party of any amount previously distributed in payment of Advances or payment of Yield or fees or any other amount due hereunder, in each case which amount the Administrative Agent, the Lenders or a Secured Party believes in good faith is required to be repaid;

(xii) the commingling by the Borrower or the Collateral Manager of payments and collections required to be remitted to the Collection Account with other funds;

(xiii) any investigation, litigation or proceeding related to this Agreement (or the Transaction Documents), or the use of proceeds of Advances or the Collateral Portfolio, or the administration of the Loan Assets by the Borrower or the Collateral Manager;

(xiv) any failure by the Borrower to give reasonably equivalent value to Transferor in consideration for the transfer by the Transferor to the Borrower of any item of Collateral Portfolio or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xv) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Transaction Documents; and/or

(xvi) any failure of the Borrower, the Collateral Manager or any of their respective agents or representatives to remit to the Collection Account within two Business Days of receipt, payments and collections with respect to the Collateral Portfolio remitted to the Borrower, the Collateral Manager or any such agent or representative.

(b) Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the Administrative Agent (or, with respect to any amounts owing to the Collateral Agent, the Collateral Administrator, the Collateral Custodian or the Account Bank, to the Collateral Agent) in accordance with the provisions of Section 2.04, on the next Payment Date and each succeeding Payment Date (if applicable) until paid in full following receipt by the Borrower of the Administrative Agent’s (or the Collateral Agent’s) written demand therefor on behalf of the applicable Indemnified Party. The Indemnified Party making a request for indemnification under this Section 8.01 shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 8.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) If the Borrower has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others or is found by a court of competent jurisdiction not to be entitled to such indemnification, such Indemnified Party will promptly repay such amounts collected to the Borrower, without interest.

(e) The obligations of the Borrower under this Section 8.01 shall survive the resignation or removal of the Administrative Agent, the Group Agents, the Lenders, the Collateral Manager, the Collateral Administrator, the Collateral Custodian, the Account Bank or the Collateral Agent and the termination of this Agreement.

(f) Notwithstanding anything to the contrary herein, in no event shall the Borrower be liable to an Indemnified Party for any special, indirect, consequential, remote, speculative or punitive damages (as opposed to direct or actual damages) damages, even if the Borrower have been advised of the likelihood of such loss or damage and regardless of the form of action, and each Indemnified Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

SECTION 8.02 Indemnities by the Collateral Manager.

(a) Without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Collateral Manager hereby agrees, subject to Section 8.02(d) below, to indemnify, defend and hold harmless each Indemnified Party from and against any and all Indemnified Amounts, awarded against or incurred by any Indemnified Party as a consequence of any act or omission constituting bad faith, fraud, willful misconduct, or gross negligence by the Collateral Manager in the performance of its duties hereunder or under any other Transaction Document, excluding, however, Indemnified Amounts payable to an Indemnified Party to the extent resulting from (x) such Indemnified Party’s gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction or (y) Loan Assets which are uncollectible due to the Obligor’s financial inability to pay.

(b) Any Indemnified Amounts shall be paid by the Collateral Manager to the applicable Indemnified Party, within thirty days following receipt by the Collateral Manager of the Indemnified Party’s written demand therefor. The Indemnified Party making a request for indemnification under this Section 8.02 shall submit to the Collateral Manager a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If the Collateral Manager has made any indemnity payments to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others or is found by a court of competent jurisdiction not to be entitled to such indemnification, such Indemnified Party will promptly repay such amounts collected to the Collateral Manager, without interest.

(d) The Collateral Manager shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loan Assets, except to the extent such uncollectiblility is directly caused by the Collateral Manager’s breach of its obligations hereunder.

(e) The obligations of the Collateral Manager under this Section 8.02 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Administrator or the Collateral Custodian and the termination of this Agreement.

(f) Any indemnification pursuant to this Section 8.02 shall not be payable from the Collateral Portfolio other than from amounts distributable pursuant to Section 2.04.

(g) Notwithstanding anything to the contrary herein, in no event shall the Collateral Manager be liable to an Indemnified Party for any special, indirect, consequential, remote, speculative or punitive damages (as opposed to direct or actual damages) damages, even if the Collateral Manager has been advised of the likelihood of such loss or damage and regardless of the form of action, and each Indemnified Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

Each applicable Indemnified Party shall deliver to the Indemnifying Party under Section 8.01 and Section 8.02, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

SECTION 8.03 Legal Proceedings.

(a) In the event any Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, such Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure causes the Indemnifying Party to be materially prejudiced or otherwise forfeits material rights or material defenses by reason of such failure. Upon written notice to such Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to such Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 8.01, Section 8.01(f), the first sentence of Section 8.02, Section 8.02(d) or Section 8.02(g), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to such Indemnified Party. Each Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the reasonable and documented out-of-pocket outside legal fees and expenses of such Indemnified Party after the Indemnifying Party has done so; provided that if such Indemnified Party determines in good faith that there may be a conflict between the positions of such Indemnified Party and the Indemnifying Party in connection with the Action, the reasonable and documented out-of-pocket outside legal fees and expenses of such Indemnified Party shall be paid by the Indemnifying Party; provided further that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by such Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of such Indemnified Party unless such settlement provides for the full and unconditional release of such Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.

(b) Notwithstanding any provision contained in this Agreement to the contrary, (i) if the Indemnifying Party fails to employ legal counsel reasonably satisfactory to the Indemnified Party to represent it promptly after receipt of written notice provided above or if such counsel shall fail to proceed with diligence and in good faith with respect thereto; (ii) if the Indemnified Party reasonably believes that the use of legal counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; or (iii) if a joint representation is proposed and the Indemnified Party reasonably concludes after consultation with the Indemnifying Party, the defense counsel and/or the Indemnified Party’s separate counsel that the defense counsel cannot adequately represent the Indemnified Party because the legal defense available to it are different from, in addition to, or inconsistent with those defenses asserted by the Indemnifying Party on its own behalf in such joint representation or for some other reason, then in such case, the Indemnified Party may designate other and different counsel to defend the action of its own choosing and the Indemnifying Party shall bear the full cost and expense of such other and different counsel.

SECTION 8.04 After-Tax Basis. Indemnification under Section 8.01 and 8.02 shall be in an amount necessary to make the Indemnified Party whole after taking into account (i) any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party and (ii) all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the Indemnified Party as a result of the event(s) giving rise to such indemnity payment for all affected taxable years and periods. For the avoidance of doubt, indemnification under Section 8.01 and 8.02 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

SECTION 9.01 The Administrative Agent.

(a) Appointment. Each Lender and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Lender and each Secured Party. Each Lender and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with the Borrower, any Lender or any other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender hereby agrees that (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Unmatured Event of Default or Event of Default has occurred and is continuing and (ii) except as otherwise expressly provided herein, the Administrative Agent shall not have any duty to monitor the performance of the obligations of the Borrower or Collateral Manager or any of their affiliates under the Transaction Documents, including a duty to disclose any information relating to the Borrower or Collateral Manager or any of their affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its affiliates in any capacity. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Group Agents and the Lenders, and neither the Borrower nor the Collateral Manager shall have rights as a third party beneficiary of any such provisions.

(b) Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided that the Administrative Agent shall be responsible for the negligence or misconduct of any such Person.

(c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent, its Affiliates nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances); or

(ii) in the absence of its own gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction; provided, that no action taken or not taken by the Administrative Agent with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances) shall be considered gross negligence or willful misconduct of the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in acting upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message) reasonably believed by it in good faith to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. The Administrative Agent may presume that any condition to advance is satisfied when such Lender has advanced funds to the Borrower. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Transferor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) other than provided in this Agreement, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Transferor or the Collateral Manager or to inspect the property (including the books and records) of the Borrower, the Transferor or the Collateral Manager; and (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto. The Administrative Agent shall not have any liability to the Borrower or any Lender or any other Person for the Borrower’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Transaction Document.

(d) Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders; provided that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within 10 Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action. As to any matters not expressly provided for by this Agreement (including collection of any amounts due on the Advances Outstanding or any matter that would require the

Administrative Agent to exercise any discretion hereunder or under any other Transaction Document, including without limitation, in connection with the enforcement of any right or remedy under the Transaction Documents whether before or after a default, in connection with a bankruptcy proceeding (or similar relief) or otherwise), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) solely upon the instructions of the Required Lenders, and such instructions shall be binding; provided however, that the Administrative Agent shall not be required to take any action at the direction of the Required Lenders or otherwise which exposes the Administrative Agent to liability or which is contrary to this Agreement or the other Transaction Documents or Applicable Law unless the Administrative Agent is furnished with an indemnification reasonably satisfactory to the Administrative Agent with respect thereto. The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Transaction Documents the Administrative Agent is permitted to take or to grant. Whether or not the Administrative Agent makes such a request, at all times except with respect to an express obligation or requirement set forth herein, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. If, in performing its duties under this Agreement, the Administrative Agent is required to decide between alternative courses of action or has received conflicting directions or any other directions from Lenders who do not satisfy the definition of Required Lenders, the Administrative Agent may refrain from taking any action until it receives instructions from the Required Lenders. Each Lender agrees that in any instance in which this Agreement or any other Transaction Document provides that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner. It is expressly agreed and acknowledged that the Administrative Agent is not guaranteeing performance of or assuming any liability for the obligations of the Borrower or the Collateral Manager or other parties hereto or any parties to the Loan Assets. The Administrative Agent shall not be liable for any failure, inability or unwillingness on the part of the Borrower to provide accurate and complete information on a timely basis to the Administrative Agent, or otherwise on the part of any such party (if not the same Person as the Administrative Agent) to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Administrative Agent’s part of any of its duties hereunder or under the other Transaction Documents that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party (if not the same Person as the Administrative Agent) to comply with the terms hereof. The Lenders hereby authorize and empower the Administrative Agent to execute and deliver on their behalf the Transaction Documents and all related agreements, documents or instruments as shall be necessary or appropriate as determined by the Required Lenders in good form and in the forms presented to the Administrative Agent as of the date hereof in order to effectuate the purposes of the Transaction Documents and any such other related agreements, documents and instruments.

(e) Notice of Event of Default, Unmatured Event of Default or Collateral Manager Termination Event. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default, Collateral Manager Termination Event or any other event, unless the Administrative Agent has received written notice from a Group Agent, a Lender, the Borrower or the Collateral Manager referring to this Agreement, describing such Event of Default, Unmatured Event of Default, Collateral Manager Termination Event or other event and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default”, “Notice of Collateral Manager Termination Event” or other similar notice, as applicable. The Administrative Agent shall not have any obligation to take action or exercise any rights with respect to such Event of Default, Unmatured Event of Default, Collateral Manager Termination Event or other event unless directed by the Required Lenders in accordance with the provisions hereof. It shall remain the sole obligation of the Required Lenders to direct the Administrative Agent to take any actions (or forebear from taking any action) after the occurrence of an Event of Default, Unmatured Event of Default, Collateral Manager Termination Event or other event, including any actions to be taken in any bankruptcy proceeding (or similar relief) of the Borrower or the Collateral Manager; provided further that, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to liability or which is contrary to this Agreement or the Transaction Documents or applicable legal requirements unless the Administrative Agent is furnished with an indemnification satisfactory to the Administrative Agent with respect thereto.

(f) Credit Decision with Respect to the Administrative Agent. Each Lender and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Collateral Manager, the Transferor or any of their respective Affiliates or review or approval of any of the Collateral Portfolio, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Collateral Manager, the Transferor or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

(g) Indemnification of the Administrative Agent. Each Lender agrees to indemnify, defend and hold harmless the Administrative Agent or any of its Affiliates, assigns, officers, directors, employees and agents (each, an “Agent Indemnified Party”) (to the extent not reimbursed by the Borrower or the Collateral Manager), ratably in accordance with such Lender’s Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Agent Indemnified Party in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Agent Indemnified Party hereunder or thereunder and whether brought by or involving any third party or any Lender; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the bad faith, gross negligence or willful misconduct of such Agent Indemnified Party (as determined by a final non-appealable order or a court of competent jurisdiction); provided further that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute bad faith, gross negligence or willful misconduct for purposes of this Article IX. Without limitation of the foregoing, each Lender agrees to reimburse the Agent Indemnified Parties, ratably in accordance with such Lender’s respective Pro Rata Share, promptly upon demand for any reasonable and documented expenses (including counsel fees) incurred by the Agent Indemnified Parties in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Agent Indemnified Parties are not reimbursed for such expenses by the Borrower or the Collateral Manager. In the event the Lenders provide reimbursement to any Agent Indemnified Party pursuant to this Section 9.01(g), and the Administrative Agent is subsequently reimbursed for said amounts in accordance with Section 2.04, then the Administrative Agent shall pay such amounts received under Section 2.04 to the Lenders ratably in accordance with the amounts paid by the Lenders to the Agent Indemnified Party under this Section 9.01(g).

(h) Successor Administrative Agent. The Administrative Agent may resign at any time by giving at least ninety days’ prior written notice thereof to each Lender and each Group Agent (with a copy to the Borrower and the Collateral Manager) and may be removed at any time with cause by the Lenders (with a copy to the Borrower and the Collateral Manager); provided that no resignation or removal of the Administrative Agent shall become effective until the appointment of a successor Administrative Agent pursuant to this Section 9.01(h). Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right, subject to the consent of the Borrower so long as no Event of Default is continuing, to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or another entity with knowledge and experience to perform the services of the Administrative Agent hereunder, and upon such appointment and the acceptance thereof such successor will provide a copy thereof to the Borrower, the Collateral Manager, the Collateral Administrator, the Collateral Custodian and the Lenders. If, in the case of a resignation or removal of the Administrative Agent, no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 90 days after the Administrative Agent or Lenders, as applicable, gives notice of resignation or removal of the Administrative Agent (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”) such resignation or removal shall nonetheless become effective in accordance with such notice on the Resignation Effective Date and the retiring Administrative

Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent. The fees payable by the Borrower (following the effectiveness of such appointment) to such Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Transaction Documents, the provisions of this Article IX (including Section 9.01(g)) shall continue in effect for the benefit of such retiring Administrative Agent and any of its Agent Indemnified Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

(i) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the related Group Agent in accordance with each such Lender’s respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with each Lender’s most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.

(j) Exculpatory Provisions. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against the Administrative Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances) unless, with respect to any action so taken, it is performed in a fraudulent, grossly negligent or reckless manner. The Administrative Agent shall not be deemed to have knowledge of any Unmatured Event of Default or Event of Default until a Responsible Officer of the Administrative Agent has received written notice, conspicuously labeled as a “notice of Unmatured Event of Default” or “notice of Event of Default,” from the Borrower or a Lender pursuant to Section 11.02 below, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions of any party set forth in any Transaction Document or the occurrence of any Unmatured Event of Default, or (iv) the validity, enforceability, effectiveness or genuineness of any Transaction Document or any other agreement, instrument or document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Transaction Documents and the notification to the Administrative

Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower. The Administrative Agent shall not be liable for any action taken or not taken by any non-Affiliated service provider selected with due care. The Administrative Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instruction to exercise such discretion or grant such consent from any such Lender, as applicable) or for any error of judgment made in good faith, except in the case of its fraud, gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction. Nothing herein or in any other Transaction Document or related documents shall obligate the Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. The Administrative Agent shall not be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. Any permissive grant of power to the Administrative Agent hereunder shall not be construed to be a duty to act. Before acting hereunder, the Administrative Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. The Administrative Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. The Administrative Agent will provide copies of notices, certificates and reports that it receives from the Borrower to the Lenders to the extent they are not required to be delivered to Lenders by the Borrower or any other party to this Agreement, and shall have no obligation to review such notices, certificates or reports except as expressly provided herein. The Administrative Agent shall not be under a duty to examine or independently evaluate, and shall not be charged with knowledge or notice of, the contents of any financial statements or reports delivered to it pursuant to the provisions of this Agreement or the Transaction Documents, it being acknowledged that such deliveries are for the purpose of making such materials available to the Lenders.

(k) Erroneous Payments.

(i) If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (ii)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (i) shall be conclusive, absent manifest error.

(ii) Without limiting immediately preceding clause (i), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(A)

(1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(B)

such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.1(k)(ii).

(iii) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (i) or under the indemnification provisions of this Agreement.

(iv) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (i), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Advances to the Borrower or the Administrative Agent, (B) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (D) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. In addition, each party hereto agrees that, irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(v) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or the Collection Account for the purpose of making such Erroneous Payment.

(vi) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(vii) Each party’s obligations, agreements and waivers under this Section 9.1(k) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender.

ARTICLE X.

COLLATERAL AGENT; COLLATERAL ADMINISTRATOR

SECTION 10.01 Designation of Collateral Agent.

(a) Initial Collateral Agent. Each of the Lenders hereby designate and appoint State Street Bank and Trust Company as the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral Portfolio and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

(b) Successor Collateral Agent. Upon the Collateral Agent’s receipt of a Collateral Agent Termination Notice from the Required Lenders and the designation of a successor Collateral Agent pursuant to the provisions of Section 10.05, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

SECTION 10.02 Duties of Collateral Agent.

(a) Appointment. The Borrower, the Lenders and the Administrative Agent each hereby appoints State Street Bank and Trust Company to act as Collateral Agent, for the benefit of the Secured Parties. The Collateral Agent hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. Until its removal pursuant to Section 10.05, the Collateral Agent shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) [Reserved];

(ii) The Collateral Agent shall make payments pursuant to the terms of the Collateral Management Report or as otherwise directed in accordance with Sections 2.04 or 2.05.

(iii) In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Collateral Manager in respect of the exercise of any voting or consent rights, or similar actions with respect to the Loan Assets or any Equity Securities, unless it receives specific written instructions from the Collateral Manager, prior to the occurrence of a Collateral Manager Termination Event or the Required Lenders, after the occurrence of a Collateral Manager Termination Event, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(c) (i) The Administrative Agent, each Lender and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Lender and each Group Agent hereby appoints the Collateral Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent or the Required Lenders deem necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution or filing by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 10.02(c) shall be deemed to relieve the Borrower or the Collateral Manager of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral Portfolio, including to file financing and continuation statements in respect of the Collateral Portfolio in accordance with Section 5.01(q). It is understood and agreed that any and all actions performed by the Collateral Agent in connection with this Section 10.02(c) shall be at the written direction of the Required Lenders, and the Collateral Agent shall have no responsibility or liability in connection with determining whether any such actions are necessary or desirable to perfect, protect or more fully secure the security interest granted by the Borrower hereunder or to enable any Person to exercise or enforce any of their respective rights hereunder.

(ii) The Required Lenders may direct the Collateral Agent to take any action incidental to powers granted to the Collateral Agent hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Required Lenders; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Required Lenders, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (A) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (B) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Required Lenders and the Collateral Agent does not receive a consent (either positive or negative) from the Required Lenders within 10 Business Days of its receipt of such request, then the Required Lenders shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and until (and to the extent) expressly so directed by the Required Lenders. The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Required Lenders or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Unmatured Event of Default or Event of Default, unless a Responsible Officer of the Collateral Agent has knowledge of such matter or written notice thereof is received by the Collateral Agent.

(d) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Required Lenders as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e) Nothing herein shall obligate the Collateral Agent to determine independently the correct characterization or categorization of any item of Collateral Portfolio, or to evaluate or verify the Collateral Manager’s characterization of any item of Collateral Portfolio, any such determination being based exclusively upon notification the Collateral Agent receives from the Collateral Manager and nothing herein shall obligate the Collateral Agent to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Loan Asset in order to verify, confirm, audit or otherwise determine any characteristic thereof.

(f) Concurrently herewith, each Lender directs the Collateral Agent and the Collateral Agent is authorized to enter into the Control Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein are extended to, and shall be enforceable by the entity serving as the Collateral Agent in each of its capacities hereunder and shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Control Agreement in such capacities.

SECTION 10.03 Merger or Consolidation.

Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

SECTION 10.04 Collateral Agent Compensation.

As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to the State Street Fees and the State Street Expenses from the Borrower as set forth in the State Street Fee Letter and under the Transaction Documents, payable solely to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Borrower agrees to reimburse the Collateral Agent solely in accordance with the provisions of Section 2.04 for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents. The Collateral Agent and its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s economic self-interest for (1) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments and (2) using Affiliates to effect transactions in certain Permitted Investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement. Each respective Collateral Agent’s entitlement to receive the State Street Fees shall cease on the earliest to occur of: (i) its removal as Collateral Agent pursuant to Section 10.05, (ii) its resignation pursuant to Section 10.07 and (iii) the termination of this Agreement.

SECTION 10.05 Collateral Agent Removal.

The Collateral Agent may be removed, with or without cause, by the Required Lenders (with the written consent of the Collateral Manager so long as no Collateral Manager Termination Event or Event of Default has occurred and is continuing) by notice (with a copy to the Administrative Agent and the Borrower) given in writing to the Collateral Agent (the “Collateral Agent Termination Notice”); provided that, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent has been appointed (with the consent of the Borrower so long as no Event of Default has occurred and is continuing) and has agreed to act as Collateral Agent hereunder; provided that the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 10.04 above while so serving as the Collateral Agent prior to a successor Collateral Agent accepting such appointment.

SECTION 10.06 Limitation on Liability.

(a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any signature, certificate, instrument, statement, resolution, request, direction, consent, order, report, bond, opinion, notice, letter or other document, paper or electronic communication delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon the written instructions of the Administrative Agent. Any electronically signed document delivered via email from a person purporting to be a Responsible Officer shall be considered signed or executed by such Responsible Officer on behalf of the applicable Person. The Collateral Agent shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

(b) The Collateral Agent may consult counsel selected with due care and shall not be liable for any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its bad faith, gross negligence, reckless disregard of its obligations or willful misconduct.

(d) The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Agent shall not be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(f) The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder unless the Collateral Agent is provided an indemnity satisfactory to it.

(g) It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h) Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Collateral Manager and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Required Lenders. In no event shall the Collateral Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian, the Administrative Agent or the Collateral Administrator under this Agreement and shall not be required to monitor the performance of any of the Collateral Custodian, the Administrative Agent or the Collateral Administrator. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian, the Administrative Agent or the Collateral Administrator under this Agreement.

(j) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other Applicable Law a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral Portfolio, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral Portfolio to the Collateral Agent or otherwise deal with such Collateral Portfolio in accordance with the Collateral Agent’s instructions.

(k) The Collateral Agent hereby disclaims any representation or warranty to the Administrative Agent, the Group Agents or the Lenders concerning and shall have no responsibility to the Administrative Agent, the Group Agents and the Lenders for the existence, priority or perfection of the Liens and security interests granted hereunder or under any Transaction Document or in the value of any of the Collateral Portfolio. The Collateral Agent makes no representation as to the value, sufficiency or condition of the Loan Assets or any part thereof, as to the title of the Borrower to the Collateral Portfolio, as to the security afforded by this Agreement or any other Transaction Document. The Collateral Agent shall not be responsible for insuring the Collateral Portfolio, for the payment of taxes, charges, assessments or liens upon the Collateral Portfolio or otherwise as to the maintenance of the Collateral Portfolio, except as provided in the immediately following sentence when the Collateral Agent has possession of the Collateral Portfolio. The Collateral Agent shall not have any duty to the

Administrative Agent, the Group Agents or the Lenders as to any Collateral Portfolio in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of the Collateral Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral Portfolio as may be in its possession substantially the same care as it accords its own assets and the duty to account for monies received by it. The Collateral Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral Portfolio. The Collateral Agent shall not be liable for the acts or omissions of any non-affiliated bank, depositary bank, custodian, independent counsel of the Borrower or any other non-affiliated party selected by the Collateral Agent with due care or selected by any other party hereto that may hold or possess Collateral Portfolio or documents related to Collateral Portfolio and the Collateral Agent shall not be required to monitor the performance of any such Persons holding Collateral Portfolio. For the avoidance of doubt, the Collateral Agent shall not be responsible to the Lenders for the validity or perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments, provided however that if instructed by the Administrative Agent and at the expense of the Borrower, the Collateral Agent shall not arrange for the filing and continuation, of financing statements or other filing or recording documents or instruments (collectively, the “Financing Statements”) for the perfection of security interests in the Collateral Portfolio; provided, that, the Collateral Agent shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such Financing Statements all of which shall be provided in writing to the Collateral Agent by the Administrative Agent including the jurisdictions and filing offices where the Collateral Agent is required to file such Financing Statements.

(l) Notwithstanding anything contained herein, neither the Collateral Agent nor the Collateral Custodian shall have any obligations with respect to any collateral comprised of mortgages or other real property, including without limitation any of its express duties in Section 10.02(b). In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any real estate-related collateral pursuant to this Agreement or any Transaction Document, the Collateral Agent shall not be obligated to take title to or possession of real estate in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability. In the event that the Collateral Agent deems that it may be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent subject to the terms and conditions of Section 10.07 or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

(m) Without limiting the generality of any terms of this section, the Collateral Agent shall have no liability for any action or omissions of the Borrower, the Collateral Manager or the Administrative Agent or any failure, inability or unwillingness on the part of the Collateral Manager, the Administrative Agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof. The duties and obligations of the Collateral Agent and its employees or agents shall be determined solely by the express provisions of this Agreement, and they shall not be under any obligation or duty except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants shall be read into this Agreement against them.

(n) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document or electronic communication; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof.

(o) The Collateral Agent may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through its agents or attorneys, and the Collateral Agent shall not be responsible for any misconduct or negligence on the part of any non-Affiliated agent or non-Affiliated attorney appointed hereunder with due care. Neither the Collateral Agent nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Collateral Manager, the Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Collateral Agent’s duties hereunder.

(p) In no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder as a result of governmental or regulatory actions, government regulations, fires, strikes, accidents, acts of God or other causes beyond the control of the Collateral Agent, provided that the Collateral Agent shall use commercially reasonable efforts to mitigate the effects of such circumstances and resume performance as soon as reasonably possible, and the Collateral Agent’s obligations shall be suspended for a reasonable time during which such conditions exist. The Collateral Agent agrees that it shall give notice of any such event to the Lenders, the Borrower and the Collateral Manager within a reasonable time but in no event later than two (2) Business Days of the Collateral Agent having notice or knowledge of such event.

(q) The Collateral Agent shall not be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes for any other Person with respect to this Agreement, other than in respect of the Collateral Agent’s compensation or for reimbursement of expenses.

SECTION 10.07 Collateral Agent Resignation.

The Collateral Agent may resign at any time by giving not less than 90 days written notice thereof to the Administrative Agent, the Group Agents and the Lenders (with a copy to the Borrower and the Collateral Manager) and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld. Upon receiving such notice of resignation, the Administrative Agent shall promptly appoint a successor collateral agent or collateral agents (with the consent of the Borrower so long as no Event of Default has occurred and is continuing) by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, the Collateral Manager, the Collateral Administrator and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within 45 days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent and upon such appointment, the resigning Collateral Agent will provide a copy thereof to the Administrative Agent, the Borrower, the Collateral Manager, the Collateral Administrator and Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.

SECTION 10.08 Reports. Subject to the terms set forth in the Collateral Administration Agreement:

(a) The Collateral Administrator shall make available to the Borrower by facsimile (or such other medium as may be agreed upon by the Borrower and the Collateral Administrator) by 11:00 a.m. (New York time) on each Business Day a report describing all cash (including but not limited to a breakdown of all such amounts into Interest Collections and Principal Collections) and other property received by the Collateral Agent pursuant to the terms of this Agreement and the other Transaction Documents on the preceding Business Day (the “Daily Report”). If any cash or property shall be received by the Collateral Agent on a day that is not a Business Day, the Collateral Administrator shall deliver the Daily Report with respect thereto to the Borrower on the next Business Day.

(b) On each Reporting Date, the Collateral Administrator will, subject to the Collateral Administrator’s receipt from the Collateral Manager, the Borrower, the Administrative Agent or the Collateral Agent, as applicable, such information with respect to the Loan Assets and Permitted Investments to the extent not maintained or in the possession of the Collateral Administrator or the Collateral Agent, make available to the Borrower, each Lender, the Administrative Agent and the Collateral Agent, a quarterly statement including the information set forth in Exhibit F, determined as of the Payment Date Cut-Off (such quarterly statements, the “Collateral Management Reports”).

(c) The Collateral Manager, the Administrative Agent, the Collateral Agent and the Borrower shall cooperate with the Collateral Administrator in connection with the preparation by the Collateral Administrator of the Collateral Management Reports. Upon receipt of approval to do so from the Collateral Manager, the Collateral Administrator shall transmit the same to the Borrower, each Lender, the Administrative Agent and the Collateral Agent.

(d) The Collateral Administrator may conclusively rely on and without any investigation, the “Quarterly Loan Tape” and any other information provided by the Collateral Manager, the Borrower, the Administrative Agent and/or the Collateral Agent in preparation of the Collateral Management Reports. Nothing herein shall obligate the Collateral Administrator to review or examine the “Quarterly Loan Tape” for accuracy, correctness or validity.

(e) Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any Obligor of the Loan Asset is in default or in compliance with the underlying documents governing or securing such Loan Asset, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

(f) The Collateral Administrator shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager or the Borrower or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(g) If, in performing its duties under this Section 10.08 in connection with compiling and delivering reports, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Collateral Manager, acting on behalf of the Borrower, as to the course of action desired by it. If the Collateral Administrator does not receive such instructions within three Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Administrator shall act in accordance with instructions received after such three-Business Day period except to the extent it has already taken, or committed itself to take action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(h) The Collateral Agent and the Collateral Administrator shall be under no obligation to (i) monitor, determine or verify the unavailability or cessation of SOFR, Term SOFR, Benchmark, Benchmark Replacement (or other applicable interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as expressly provided herein), any Benchmark Transition Event, Early Opt-in Election or any amendment or change required to be made to the applicable interest rate, (ii) select, determine or designate any SOFR, Term SOFR, Benchmark or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) select, determine or designate any adjustment or other modifier to any replacement or successor index, or (iv) determine whether or what Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.

(i) The Collateral Agent and the Collateral Administrator shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of SOFR, Term SOFR, Benchmark, Benchmark Replacement (or other applicable interest rate) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrative Agent or any Lender, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.01 Amendments and Waivers.

(a) Subject to Section 2.23, (i) no amendment or modification of any provision of this Agreement shall be effective without (A) the written agreement of the Borrower, the Collateral Manager, the Administrative Agent and the Required Lenders, (B) the Borrower providing copies of such proposed amendment or modification to the Group Agents, the Lenders, the Administrative Agent, the Collateral Agent and the Collateral Administrator and (C) solely if such amendment or modification would adversely affect the rights and obligations of any Group Agent, the Collateral Administrator or of the Collateral Agent, the written agreement of such Group Agent, the Collateral Administrator or the Collateral Agent, as applicable and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Collateral Manager shall be effective without the written concurrence of the Administrative Agent and the Required Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Administrative Agent, the Collateral Manager and the Borrower shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Administrative Agent, the Collateral Manager and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.

(b) Notwithstanding the provisions of Section 11.01(a), but subject to Section 2.24, the written consent of each Lender shall be required for any amendment, modification or waiver (i) reducing any Advances Outstanding, or the Yield thereon, (ii) postponing any date for any payment of any Advance or the Yield thereon, (iii) modifying the provisions of this Section 11.01, (iv) modifying the provisions of Section 2.04, or (v) extending the Stated Maturity Date or clause (i) of the definition of “Reinvestment Period”.

(c) Prior to the time a judgment or decree for payment of amounts due has been obtained by the Collateral Agent, as provided in Article VII, the Required Lenders may waive any past Event of Default and its consequences. In the case of any such waiver, the Borrower, the Collateral Manager, the Administrative Agent, the Group Agents, the Collateral Agent and the Lenders shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereto. The Collateral Agent shall promptly make available any such waiver to the Borrower, the Collateral Manager, each Group Agent and each Lender.

Upon any such waiver, such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement, but no such waiver shall extend to any subsequent or any other default or impair any right consequent thereto.

(e) The Borrower shall, promptly following the execution of any amendment, waiver or supplement to any Transaction Document, provide copies thereof to each Group Agent, each Lender, the Administrative Agent and the Collateral Agent.

SECTION 11.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail) and faxed, e-mailed or delivered, to each Lender to the contact information as specified in Annex A and to each other party hereto, as follows:

To the Borrower:

Athena Funding II LLC

399 Park Avenue, 38th Floor

New York, NY 10022

Attention: Bryan Cole

Email:

Phone:

To the Collateral Manager:

Owl Rock Technology Finance Corp. II

399 Park Avenue, 38th Floor

New York, NY 10022

Attention: Bryan Cole

Email:

Phone:

To the Transferor:

Owl Rock Technology Finance Corp. II

399 Park Avenue, 38th Floor

New York, NY 10022

Attention: Bryan Cole

Email:

Phone:

To the Administrative Agent:

MUFG Bank, Ltd.

1221 Avenue of the Americas

New York NY 10020

Chris Pohl

Christopher.pohl@mufgsecurities.com

Phone: (212) 405-6653

To the Collateral Agent and the Collateral Administrator:

State Street Bank and Trust Company,

as Collateral Agent

1776 Heritage Drive

Mail Stop: JAB0527

North Quincy, MA 02171

Attn: Scott Berry, Vice President - Structured Trust and Analytics

Facsimile: (617) 937-4370

Phone: (617) 662-9840

To the Collateral Custodian:

Alter Domus (US) LLC,

as Collateral Custodian

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: legal@alterdomus.com

Telephone: 312-564-5100

Facsimile: 312-376-0751

Email: legal@alterdomus.com and DocCustody@alterdomus.com

or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile and e-mail shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 11.03 No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04 Binding Effect; Assignability; Multiple Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Collateral Manager, the Administrative Agent, each Group Agent, each Lender, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Transferor and their respective successors and permitted assigns. Each Lender and their respective successors and assigns may assign, syndicate, or grant a security interest or sell a participation interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance (or portion thereof) or any Promissory Note (or any portion thereof) to any Person that is an Eligible Lender other than the Borrower or an Affiliate thereof; provided that (x) so long as no Event of Default has occurred and is continuing, unless the Borrower shall otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed), a Lender may only assign, syndicate, grant a security interest or sell a participation in, its rights and obligations hereunder to an Affiliate or another Lender and (y) after an Event of Default has occurred and is continuing, a Lender may assign its rights and obligations hereunder to any Person that is an Eligible Lender without restriction. Any such assignee shall execute and deliver to the Collateral Manager, the Borrower and the Administrative Agent a fully-executed assignment and acceptance substantially in the form of Exhibit H hereto (an “Assignment and Acceptance”) and a fully-executed Joinder Supplement and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent). The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire (in a form provided by the Administrative Agent), a properly completed and duly executed IRS Form W-9 (or other applicable tax form) and all other documentation and other information about such assignee as required under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and such other documents as the Administrative Agent shall reasonably request from such assignee. The Administrative Agent shall be entitled to rely solely on the representation of any assignee that it is an Eligible Lender in the Assignment and Acceptance without any investigation. Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to an Eligible Lender and (b) the Borrower and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is an Eligible Lender and that the Administrative Agent shall have no liability with respect to any assignment or participation made to any Person which is not an Eligible Lender. The parties to any such assignment, grant or sale of a participation interest shall execute and the Lender record in its books and records, such agreement or document as may be satisfactory to such parties. To the fullest extent effective under Applicable Law (including Section 9-408 of the UCC), none of the Borrower, the Transferor or the Collateral Manager may assign, or permit any Lien (other than Permitted Liens) to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of the Required Lenders.

(b) (i) Furthermore, each participant agrees that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Group Agents, the Collateral Agent, the Collateral Manager, the Collateral Custodian, the Collateral Administrator and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each participant shall have agreed to be bound by this Section 11.04(b), Section 11.04(c), Section 11.13 and Section 11.14. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Sections 2.10, Section 2.11, Section 5.3 and Section 5.4 shall apply to each participant as if it were a Lender (subject to the requirements and limitations therein, including the requirements under Section 2.11(d) (it being understood that the documentation required under Section 2.11(d) shall be delivered to the participating Lender)) and had acquired its interest by assignment pursuant to clause (a) of this Section 11.04; provided that no participant shall be entitled to any amount under Sections 2.10, Section 2.11, Section 5.3 or Section 5.4 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred.

(ii) In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as nonfiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”). An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Promissory Note, if any, shall expressly so provide). Any participation of such Advance may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower to the extent necessary for the Borrower to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations or to comply with other requirements under applicable tax law. The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in such Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Notwithstanding any other provision of this Section 11.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank and each Conduit Lender may assign its rights and obligations under this Agreement pursuant to a Liquidity Agreement, in each case, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

(d) Each Indemnified Party shall be an express third party beneficiary of this Agreement.

(e) Notwithstanding anything else to the contrary contained in this Agreement, the Collateral Manager may (in its sole discretion) upon prior written notice to the Administrative Agent, at any time and without the consent of any Person, assign all or a portion of its rights and obligations under this Agreement to an Affiliate of the Collateral Manager, including Owl Rock Technology Advisers II LLC (or any Affiliate thereof); provided that (i) such Affiliate has the ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager hereunder and otherwise qualifies as an Eligible Successor, (ii) such Affiliate is legally qualified to and has the capacity to act as Collateral Manager hereunder and (iii) immediately after the assignment or delegation, such Affiliate employs or otherwise retains the services of principal personnel performing the duties required under this Agreement who are the same individuals who would have performed such duties had the assignment or delegation not occurred.

SECTION 11.05 Term of This Agreement. This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V and the Collateral Manager’s representations, covenants and duties set forth in Articles IV, V and VI, shall remain in full force and effect until the Collection Date; provided that the indemnification and payment provisions of Article VIII, IX and Article XI and the provisions of Section 2.10, Section 2.11, Section 11.07, Section 11.08 and Section 11.09 shall be continuing and shall survive any termination of this Agreement.

SECTION 11.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

SECTION 11.07 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Collateral Agent, the Administrative Agent, the Group Agents, the Lenders, the Collateral Administrator, the Collateral Custodian, the Account Bank and their respective Affiliates under Section 8.01 and Section 8.02, the Borrower and the Collateral Manager agree to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Group Agents, the Lenders, the Collateral Administrator, the Collateral Custodian, the Account Bank and the Collateral Agent incurred in connection with the preparation, execution, delivery, administration

(including periodic auditing), renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of outside counsel for the Administrative Agent, the Group Agents, the Lenders, the Collateral Administrator, the Collateral Custodian, the Account Bank and the Collateral Agent with respect thereto and with respect to advising the Administrative Agent, the Group Agents, the Lenders, the Collateral Administrator, the Collateral Custodian, the Account Bank and the Collateral Agent as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, all reasonable and documented out-of-pocket costs and expenses, if any (including reasonable and documented outside counsel fees and expenses), incurred by the Administrative Agent, the Group Agents, the Lenders, the Collateral Administrator, the Collateral Custodian, the Account Bank and the Collateral Agent in connection with the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith; provided that the Borrower shall only be responsible for the fees and expenses of one outside counsel and one local counsel in each relevant jurisdiction for all of the Group Agents and the Lenders, one outside counsel and one local counsel in each relevant jurisdiction for the Administrative Agent, and one outside counsel and one local counsel in each relevant jurisdiction for the Collateral Administrator and the Collateral Agent. If any material amendment of this Agreement or assignment, termination, resignation or removal hereunder would require any Conduit Lender (or its related Group Agent) to obtain a statement from any applicable rating agencies that its credit rating will not be downgraded, withdrawn or suspended as a result of such amendment, assignment, termination, resignation or removal, the applicable Group Agent will provide notice to the Borrower and the Administrative Agent if such a statement is required and the costs of obtaining any such rating agency statement shall be paid by the applicable Conduit Lender (or its related Group Agent).

(b) The Borrower shall pay on any Payment Date any and all Other Taxes associated therewith.

(c) The Borrower shall pay on the next Payment Date all other reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Group Agents, the Lenders and the Collateral Agent in connection with the execution, delivery, filing and recording of this Agreement and the other Transaction Documents including, in connection with periodic audits of the Borrower’s books and records under and in accordance with the terms of this Agreement; provided that prior to the occurrence and continuance of an Event of Default, such audits will be limited to a maximum of one (1) per calendar year at the expense of the Borrower; provided further that the Administrative Agent shall schedule such audits on behalf of the Group Agents and the Lenders and shall (1) coordinate in good faith with the Group Agents and the Lenders to determine dates which are acceptable to a majority of the Lenders and (2) provide 10 days’ prior notice to the Group Agents and the Lenders of any such audit and any Group Agent and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(d) Any amounts payable by the Borrower pursuant to this Section 11.07 shall be paid by the Borrower to the Administrative Agent in accordance with the provisions of Section 2.04, on the next Payment Date and each succeeding Payment Date until paid in full following receipt by the Borrower of the Administrative Agent’s written demand therefor on behalf of the applicable Indemnified Party.

SECTION 11.08 No Proceedings. Each of the parties hereto agree that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of Bankruptcy Event so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) after the later to occur of (i) the Collection Date and (ii) if an Approved Securitization has taken place, the payment in full of all notes issued pursuant to all such Approved Securitizations.

The provisions of this Section 11.08 are a material inducement for the Administrative Agent, the Collateral Agent, the Group Agents and the Lenders to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The Collateral Agent (acting as directed by the Required Lenders) may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding-up, insolvency, moratorium or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws or any similar laws.

SECTION 11.09 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any party hereto as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of any such Person or any incorporator, affiliate, stockholder, partner, member, manager, general partner, officer, employee or director of any such Person or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate, partnership or limited liability company obligations, as applicable, of such party (and nothing in this Section 11.09 shall be construed to diminish in any way such corporate, partnership or limited liability company obligations, as applicable, of such party, as applicable), and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, partner, member, manager, general partner, affiliate, officer, employee or director of any such Person or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of any such Person and each incorporator, stockholder, partner, member, manager, affiliate, officer, employee or director of any such Person or of any such administrator, or any of them, for breaches by any such Person of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Transferor or the Collateral Manager or any other Person against the Administrative Agent, the Group Agents, the Lenders or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Transferor and the Collateral Manager each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Administrative Agent, the Lenders or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d) The provisions of this Section 11.09 shall survive the termination of this Agreement.

SECTION 11.10 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail in portable document format (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Borrower to the Administrative Agent, the Group Agents and the Lenders. By executing this Agreement, the parties hereto hereby acknowledge and agree, and direct the Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Account Bank to acknowledge and agree and the Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Account Bank do hereby acknowledge and agree, that execution of this Agreement, any instruction, direction, notice, form or other document executed by the any party to this Agreement or the Transaction Documents in connection with this Agreement or such other Transaction Documents, by electronic signatures (whether by Orbit, Adobe Fill & Sign, Adobe Sign, DocuSign, or any other similar platform identified by such party and reasonably available at no undue burden or expense to the Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Account Bank) shall be permitted hereunder notwithstanding anything to the contrary herein and such electronic signatures shall be legally binding as if such electronic signatures were handwritten signatures.

SECTION 11.11 Consent to Jurisdiction; Service of Process.

(a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) The Borrower and the Collateral Manager agree that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Collateral Manager, as applicable, at its address specified in Section 11.02 or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 11.11 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

SECTION 11.12 Characterization of Conveyances Pursuant to the Purchase and Sale Agreement.

(a) As provided in the Purchase and Sale Agreement, it is the express intent of the Borrower and the Transferor that the conveyance of any Loan Assets by the Transferor to the Borrower as contemplated by the Purchase and Sale Agreement be, and be treated for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower) as, a sale and/or a capital contribution by the Transferor of such Loan Assets. Further, as provided in the Purchase and Sale Agreement, it is not the intention of the Borrower and the Transferor that such conveyance be deemed a pledge of the Loan Assets by the Transferor to the Borrower to secure a debt or other obligation of the Transferor. However, in the event that, notwithstanding the intent of such parties, the Loan Assets are held to continue to be property of the Transferor, then, as provided in the Purchase and Sale Agreement, the parties thereto have agreed that: (i) the Purchase and Sale Agreement shall also be deemed to be a security agreement under Applicable Law; (ii) as set forth in the Purchase and Sale Agreement, the transfer of the Loan Assets provided for in the Purchase and Sale Agreement shall be deemed to be a grant by the Transferor to the Borrower of a first-priority security interest (subject only to Permitted Liens) in all of the Transferor’s right, title and interest in and to the Loan Assets and all amounts payable to the holders of the Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Controlled Accounts, whether in the form of cash, instruments, securities or other property; (iii) the possession by the Borrower (or the Collateral Custodian on their behalf) of the Collateral Portfolio and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (iv), for purposes of perfecting the security interest pursuant to the UCC; and (iv) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the

Borrower for the purpose of perfecting such security interest under Applicable Law. The parties to the Purchase and Sale Agreement have further agreed that any assignment of the interest of the Borrower pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created pursuant to the terms of the Purchase and Sale Agreement. The Borrower shall, to the extent consistent with this Agreement and the other Transaction Documents, take such actions as may be necessary to ensure that, if the Purchase and Sale Agreement were deemed to create a security interest in the Loan Assets, such security interest would be deemed to be a first-priority perfected security interest (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement.

(b) As provided in the Purchase and Sale Agreement, it is the intention of each of the parties thereto that any Loan Assets conveyed by the Transferor to the Borrower pursuant to the Purchase and Sale Agreement shall constitute assets owned by the Borrower and shall not be part of the Transferor’s estate in the event of the filing of a bankruptcy petition by or against the Transferor under any bankruptcy or similar law.

(c) As provided in the Purchase and Sale Agreement, the Borrower and the Transferor agree to treat, for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower), the transactions effected by the Purchase and Sale Agreement as sales and/or capital contributions of assets to the Borrower. As provided in the Purchase and Sale Agreement, the Transferor has agreed to reflect in the Transferor’s financial records and to include a note in the annual and quarterly financial statements of the Transferor indicating that: (i) assets related to transactions (including transactions pursuant to the Transaction Documents) that do not meet SFAS 140 requirements for accounting sale treatment are reflected in the consolidated balance sheet of the Transferor, as finance receivables pledged and non-recourse, secured borrowings and (ii) those assets are owned by a special purpose entity that is consolidated in the financial statements of the Transferor, and the creditors of that special purpose entity have received security interests in such assets and such assets are not intended to be available to the creditors of sellers (or any affiliate of the sellers) of such assets to that special purpose entity.

SECTION 11.13 Confidentiality.

(a) Each of the Administrative Agent, the Group Agents, the Lenders, the Collateral Administrator and the Collateral Agent shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Collateral Manager hereto and their respective businesses, and all information in connection with or related to the Loan Agreements (including but not limited to any information provided pursuant to Section 6.08 or Section 10.08), obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys or other agents, including any valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Collateral Portfolio contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Group Agents, the Lenders, the Collateral Manager, the Collateral Agent, the Collateral Administrator, the Borrower and the Transferor that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and their affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law, (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents, (v) disclose to any rating agency referred to in the last sentence of Section 11.07(a) which (in each case) has entered into a confidentiality agreement in form and substance satisfactory to the Borrower and (vi) disclose such information with the prior written consent of the Borrower. It is understood that the financial terms that may not be disclosed except in compliance with this Section 11.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Collateral Manager Termination Events, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Borrower and the Collateral Manager each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Group Agents, the Lenders, the Account Bank, the Collateral Agent, the Collateral Administrator or the Collateral Custodian by each other or (ii) by the Administrative Agent, the Group Agents, the Lenders, the Collateral Agent, the Collateral Administrator and the Collateral Custodian to any prospective or actual permitted assignee or participant of any of them or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Agreement or any other Transaction Document; provided that, (A) so long as no Event of Default has occurred and is continuing, such Person would be permitted to be an assignee or participant pursuant to the terms hereof and (B) such Person agrees to hold such information confidential in accordance with this Section 11.13 or (iii) by the Administrative Agent, the Group Agents, the Lenders, the Account Bank, the Collateral Agent and the Collateral Custodian to any provider of a surety, guaranty or credit or liquidity enhancement to any Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information.

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of any Lender’s, any Group Agent’s, the Administrative Agent’s, the Collateral Agent’s, the Collateral Administrator’s, the Account Bank’s or the Collateral Custodian’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Group Agent, any Lender, the Collateral Agent, the Collateral Custodian, the Collateral Administrator or the Account Bank or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance in writing by the Borrower, the Collateral Manager or the Transferor or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Agent, the Collateral Administrator or the Collateral Custodian having a need to know the same, provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Collateral Manager or the Transferor, as applicable. Any Person that proposes to disclose any information pursuant to subclauses (a), (b) or (c) of this Section 11.13(c)(ii) shall, to the extent practical, (1) provide the Borrower, the Transferor or the Collateral Manager, as applicable, with prompt written notice of such proposed disclosure, (2) reasonably cooperate with the Borrower, the Transferor or the Collateral Manager, as applicable, so that such Person may obtain a protective order or other appropriate remedy with respect to the information to be disclosed or otherwise obtain satisfactory assurances that such information will be treated as confidential and proprietary and (3) disclose only that information that is, in the opinion of counsel to such Person, legally required to be disclosed. The foregoing clauses (1) through (3) shall not apply to any Lender to the extent that a disclosure is made by such Lender to any bank examiner, regulatory or self-regulatory authority in the course of such examiner’s or authority’s routine examination or inspection of such Lender’s business or operations which does not specifically target the information to be disclosed.

SECTION 11.14 Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 11.14 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

SECTION 11.15 Waiver of Set Off.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Administrative Agent, the Collateral Agent, the Lenders or their respective assets.

SECTION 11.16 Headings and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

SECTION 11.17 Ratable Payments.

If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Section 2.10, Section 2.11, Section 5.3 or Section 5.4) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances Outstanding owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

SECTION 11.18 [Reserved].

SECTION 11.19 Maximum Lawful Rate.

Notwithstanding any other provisions herein, if at any time the rate of interest payable by the Borrower hereunder, when combined with any and all other charges provided for in any Promissory Note, in this Agreement or in any other document (to the extent such other charges would constitute interest for the purpose of any applicable law limiting interest that may be charged on this Note), exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be exceeded, the rate of interest hereunder shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest paid by the Borrower is equal to the total interest that would have been paid had applicable law not limited the interest rate payable hereunder. In no event shall the total interest received by the Lenders hereunder exceed the amount which the Lenders could lawfully have received had the interest due hereunder been calculated since the date hereof at the Maximum Lawful Rate.

SECTION 11.20 No Proceedings; Waiver of Set-Off.

(a) Each party to this Agreement hereby agrees that it will not institute, or join any other Person in instituting against, any Conduit Lender any bankruptcy, insolvency, winding up, dissolution, receivership, conservatorship or other similar proceeding or action so long as any Commercial Paper issued by such Conduit Lender shall be outstanding or there shall not have elapsed one year and one day since the last day on which any such Commercial Paper shall, have been outstanding.

(b) Each party hereto waives any right of set-off it may have or to which it may be entitled under this Agreement and the other Transaction Documents with respect to each Conduit Lender and its assets.

(c) Notwithstanding anything contained in this Agreement, no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder, (i) in excess of any amount available to such Conduit Lender, received under the terms of this Agreement, after paying or making provision for the payment of its Commercial Paper or (ii) if after giving effect to such payment, such Conduit Lender could not issue Commercial Paper to refinance its then existing Commercial Paper as a result of such payment. All payment obligations of a Conduit Lender hereunder are contingent upon the availability of funds in excess of the amounts necessary to pay indebtedness of such Conduit Lender; and, each Lender and the borrower agrees that is shall not have a claim under Section 101(5) of the United States Bankruptcy Code if and to the extent that any such payment obligations exceeds the amount available to a Conduit Lender received pursuant to this Agreement to pay such amounts after paying or making provision for the payment of such Conduit Lender’s indebtedness.

(d) The provisions of this Section 11.20 shall survive the termination of this Agreement.

SECTION 11.21 Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 11.22 Acknowledgment Regarding Any Supported QFC.

To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States. Without limiting of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Lender that is in default of its obligations hereunder shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XII.

COLLATERAL CUSTODIAN

SECTION 12.01 Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 12.01. The Borrower and the Lenders hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Required Lenders of the designation of a successor Collateral Custodian pursuant to the provisions of Section 12.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

SECTION 12.02 Duties of Collateral Custodian.

(a) Appointment. The Borrower and each of the Lenders hereby appoint Alter Domus (US) LLC to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. From the Closing Date until its removal pursuant to Section 12.05, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) The Collateral Custodian shall accept delivery and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.04(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents (the “Review Period”) and the related Loan Asset Schedule, the Collateral Custodian shall (i) review the face of each Required Loan Document received to determine whether it appears regular on its face and appears to relate to the related Loan Asset, (ii) confirm that such Required Loan Documents have been executed (either an original or a copy, as indicated by the Collateral Manager), if applicable, and have no mutilated pages, and (iii) confirm that the related original balance, Loan Asset number and Obligor name (based on such note or assignment agreement contained in such Loan Asset File, as applicable) with respect to such Loan Asset is as referenced on the related Loan Asset Schedule (such items (i) through (iii), the “Review Criteria”). Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents to the extent provided by the Borrower. In receiving any Loan Asset Files hereunder, and in maintaining any listing or providing any report or communication with respect to the Loan Asset Files held hereunder, the Collateral Custodian shall be required only to review such Loan Asset Files in accordance with the Review Criteria. After the Review Period, the Collateral Custodian shall execute and deliver to the Borrower, the Collateral Manager and the Collateral Agent a certification more fully described below (a “Collateral Custodian Certification”) substantially in the form attached hereto as Exhibit K, including an attached exception report (an “Exception Report”), listing any Required Loan Document not included in the related Loan Asset File (which Exception Report shall include any document that does not satisfy the Review Criteria).

(ii) The Collateral Custodian shall, in each Collateral Custodian Certification, certify and confirm as to each Loan Asset File listed on the Loan Asset Schedule that, except as noted on the Exception Report attached to such Collateral Custodian Certification: (x) all Required Loan Documents are in the Collateral Custodian’s possession (either an original or an electronic copy in accordance with the requirements set forth in the definition of Required Loan Documents) and (y) all documents contained in the Loan Asset File have been reviewed by the Collateral Custodian in accordance with the Review Criteria. For the avoidance of doubt, the Collateral Custodian’s sole obligation with respect to any documents delivered to it pursuant to Section 6.08(c) shall be limited to retaining custody of such documents without further review.

(iii) In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that, the Collateral Custodian makes no representations as to the existence, perfection, enforceability or priority of any Lien on the Required Loan Documents or the instruments therein or as to the adequacy or sufficiency of such Required Loan Documents; provided, further, that the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iv) All Required Loan Documents, to the extent originals are delivered to the Collateral Custodian, shall be kept in fire resistant vaults, rooms or cabinets at the address of the Collateral Custodian located at 225 W. Washington Street, 9th Floor, Chicago, Illinois, or at such other office as shall be specified to the Required Lenders and the Collateral Manager by the Collateral Custodian in a written notice delivered at least 30 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the original physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to the Transferor and its Affiliates and subsidiaries.

(v) On the last calendar day of each month, the Collateral Custodian shall provide a written report to the Administrative Agent, the Borrower and the Collateral Manager identifying each Loan Asset for which it holds Required Loan Documents and including an Exception Report.

(vi) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Collateral Custodian shall not be deemed to assume any obligations or liabilities of the Borrower or Collateral Manager hereunder or under any other Transaction Document.

(c) (i) After the occurrence and during the continuance of an Event of Default, the Collateral Custodian agrees to cooperate with the Collateral Agent (acting at the direction of the Required Lenders) and deliver any Required Loan Documents to the Collateral Agent (pursuant to a written request in the form of Exhibit G) as requested in order to take any action that the Required Lenders deem necessary or desirable in order for the Collateral Agent to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VII. In the event the Collateral Custodian receives instructions from the Collateral Manager or the Borrower which conflict with any instructions received by the Collateral Agent, the Administrative Agent or the Required Lenders after the occurrence and during the continuance of an Event of Default, the Collateral Custodian shall rely on and follow the instructions given by the Collateral Agent, the Administrative Agent or the Required Lenders, as applicable.

(ii) The Required Lenders may direct the Collateral Custodian to take any action incidental to its duties hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Required Lenders; provided that, the Collateral Custodian shall not be required to take any action hereunder at the request of the Required Lenders, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Required Lenders and the Collateral Custodian does not receive a consent (either positive or negative) from the Required Lenders within 10 Business Days of its receipt of such request, then the Required Lenders shall be deemed to have declined to consent to the relevant action.

(iii) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has actual knowledge of such matter or written notice thereof is received by the Collateral Custodian from the Administrative Agent, the Collateral Manager, a Lender or the Borrower, referring to this Agreement, describing such Event of Default, and stating that such notice is a “Notice of Event of Default.” In the absence of receipt of such notice, the Collateral Custodian may conclusively assume that there is no Event of Default.

SECTION 12.03 Merger or Consolidation. Any Person (a) into which the Collateral Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Custodian shall be a party or (c) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

SECTION 12.04 Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Expenses and the Collateral Custodian Fees from the Borrower as set forth in the Collateral Custodian Letter and under the Transaction Documents, payable solely pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of: (a) its removal as Collateral Custodian pursuant to Section 12.05, (b) its resignation as Collateral Custodian pursuant to Section 12.07 of this Agreement or (c) the termination of this Agreement; provided that, for the avoidance of doubt, the Collateral Custodian shall remain entitled to receive, as and when such amounts are payable under the terms of this Agreement, any unpaid Collateral Custodian Fees and Collateral Custodian Expenses accrued prior to the release of all Loan Asset Files from the custody of the Collateral Custodian.

SECTION 12.05 Collateral Custodian Removal. The Collateral Custodian may be removed, with or without cause, by the Required Lenders by notice (with a copy to the Borrower) given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity (and, for the avoidance of doubt, so long as it continues to act in such capacity, shall continue to receive the Collateral Custodian Fees and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement and the Collateral Custodian Fee Letter) until a successor Collateral Custodian has been appointed (with the consent of the Borrower so long as no Event of Default has occurred and is continuing) and has agreed to act as Collateral Custodian hereunder.

SECTION 12.06 Limitation on Liability.

(a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any written notice, instruction, statement, certificate, request, waiver, consent, instrument, opinion, report, letter or other paper or document furnished to it in accordance with this Agreement, which it in good faith reasonably believes to be genuine and that has been signed or presented by the proper party (which in the case of any instruction from or on behalf of the Borrower shall be an authorized Person) or parties. The Collateral Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement certificate, request, waiver, consent, opinion, report, receipt or other paper or document, provided, however, that if the form thereof is specifically prescribed by the terms of this agreement, the Collateral Custodian shall examine the same to determine whether it substantially conforms on its face to the requirements set forth herein. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of the Required Lenders, and no party shall have any right of action whatsoever against the Collateral Custodian as a result of the Collateral Custodian acting or (where so instructed) refraining from acting hereunder in accordance with the instructions of the Required Lenders.

(b) The Collateral Custodian may consult counsel selected with due care and shall not be liable for any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) Neither the Collateral Custodian nor any of its directors, officers, agents or employees shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, gross negligence or reckless disregard of its obligations.

(d) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Custodian shall not be obligated to take any action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian. The duties, obligations and responsibilities of the Collateral Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Collateral Custodian. Any permissive right of the Collateral Custodian to take any action hereunder shall not be construed as a duty.

(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder unless the Collateral Custodian is provided an indemnity satisfactory to it.

(g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h) In case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Collateral Manager and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Required Lenders, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Required Lenders, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Required Lenders. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Collateral Custodian shall have no responsibilities or duties with respect to any Loan Asset File while such Loan Asset File is not in its possession.

(j) The Collateral Custodian may act or exercise its duties or powers hereunder either directly or, by or through its agents or attorneys, and the Collateral Custodian shall not be liable or responsible for the negligence or misconduct of any non-Affiliated agent or non-Affiliated attorney appointed with due care by it.

(k) In no event shall the Collateral Custodian be liable for any failure or delay in the performance of its obligations hereunder as a result of governmental or regulatory actions, government regulations, fires, strikes, accidents, acts of God or other causes beyond the control of the Collateral Custodian, provided that the Collateral Custodian shall use commercially reasonable efforts to mitigate the effects of such circumstances and resume performance as soon as reasonably possible, and the Collateral Custodian’s obligations shall be suspended for a reasonable time during which such conditions exist.

(l) Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Section 10.06 shall be afforded to the Collateral Custodian.

SECTION 12.07 Collateral Custodian Resignation.

(a) The Collateral Custodian may resign and be discharged from its duties or obligations hereunder by giving not less than 60 days written notice thereof to the Required Lenders (with a copy to the Collateral Manager and the Borrower) and with the consent of the Required Lenders. Upon receiving notice of such resignation, the Required Lenders shall promptly appoint a successor Collateral Custodian (prior to the occurrence of an Event of Default, with the consent of the Borrower (such consent to not be unreasonably withheld, delayed or conditions)) by written instrument, in duplicate, executed by the Required Lenders, one copy of which shall be delivered to the Collateral Custodian so resigning and one copy to the successor Collateral Custodian, together with a copy to the Borrower, the Collateral Manager, the Collateral Administrator and the Administrative Agent. Upon the effective date of such resignation, or if the Required Lenders give the Collateral Custodian written notice of an earlier termination hereof, the Collateral Custodian shall (i) be reimbursed for any reasonable and documented costs and expenses the Collateral Custodian may incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Loan Asset Files in the possession of Collateral Custodian to the successor Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed. For the avoidance of doubt, the Collateral Custodian shall be entitled to receive, as and when such amounts are payable in accordance with this Agreement, any Collateral Custodian Fees accrued through the effective date of its resignation pursuant to and in accordance with this Section 12.07.

SECTION 12.08 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral Portfolio, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Required Lenders), upon written receipt from the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit G, to release to the Collateral Manager within three Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Collateral Manager; provided that no such release shall be permitted without the written consent of the Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed) unless validly perfected and first priority security interest in the related Loan Asset is maintained. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Collateral Manager shall return to the Collateral Custodian the Required Loan Documents or other such documents when the Collateral Manager’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Collateral Manager shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Collateral Manager to the Collateral Agent, all in the form annexed hereto as Exhibit G.

(b) Limitation on Release. During the occurrence and continuance of an Event of Default, the foregoing provision with respect to the release to the Collateral Manager of the Required Loan Documents and documents by the Collateral Custodian upon request by the Collateral Manager shall be operative only to the extent that the Required Lenders have consented to such release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Collateral Manager shall provide notice of the same to the Required Lenders.

(c) Release for Payment. Upon receipt by the Collateral Custodian of the Collateral Manager’s request for release of documents and receipt in the form annexed hereto as Exhibit G (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account), the Collateral Custodian shall promptly release the related Required Loan Documents to the Collateral Manager.

(d) Shipment of Loan Asset Files. Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Loan Asset Files in the performance of the Collateral Custodian’s duties hereunder shall be delivered by the Borrower, the Collateral Manager or the Required Lenders to the Collateral Custodian prior to any shipment of any Loan Asset Files hereunder. The Collateral Manager shall arrange for the provision of such services at the cost and expense of the Borrower (or, at the Collateral Custodian’s option, the Borrower shall reimburse the Collateral Custodian for all reasonable and documented costs and expenses of the Collateral Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Loan Asset Files as the Collateral Manager deems appropriate.

SECTION 12.09 Return of Required Loan Documents. The Collateral Manager may request that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 2.16, in each case by submitting to the Collateral Custodian and the Collateral Agent a written request in the form of Exhibit G hereto specifying the Collateral Portfolio to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request in the form of Exhibit G promptly, but in any event within three Business Days, return the Required Loan Documents so requested to the Borrower.

SECTION 12.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio. The Collateral Custodian shall provide to the Administrative Agent, the Required Lenders and the Collateral Agent access to the Required Loan Documents and all other documentation regarding the Collateral Portfolio including in such cases where the Collateral Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded at the expense of the Borrower pursuant to the Collateral Custodian Fee Letter and only (a) upon two Business Days prior written request, (b) during normal business hours and (c) subject to the Collateral Manager’s and the Collateral Custodian’s normal security and confidentiality procedures. Without limiting the foregoing provisions of this Section 12.10, from time to time on request of the Administrative Agent or the Required Lenders, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Administrative Agent or the Required Lenders to conduct, at the expense of the Borrower, a review of the Required Loan Documents and all other documentation regarding the Collateral Portfolio; provided that, prior to the occurrence of an Event of Default, such review shall be conducted no more than once in any calendar year.

SECTION 12.11 Custodian Agent. The Collateral Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession, the Collateral Custodian shall be the agent of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

SECTION 12.12 Indemnification. The Borrower agrees to indemnify and hold harmless the Collateral Custodian and its directors, officers, employees, agents and assigns from and against any and all Indemnified Amounts awarded against or actually incurred by the Collateral Custodian arising from or connected with, the Collateral Custodian’s execution and performance of this Agreement, its participation in any transaction contemplated hereby, or the relationship between the Collateral Custodian and the Borrower created hereby, except to the extent such Indemnified Amounts result from the gross negligence, bad faith, material breach, fraud or willful misconduct on the part of the Collateral Custodian. This Section 12.12 shall survive the termination of this Agreement and the resignation or removal of the Collateral Custodian hereunder.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	ATHENA FUNDING II LLC

	By:	/s/ Neena Reddy
Name: Neena Reddy
Title: Secretary

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Management Agreement]

THE COLLATERAL MANAGER:	OWL ROCK TECHNOLOGY FINANCE CORP. II

	By:	/s/ Neena Reddy
Name: Neena Reddy
Title: Secretary

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Management Agreement]

THE TRANSFEROR:	OWL ROCK TECHNOLOGY FINANCE CORP. II

	By:	/s/ Neena Reddy
Name: Neena Reddy
Title: Secretary

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Management Agreement]

THE ADMINISTRATIVE AGENT:	MUFG BANK, LTD.

	By:	/s/ Christopher Pohl
Name: Christopher Pohl
Title: Managing Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Management Agreement]

COMMITTED LENDER
AND GROUP AGENT FOR
GOTHAM FUNDING CORPORATION:	MUFG BANK, LTD.

	By:	/s/ Christopher Pohl
Name: Christopher Pohl
Title: Managing Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Management Agreement]

CONDUIT LENDER:	GOTHAM FUNDING CORPORATION.

	By:	/s/ Kevin J. Corrigan
Name: Kevin J. Corrigan
Title: Vice President

[Signature Page to Loan and Management Agreement]

THE COLLATERAL CUSTODIAN:	ALTER DOMUS (US) LLC

	By:	/s/ Matthew Trybula
Name: Matthew Trybula
Title: Associate Cousnel

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Management Agreement]

THE COLLATERAL	STATE STREET BANK AND TRUST COMPANY
ADMINISTRATOR:

	By:	/s/ Scott Berry
Name: Scott Berry
Title: Vice President

[Signature Page to Loan and Management Agreement]

SCHEDULE I

CONDITIONS PRECEDENT DOCUMENTS

As required by Section 3.01 of the Loan and Management Agreement, each of the following items must be delivered to the Administrative Agent and the Lenders prior to the effectiveness of the Loan and Management Agreement:

(a) A copy of the Loan and Management Agreement duly executed by each of the parties hereto;

(b) A certificate of a Responsible Officer of the Borrower, of the Transferor and of the Collateral Manager, dated the date of the Loan and Management Agreement, certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign on behalf of such Person the Transaction Documents to which it is a party (on which certificate the Administrative Agent and the Lenders may conclusively rely until such time as the Administrative Agent and the Lenders shall receive from the Borrower, the Transferor or the Collateral Manager, as applicable, a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the copy of the certificate of formation, certificate of limited partnership or registration or articles of incorporation of such Person, as applicable, is a complete and correct copy and that such certificate of formation, certificate of limited partnership or registration or articles of incorporation have not been amended, modified or supplemented and are in full force and effect, (iii) that the copy of the limited liability company agreement or bylaws of such Person, as applicable, is a complete and correct copy, and that such limited liability company agreement or bylaws, as applicable, have not been amended, modified or supplemented and are in full force and effect, and (iv) the resolutions of the designated manager, the board of directors or the managers of such Person, as applicable, approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which it is a party;

(c) A good standing certificate, dated as of a recent date prior to the Closing Date for each of the Borrower, the Collateral Manager, the Transferor, the Collateral Custodian, the Account Bank, the Collateral Agent, the Collateral Administrator and the Collateral Manager, issued by the Secretary of State of the State of Delaware;

(d) Financing statements describing the Collateral Portfolio or with respect to the Borrower, all assets, and (i) naming the Borrower as debtor and the Collateral Agent, on behalf of the Secured Parties, as secured party, (ii) naming the Transferor as debtor, the Borrower as assignor and the Collateral Agent, on behalf of the Secured Parties, as secured party/total assignee and (iii) other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Collateral Agent’s, on behalf of the Secured Parties, interests in all Collateral Portfolio;

(e) Financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral Portfolio previously granted by the Transferor;

Sch. I-1

(f) Copies of tax and judgment lien searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Borrower (under its present name and any previous name), and the Transferor (under its present name and any previous name) as debtor(s) and which are filed in the State of Delaware or the State of Maryland, as applicable, together with copies of such financing statements (none of which shall cover any Collateral Portfolio);

(g) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and the Lenders and addressed to the Administrative Agent, the Lenders and the Collateral Agent, with respect to such matters as the Administrative Agent and the Lenders may reasonably request (including an opinion, with respect to the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio under the UCC laws of the State of New York);

(h) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and the Lenders and addressed to the Administrative Agent, the Lenders, the Collateral Agent and the Collateral Custodian (as applicable), with respect to the perfection of the security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio under the UCC laws of the State of Delaware;

(i) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and the Lenders and addressed to the Administrative Agent, the Lenders and the Collateral Agent, with respect to the true sale of the Collateral Portfolio under the Purchase and Sale Agreement and that the Borrower would not be substantively consolidated with the Transferor in a proceeding under the Bankruptcy Laws;

(j) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and the Lenders and addressed to the Administrative Agent, the Lenders and the Collateral Agent, with respect to, among other things, the due authorization, execution and delivery of, and enforceability of, and no conflicts with the Loan and Management Agreement and the other Transaction Documents;

(k) One or more favorable Opinions of Counsel of counsel to the Collateral Manager and the Transferor, acceptable to the Administrative Agent and the Lenders and addressed to the Administrative Agent, the Lenders, the Collateral Agent and the Collateral Custodian, with respect to, among other things, the due authorization, execution and delivery of, and enforceability of, the Loan and Management Agreement and the other Transaction Documents to which the Collateral Manager is a party;

(l) A certificate of the secretary or assistant secretary of each of the Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Account Bank, dated the date of the Loan and Management Agreement, certifying the names and true signatures of the incumbent officers of such Person authorized to sign on behalf of such Person the Transaction Documents to which it is a party (on which certificate the Administrative Agent and the Lenders may conclusively rely until such time as the Administrative Agent and the Lenders shall receive from the Collateral Custodian or the Account Bank, as applicable, a revised certificate meeting the requirements of this paragraph (l));

Sch. I-2

(m) One or more favorable Opinions of Counsel of counsel to each of the Collateral Custodian, Collateral Agent, Collateral Administrator and the Account Bank, acceptable to the Administrative Agent and the Lenders and addressed to the Administrative Agent, the Lenders and the Collateral Agent, with respect to, among other things, the due authorization, execution and delivery of, and enforceability of, the Transaction Documents to which the Collateral Custodian or the Account Bank, as applicable, is a party;

(n) Duly completed copies of IRS Form W-9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law) for the Borrower; and

(o) A copy of each of the other Transaction Documents duly executed by the parties thereto.

Sch. I-3

SCHEDULE II

WIRING INSTRUCTIONS

ADVANCE FUNDING ACCOUNT

USD Wire Instructions

Bank Name: State Street Bank and Trust Company

ABA #: 011-000-028

Acct. Name: Athena Funding II LLC OR82

DDA: 11970878

Sch. II-1

SCHEDULE III

S&P INDUSTRY CLASSIFICATIONS

	S&P Industry Classification

1	Aerospace & Defense	36	Household Products
2	Air Freight & Logistics	37	Independent Power and Renewable
3	Airlines	38	Electricity Producers
4	Auto Components	39	Industrial Conglomerates
5	Automobiles	40	Insurance
6	Banks	41	Internet and Catalog Retail
7	Beverages	42	Internet Software & Services
8	Biotechnology	43	IT Services
9	Building Products	44	Leisure Products
10	Capital Markets	45	Life Sciences Tools & Services
11	Chemicals	46	Machinery
12	Commercial Services & Supplies	47	Marine
13	Communications Equipment	48	Media
14	Construction & Engineering	49	Metals & Mining
15	Construction Materials	50	Mortgage Real Estate Investment Trusts (REITs)
16	Consumer Finance	51	Multiline Retail
17	Containers & Packaging Distributors	52	Multi-Utilities
18	Distributors	53	Oil, Gas & Consumable Fuels
19	Diversified Consumer Services	54	Paper & Forest Products
20	Diversified Financial Services	55	Personal Products
21	Diversified Telecommunication Services	56	Pharmaceuticals
22	Services	57	Professional Services
23	Software	58	Printing and Publishing
24	Electric Utilities	59	Real Estate Management & Development
25	Electronic Equipment, Instruments & Components	60	Road & Rail Semiconductors & Semiconductor Equipment Software
26	Energy Equipment & Services	61	Specialty Retail
27	Equity Real Estate Investment Trusts (REITs)	62	Technology Hardware, Storage & Peripherals
28	Food & Staples Retailing	63	Textiles, Apparel & Luxury Goods
29	Food Products	64	Thrifts & Mortgage Finance
30	Gas Utilities	65	Tobacco
31	Health Care Equipment & Supplies	66	Trading Companies & Distributors
32	Health Care Providers & Services	67	Transportation Infrastructure
33	Health Care Technology	68	Water Utilities
34	Hotels, Restaurants & Leisure	69	Wireless Telecommunication Services
35	Household Durables

Sch. III-1

SCHEDULE IV

AGREED-UPON PROCEDURES FOR

INDEPENDENT PUBLIC ACCOUNTANTS

In accordance with Section 6.10 of the Loan and Management Agreement, the Collateral Manager will cause a firm of nationally recognized independent public accountants to furnish in accordance with attestation standards established by the American Institute of Certified Public Accountants a report to the effect that such accountants have either verified, compared, or recalculated each of the following accounts in the Collateral Management Report to applicable system or records of the Collateral Manager:

•	Loan Asset List:

•	Obligor classification

•	Current principal amount

•	Fixed/Floating

•	Index, spread, PIK

•	Loan Asset Maturity Date

•	Loan Asset Origination Date

•	Loan Asset Purchase Date

•	Industry Classification

•	Loan Asset Type

•	Days Delinquent

•	Risk Rating

•	Cut-Off Date (the date that the Loan Asset is added to the facility)

•	Borrowing Base

•	Advances Outstanding

•	Cash Reconciliation report

•	Discretionary Sales Calculations, Substitution Calculations

At the discretion of the nationally recognized independent public accountant, three random Collateral Management Reports from the fiscal year will be chosen and reviewed.

The report provided by the accountants may be in a format such as is typically utilized for a report of this nature, however (i) the report may contain a list of deviations from the Collateral Management Report and (ii) such accountants will discuss with the Collateral Manager the reason for such deviations, and set forth the findings in such report.

Sch. IV-1

EXHIBITS

TO

LOAN AND MANAGEMENT AGREEMENT

Dated as of November 8, 2022

(ATHENA FUNDING II LLC)

EXHIBITS

EXHIBIT A	Form of Borrowing Base Certificate
EXHIBIT B	Form of Disbursement Request
EXHIBIT C	Form of Joinder Supplement
EXHIBIT D	Form of Notice of Borrowing
EXHIBIT E	Form of Promissory Note
EXHIBIT F	Form of Collateral Management Report
EXHIBIT G	Form of Release of Required Loan Documents
EXHIBIT H	Form of Assignment and Acceptance
EXHIBIT I	Form of Power of Attorney for Collateral Manager
EXHIBIT J	Form of Power of Attorney for Borrower
EXHIBIT K	Form of Collateral Custodian Certification
EXHIBIT L	Form of U.S. Tax Compliance Certificate
EXHIBIT M	Form of Monthly Collateral Management Report

EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE

[_] [_], 20[_]

This Borrowing Base Certificate is delivered in connection with that certain Loan and Management Agreement, dated as of November 8, 2022 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Management Agreement”), by and among Athena Funding II LLC, as the borrower (in such capacity, the “Borrower”), Owl Rock Technology Finance Corp. II, as the transferor (in such capacity, the “Transferor”) and as the collateral manager (in such capacity, the “Collateral Manager”), MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent (in such capacity, the “Collateral Agent”) and as the collateral administrator (in such capacity, the “Collateral Administrator”) and Alter Domus (US) LLC, as the collateral custodian (in such capacity, the “Collateral Custodian”), each of the Group Agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Management Agreement.

As of the date hereof, the undersigned each certify that all of the information set forth in Annex I attached hereto is true, correct and complete (provided that, solely with respect to written or electronic information furnished to the undersigned which was provided to the undersigned from a third party, such information need only be true, correct and complete to the knowledge of the undersigned).

[Remainder of Page Intentionally Left Blank]

Ex. A-1

Certified as of the date first written above.

ATHENA FUNDING II LLC, as the Borrower

By:
Name:
Title:

OWL ROCK TECHNOLOGY FINANCE CORP. II,
as the Collateral Manager

By:
Name:
Title:

Ex. A-2

Annex I

[Attached]

Ex. A-3

EXHIBIT B

FORM OF DISBURSEMENT REQUEST

[Date]

(ATHENA FUNDING II LLC)

Alter Domus (US) LLC,

as Collateral Custodian

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: legal@alterdomus.com

Telephone: 312-564-5100

Facsimile: 312-376-0751

Email: legal@alterdomus.com and DocCustody@alterdomus.com

State Street Bank and Trust Company,

as Account Bank

1776 Heritage Drive

Mail Stop: JAB0527

North Quincy, MA 02171

Attn: Scott Berry, Vice President - Structured Trust and Analytics

Facsimile: (617) 937-4370

Phone: (617) 662-9840

With a copy to:

MUFG Bank, Ltd.

as the Administrative Agent

1221 Avenue of the Americas

New York, NY 10020

Attention: Chris Pohl

Email: Christopher.pohl@mufgsecurities.com

Re:	Loan and Management Agreement dated as of November 8, 2022

Ladies and Gentlemen:

This Disbursement Request is delivered to you pursuant to Section 2.21(a) of that certain Loan and Management Agreement, dated as of November 8, 2022 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Management Agreement”), by and among Athena Funding II LLC, as the borrower (in such capacity, the “Borrower”), Owl Rock Technology Finance Corp. II, as the transferor (in such capacity, the “Transferor”) and as the collateral manager (in such capacity, the “Collateral Manager”), MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent (in such capacity, the “Collateral Agent”) and as the collateral administrator (in such capacity, the “Collateral Administrator”) and Alter Domus (US) LLC, as the collateral custodian (in such capacity, the “Collateral Custodian”), each of the Group Agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Management Agreement.

Ex. B-1

Each of the undersigned, being a duly appointed Responsible Officer of the Borrower and of the Collateral Manager, respectively, and holding the office set forth below such officer’s name, hereby certifies as follows:

1. Pursuant to Section 2.21(a) of the Loan and Management Agreement, the Collateral Manager on behalf of the Borrower hereby requests a disbursement (a “Disbursement”) in the amount of $______________, such Disbursement to be paid as follows:

Bank Name: State Street Bank

ABA No.: 011-000-028

Acct Name: Athena Funding II LLC OR82

DDA: 11970878

2. The Collateral Manager on behalf of the Borrower hereby requests that such Disbursement be made on the following date: _____________.

3. All of the conditions applicable to the Disbursement as set forth in the Loan and Management Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Disbursement, including without limitation, no Event of Default has occurred and is continuing, or would result from such Disbursement or from the application of the proceeds therefrom and to the extent applicable, all of the conditions in Section 2.21 have been satisfied.

4. The Collateral Manager on behalf of the Borrower hereby represents that such Disbursement shall be used solely for the purpose of reinvesting in additional Eligible Loan Assets to be acquired in accordance with Section 2.21 and to be included in the Collateral Portfolio.

Each of the undersigned certify that all information contained herein and in the attached Borrowing Base Certificate, as applicable, is true and correct as of the date hereof.

[Remainder of Page Intentionally Left Blank]

Ex. B-2

IN WITNESS WHEREOF, the undersigned have executed this Disbursement Request as of the date first written above.

ATHENA FUNDING II LLC, as the Borrower

By:
Name:
Title:

OWL ROCK TECHNOLOGY FINANCE CORP. II, as the Collateral Manager

By:
Name:
Title:

Ex. B-3

EXHIBIT C

FORM OF

JOINDER SUPPLEMENT

THIS JOINDER SUPPLEMENT, dated as of the date set forth in Item 1 of Schedule I hereto, among the financial institution identified in Item 2 of Schedule I hereto (the “Proposed Lender”), Athena Funding II LLC, as the borrower (the “Borrower”) and MUFG Bank, Ltd., as the administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, this Joinder Supplement is being executed and delivered under Section 2.19 or Section 11.04, as applicable, of the Loan and Management Agreement, dated as of November 8, 2022 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Management Agreement”), by and among the Borrower, Owl Rock Technology Finance Corp. II, as the transferor (in such capacity, the “Transferor”) and as the collateral manager (in such capacity, the “Collateral Manager”), the administrative agent, State Street Bank and Trust Company, as the collateral agent (in such capacity, the “Collateral Agent”) and as the collateral administrator (in such capacity, the “Collateral Administrator”) and Alter Domus (US) LLC, as the collateral custodian (in such capacity, the “Collateral Custodian”), each of the Group Agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Management Agreement; and

WHEREAS, the Proposed Lender wishes to become a Lender party to the Loan and Management Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

(a) Upon receipt by the Administrative Agent of an executed counterpart of this Joinder Supplement (including a fully completed Schedule I and Schedule II), which has been executed by the Proposed Lender, the Borrower and the Administrative Agent, the Administrative Agent will transmit to the Proposed Lender, the Borrower and the Collateral Agent, a Joinder Effective Notice, substantially in the form of Schedule III to this Joinder Supplement (a “Joinder Effective Notice”). Such Joinder Effective Notice shall be executed by the Administrative Agent and shall set forth, inter alia, the date on which the joinder effected by this Joinder Supplement shall become effective (the “Joinder Effective Date”). From and after the Joinder Effective Date, the Proposed Lender shall be a Lender party to the Loan and Management Agreement for all purposes thereof.

(b) Each of the parties to this Joinder Supplement agrees and acknowledges that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Joinder Supplement.

Ex. C-1

(c) By executing and delivering this Joinder Supplement, the Proposed Lender confirms to and agrees with the Administrative Agent, the Collateral Agent and the other Lender(s) as follows: (i) none of the Administrative Agent, the Collateral Agent and the other Lender(s) makes any representation or warranty or assumes any responsibility with respect to any statements, warranties or representations made in or in connection with the Loan and Management Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan and Management Agreement or any other instrument or document furnished pursuant thereto, or with respect to any Promissory Notes issued under the Loan and Management Agreement, or the Collateral Portfolio or the financial condition of the Transferor, the Collateral Manager or the Borrower, or the performance or observance by the Transferor, the Collateral Manager or the Borrower of any of their respective obligations under the Loan and Management Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto; (ii) the Proposed Lender confirms that it has received a copy of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Supplement; (iii) the Proposed Lender will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan and Management Agreement; (iv) the Proposed Lender appoints and authorizes the Administrative Agent, the Collateral Custodian and the Collateral Agent, as applicable, to take such action as agent on its behalf and to exercise such powers under the Loan and Management Agreement as are delegated to the Administrative Agent, the Collateral Custodian and Collateral Agent, as applicable, by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with the Loan and Management Agreement; (v) the Proposed Lender agrees (for the benefit of the parties hereto and the other Lender(s)) that it will perform in accordance with their terms all of the obligations which by the terms of the Loan and Management Agreement are required to be performed by it as a Lender; (vi) the Proposed Lender has delivered to the Administrative Agent a properly completed and duly executed IRS Form W-9 (or other applicable tax form) and all other documentation and other information about such Proposed Lender as required under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and such other documents as the Administrative Agent shall reasonably request from such Proposed Lender; and (vii) the Proposed Lender is an Eligible Lender.

(d) Schedule II hereto sets forth certain administrative information with respect to the Proposed Lender.

(e) This Joinder Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Supplement to be executed by their respective duly authorized officers on Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.

Ex. C-2

SCHEDULE I TO

JOINDER SUPPLEMENT

COMPLETION OF INFORMATION AND

SIGNATURES FOR JOINDER SUPPLEMENT

Re: Loan and Management Agreement, dated as of November 8, 2022, among Athena Funding II LLC, as Borrower, the other parties thereto and MUFG Bank, Ltd., as Administrative Agent.

Item 1: Date of Joinder Supplement: ______________

Item 2: Proposed Lender: ______________________

Item 3: Commitment: ______________

Item 4: Signatures of Parties to Agreement:

___________________________,
as Proposed Lender

By:
Name:
Title:

Ex. C-3

ATHENA FUNDING II LLC, as the Borrower

By:
Name:
Title:

MUFG BANK, LTD., as Administrative Agent

By:
Name:
Title:

Ex. C-4

SCHEDULE II TO

JOINDER SUPPLEMENT

ADDRESS FOR NOTICES

AND

WIRE INSTRUCTIONS

Address for Notices:

Telephone:
Facsimile:
email:

With a copy to:

Telephone:
Facsimile:
email:

Wire Instructions:	Name of Bank:
A/C No.:
ABA No.
Reference:

Ex. C-5

SCHEDULE III TO

JOINDER SUPPLEMENT

FORM OF

JOINDER EFFECTIVE NOTICE

To:	[Name and address of the Borrower, Collateral Agent and Proposed Lender]

The undersigned, as Administrative Agent under the Loan and Management Agreement, dated as of November 8, 2022 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Management Agreement”), by and among Athena Funding II LLC, as the borrower (in such capacity, the “Borrower”), Owl Rock Technology Finance Corp. II, as the transferor (in such capacity, the “Transferor”) and as the collateral manager (in such capacity, the “Collateral Manager”), MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent (in such capacity, the “Collateral Agent”) and as the collateral administrator (in such capacity, the “Collateral Administrator”) and Alter Domus (US) LLC, as the collateral custodian (in such capacity, the “Collateral Custodian”), each of the Group Agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”) acknowledges receipt of an executed counterpart of a completed Joinder Supplement. [Note: attach copies of Schedules I and II from such Joinder Supplement.] Terms defined in such Joinder Supplement are used herein as therein defined.

Pursuant to such Joinder Supplement, you are advised that the Joinder Effective Date for [Name of Proposed Lender] will be _____________ and, from the Joinder Effective Date, such Proposed Lender will be a Lender with a Commitment of __________.

Very truly yours,

MUFG BANK, LTD., as Administrative Agent

By:
Name:
Title:

Ex. C-6

EXHIBIT D

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

[Date]

(ATHENA FUNDING II LLC)

To:  MUFG Bank, Ltd.

as the Administrative Agent

1221 Avenue of the Americas

New York, New York 10020

Attention: Chris Pohl

Email: Christopher.pohl@mufgsecurities.com

With a copy to:

State Street Bank and Trust Company,

as Collateral Agent and the Account Bank

1776 Heritage Drive

Mail Stop: JAB0527

North Quincy, MA 02171

Attn: Scott Berry, Vice President - Structured

Trust and Analytics

Facsimile: (617) 937-4370

Phone: (617) 662-9840

Ref: Athena Funding II LLC

With a copy to:

Alter Domus (US) LLC,

as Collateral Custodian

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: legal@alterdomus.com

Telephone: 312-564-5100

Facsimile: 312-376-0751

Email: legal@alterdomus.com and DocCustody@alterdomus.com

Re:	Loan and Management Agreement dated as of November 8, 2022

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Sections 2.02(b) and/or 3.02(a) of that certain Loan and Management Agreement, dated as of November 8, 2022 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Management Agreement”), by and among Athena Funding II LLC, as the borrower (in such capacity, the “Borrower”), Owl Rock Technology Finance Corp. II as the transferor (in such capacity, the “Transferor”) and as the collateral manager (in such capacity, the “Collateral Manager”), MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent (in such capacity, the “Collateral Agent”) and as the collateral administrator (in such capacity, the “Collateral Administrator”) and Alter Domus (US) LLC, as the collateral custodian (in such capacity, the “Collateral Custodian”), each of the Group Agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Management Agreement.

Ex. D-1

The undersigned, being a duly appointed Responsible Officer of the Borrower (or the Collateral Manager on behalf of the Borrower), and holding the office set forth below such officer’s name, hereby certifies as follows:

1. [The Borrower hereby requests an Advance in the principal amount of $ ____________ to purchase or originate Eligible Loan Assets, satisfy unfunded commitments in connection with one or more Variable Funding Assets, distribute proceeds to the Transferor in connection with transfers of unleveraged Eligible Loan Assets to the Borrower as capital contributions to the Borrower, distribute proceeds to the holders of its membership interests or pay fees, expenses and/or indemnities in connection with the Loan and Management Agreement. Such Advance shall be deposited in the Administrative Agent’s Account for transfer by the Administrative Agent into the Borrower’s Advance Funding Account as follows:

Bank Name:

ABA No.:

Account Name:

Account No.:

[Each Lender’s] Pro Rata Share of such requested Advance is $_____________.]

2. The Borrower hereby requests that such Advance be made on the following date: ____________ into the Administrative Agent’s Account for transfer by the Administrative Agent into the Advance Funding Account.

3. Attached to this Notice of Borrowing is Borrowing Base Certificate including a true, correct and complete calculation of the Borrowing Base and the components thereof, together with a certificate showing Evidence of Compliance with Certain Tests including a true, correct and complete calculation of the items covered in such test and the components thereof.

[4. Attached to this Notice of Borrowing is a true, correct and complete list of all Loan Assets which will become part of the Collateral Portfolio on the date hereof, each Loan Asset reflected thereon being an Eligible Loan Asset; which list shall include the purchase price of each such Loan Asset, if purchased or acquired by the Transferor.]

5. All of the conditions applicable to the Advance requested herein as set forth in the Loan and Management Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Advance, including those set forth in Section 2.01(b) and Article III of the Loan and Management Agreement, and the following:

(i) The representations and warranties of each of the Collateral Manager and the Borrower, respectively, set forth in the Loan and Management Agreement are true and correct in all respects on and as of such date, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date (other than any representation or warranty that is made as of a specific date); and

Ex. D-2

(ii) No Event of Default has occurred, or would result from such Advance and no Unmatured Event of Default exists or would result from such Advance (unless cured after giving effect to the use of such Advance); and

(iii) No event has occurred and is continuing, or would result from such Advance, which constitutes a Collateral Manager Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Collateral Manager Termination Event.

6. The undersigned certifies that each of the following is true and correct in all material respects:

(i) The proposed Advance Date is during the Reinvestment Period and the Facility Maturity Date has not yet occurred;

(ii) The Advances Outstanding do not exceed the Borrowing Base, before and after giving effect to such Advance and to the application of the proceeds therefrom; and

(iii) the Collateral Quality Test shall be satisfied after giving effect to such Advance (or if the Level 1 Portfolio Test is not satisfied on such date, the degree of compliance with the Level 1 Portfolio Test is maintained or improved after giving effect to such Advance).

7. The undersigned certifies that all information contained herein, in the attached Borrowing Base Certificate and in the attached Evidence of Compliance with Certain Tests is true, correct and complete in all material respects as of the date hereof.

[SEE ATTACHED FOR BORROWING BASE CERTIFICATE, EVIDENCE OF

COMPLIANCE WITH CERTAIN TESTS AND LOAN ASSET SCHEDULE]

Ex. D-3

IN WITNESS WHEREOF, the undersigned have executed this Notice of Borrowing as of the date first written above.

ATHENA FUNDING II LLC, as the Borrower

By:
Name:
Title:

OWL ROCK TECHNOLOGY FINANCE CORP. II,
as the Collateral Manager

By:
Name:
Title:

Ex. D-4

EXHIBIT E

FORM OF PROMISSORY NOTE

$_____________                                                                                                                                                          [________] [__], 20__

PPN: _______

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS PROMISSORY NOTE NOR ANY PORTION HEREOF MAY BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION PROVISIONS.

THIS PROMISSORY NOTE IS NOT PERMITTED TO BE TRANSFERRED, ASSIGNED, EXCHANGED OR OTHERWISE PLEDGED OR CONVEYED EXCEPT TO A QUALIFIED PURCHASER FOR PURPOSES OF SECTION 3(c)(7) OF THE 1940 ACT, AND IN COMPLIANCE WITH THE TERMS OF THE LOAN AND MANAGEMENT AGREEMENT REFERRED TO HEREIN.

FOR VALUE RECEIVED, Athena Funding II LLC, a Delaware limited liability company, (the “Borrower”), promises to pay to [Name of Lender] (the “Lender”), or its successors or assigns, the principal sum of [_] DOLLARS ($[_]), or, if less, the unpaid principal amount of the aggregate advances (“Advances”) made by the Lender to the Borrower pursuant to the Loan and Management Agreement (as defined below), as set forth on the attached Schedule, on the dates specified in the Loan and Management Agreement, and to pay interest on the unpaid principal amount of each Advance on each day that such unpaid principal amount is outstanding, at the Yield Rate related to such Advance as provided in the Loan and Management Agreement, on each Payment Date and each other date specified in the Loan and Management Agreement.

This Promissory Note (the “Note”) is issued pursuant to the Loan and Management Agreement, dated as of November 8, 2022 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Management Agreement”), by and among the Borrower, Owl Rock Technology Finance Corp. II, as the transferor (in such capacity, the “Transferor”) and as the collateral manager (in such capacity, the “Collateral Manager”), MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent (in such capacity, the “Collateral Agent”) and as the collateral administrator (in such capacity, the “Collateral Administrator”) and Alter Domus (US) LLC, as the collateral custodian (in such capacity, the “Collateral Custodian”), each of the Group Agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Management Agreement.

Ex. E-1

Notwithstanding any other provisions contained in this Note, if at any time the rate of interest payable by the Borrower under this Note, when combined with any and all other charges provided for in this Note, in the Loan and Management Agreement or in any other document (to the extent such other charges would constitute interest for the purpose of any applicable law limiting interest that may be charged on this Note), exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Note shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Note is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest under this Note at the Maximum Lawful Rate until such time as the total interest paid by the Borrower is equal to the total interest that would have been paid had applicable law not limited the interest rate payable under this Note. In no event shall the total interest received by the Lender under this Note exceed the amount which the Lender could lawfully have received had the interest due under this Note been calculated since the date of this Note at the Maximum Lawful Rate.

Payments of the principal of, and interest on, Advances represented by this Note shall be made by or on behalf of the Borrower to the holder hereof by wire transfer of immediately available funds in the manner and at the address specified for such purpose as provided in the Loan and Management Agreement, without the presentation or surrender of this Note or the making of any notation on this Note.

If any payment under this Note falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day and interest shall be payable on any principal so extended at the applicable rate per annum set forth in Section 2.03(a) of the Loan and Management Agreement (the “Yield Rate”).

If all or a portion of (i) any interest payable hereunder or (ii) any other amounts payable hereunder shall not be paid when due other than the principal amount hereof (whether at maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is specified in the Loan and Management Agreement, in each case from the date of such non-payment to (but excluding) the date such amount is paid in full.

For the avoidance of doubt, if any Event of Default shall have occurred, with respect to the principal amount hereof, the Yield Rate shall be increased pursuant to the increase set forth in the definition of “Applicable Spread” set forth in the Loan and Management Agreement, effective as of the date of the occurrence of such Event of Default, and shall apply after the occurrence of such Event of Default.

Portions or all of the principal amount of the Note shall become due and payable at the time or times set forth in the Loan and Management Agreement. Any portion or all of the principal amount of this Note may be prepaid, together with interest thereon (and, as set forth in the Loan and Management Agreement, certain costs and expenses of the Lender) at the time and in the manner set forth in, but subject to the provisions of, the Loan and Management Agreement.

Except as provided in the Loan and Management Agreement, the Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.

Ex. E-2

All amounts evidenced by this Note, the Lender’s Advances and all payments and prepayments of the principal hereof and the respective dates and maturity dates thereof shall be endorsed by the Lender, on the Schedule attached hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof; provided that the failure of the Lender to make such a notation shall not in any way limit or otherwise affect the obligations of the Borrower under this Note as provided in the Loan and Management Agreement.

The holder hereof may sell, assign, transfer, negotiate, grant participations in or otherwise dispose of all or any portion of any Advances made by the Lender and represented by this Note and the indebtedness evidenced by this Note, subject to the applicable provisions of the Loan and Management Agreement.

This Note is secured by the security interests granted pursuant to Section 2.13 of the Loan and Management Agreement. The holder of this Note is entitled to the benefits of the Loan and Management Agreement and may enforce the agreements of the Borrower contained in the Loan and Management Agreement and exercise the remedies provided for by, or otherwise available in respect of, the Loan and Management Agreement, all in accordance with, and subject to the restrictions contained in, the terms of the Loan and Management Agreement. If an Event of Default shall occur, the unpaid balance of the principal of all Advances, together with accrued interest thereon, may be declared, and may become, due and payable in the manner and with the effect provided in the Loan and Management Agreement.

The Borrower, the Transferor and the Collateral Manager, the Lenders, the Administrative Agent, each Group Agent and the Collateral Agent each intend, for federal, state and local income and franchise tax purposes only, that this Note be evidence of indebtedness of the Borrower secured by the Collateral Portfolio and the Lender under the Loan and Management Agreement, by the acceptance hereof, agrees to treat the Note for federal, state and local income and franchise tax purposes as indebtedness of the Borrower.

The legends set forth above shall be without prejudice to the characterization of the obligations of the Borrower hereunder in respect of the Advances as a commercial loan and not a security.

This Note is one of the “Promissory Notes” referred to in Section 2.01 of the Loan and Management Agreement. This Note shall be construed in accordance with and governed by the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

Ex. E-3

IN WITNESS WHEREOF, the undersigned has executed this Note as on the date first written above.

ATHENA FUNDING II LLC, as the Borrower

By:
Name:
Title:

Ex. E-4

Schedule attached to Promissory Note dated [_____] [__], 20__ of Athena Funding II LLC, payable to the order of the Lenders

Date of Advance or Repayment	Principal Amount of Advance	Principal Amount of Repayment	Outstanding Principal Amount

Ex. E-5

EXHIBIT F

FORM OF COLLATERAL MANAGEMENT REPORT

Scope of Collateral Management Report

1.	Amounts to be remitted pursuant to Section 2.04 of the Loan and Management Agreement to the applicable parties on such Reporting Date.

2.	Beginning and ending balance of Advances Outstanding

3.	The Outstanding Balance of all Loan Assets and, if any, Equity Securities

4.	The balance of all Permitted Investments and cash in the Collection Account

5.	The balance of all Permitted Investments and cash in the Unfunded Exposure Account

6.	Loan Asset Categories

a.	Cov-Lite Loan Asset

b.	Current Pay Loan Asset

c.	Defaulted Loan Asset

d.	Deferrable Obligation Loan Asset

e.	Delinquent Loan Asset

f.	Discounted Loan Asset

g.	First Lien Loan Asset

h.	First Lien/Last Out Loan Asset

i.	Founder Direct Recurring Revenue Loan Asset

j.	Middle Market Loan Asset

k.	Second Lien Loan Asset

l.	Sponsor Recurring Revenue Loan Asset

m.	Variable Funding Asset

7.	Commitment and Advances Outstanding of the Facility

8.	The difference between the aggregate Outstanding Balance and the Advances Outstanding

9.	Principal Collections received since the date of determination of the last Collateral Management Report

10.	Interest Collections received since the date of determination of the last Collateral Management Report

11.	Compliance level and calculation of the Borrowing Base

12.	Compliance with Collateral Quality Tests

a.	Minimum Weighted Average Spread Test

b.	Minimum Weighted Average Coupon Test

c.	Maximum Weighted Average Life Test

d.	Maximum Single Year Maturities Test

e.	Minimum Weighted Average NRR Test

f.	Maximum Weighted Average LTV Ratio Test

g.	Maximum Weighted Average DRR Ratio Test

13.	Compliance with Concentration Limitations (including calculation of all Excess Concentration Loans)

a.	Founder Direct Recurring Revenue Loan Assets

b.	Middle Market Loan Assets

c.	Discounted Loan Assets

d.	Industry Concentrations

e.	Obligor Concentrations

f.	Middle Market Loan Assets/Second Lien Loan Assets

g.	Recurring Revenue Loan Assets

h.	First Lien/Last Out Loan Assets

Ex. F-1-1

i.	Obligors organized outside of the United States

j.	Unfunded Exposure Amounts

k.	Fixed Rate Obligations

l.	Participation Interests

m.	Deferrable Obligation Loan Assets

n.	DIP Loans

o.	Current Pay Loan Assets

p.	Loan Assets that pay interest less frequently than quarterly

14.	Adjusted Borrowing Value of each Loan Asset including

a.	Adjusted Borrowing Value

b.	Assigned Value

c.	Outstanding Balance (outstanding amount)

15.	Listing of all Loan Assets with attributes including

a.	Obligor name

b.	Cut-Off Date

c.	Outstanding Balance (outstanding amount)

d.	Adjusted Borrowing Value

e.	Assigned Value

f.	Whether each loan is fixed or floating

g.	Index and spread over the applicable index or benchmark rate (for Floating Rate Obligations)

h.	Interest coupon (for Fixed Rate Obligations)

i.	Maturity date

j.	PIK Interest

k.	Whether such Loan Asset is a Credit Risk Loan or Defaulted Loan Asset

l.	Country of organization

m.	Frequency of interest payment

n.	The benchmark floor in effect (if any) for each Loan Asset

o.	Whether such Loan Asset is a Participation Interest

p.	Whether such Loan Asset is a Variable Funding Asset

16.	For Defaulted Loan Assets

a.	Default date

b.	Days in default

c.	Outstanding Balance

d.	Appraised Value, if any

17.	List all Defaulted Loan Assets

18.	Loan Assets purchased or sold within the Remittance Period including

a.	Facility Name

b.	Trade/Settlement Dates

c.	Reason for sale/ transaction motivation (e.g. discretionary, Credit Risk Loan)

d.	Whether purchaser or seller is an affiliate of the Borrower

e.	Par amount

f.	Price

g.	Proceeds

h.	Accrued interest

19.	Participation Interests

a.	All loans owned via Participation Interests

b.	Participation Interest counterparty for each Participation Interest (if other than the Parent)

Ex. F-1-2

20.	List of Loan Assets Subject to a Revaluation Event

a.	Leverage Metric at applicable Cut-Off Date

b.	Leverage Metric at Revaluation Event

c.	Revaluation Percentage, including:

i.	Net Revenue Retention Rate for Recurring Revenue Loan Assets as of the related Revaluation Event.

ii.	EBITDA for Loan Assets that are not Recurring Revenue Loan Assets (as of the end of its most recent fiscal quarter and as of the related Cut-Off Date).

Ex. F-1-3

EXHIBIT G

FORM OF RELEASE OF REQUIRED LOAN DOCUMENTS

[Delivery Date]

Alter Domus (US) LLC,

as Collateral Custodian

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: legal@alterdomus.com

Telephone: 312-564-5100

Facsimile: 312-376-0751

Email: legal@alterdomus.com and

DocCustody@alterdomus.com

Ref: Athena Funding II LLC

With a copy to:

State Street Bank and Trust Company,

as Collateral Agent

1776 Heritage Drive

Mail Stop: JAB0527

North Quincy, MA 02171

Attn: Scott Berry, Vice President - Structured Trust and Analytics

Facsimile: (617) 937-4370

Phone: (617) 662-9840

Ref: Athena Funding II LLC

Re:

Loan and Management Agreement, dated as of November 8, 2022 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Management Agreement”), by and among Athena Funding II LLC, as the borrower (in such capacity, the “Borrower”), Owl Rock Technology Finance Corp. II, as the transferor (in such capacity, the “Transferor”) and as the collateral manager (in such capacity, the “Collateral Manager”), MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent (in such capacity, the “Collateral Agent”) and as the collateral administrator (in such capacity, the “Collateral Administrator”) and Alter Domus (US) LLC, as the collateral custodian (in such capacity, the “Collateral Custodian”), each of the Group Agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”).

Ex. G-1

Ladies and Gentlemen:

In connection with the administration of the Required Loan Documents held by Alter Domus (US) LLC as the Collateral Custodian, for the benefit of the Secured Parties, under the Loan and Management Agreement, we request the release of the Required Loan Documents (or such documents as specified below) for the Loan Assets described below, for the reason indicated. All capitalized terms used but not defined herein shall have the meaning provided in the Loan and Management Agreement.

Obligor’s Name, Address & Zip Code:

Loan Asset Number:

Loan Asset File:

Ex. G-2

Reason for Requested Documents (check one)

____ 1.

Loan Asset paid in full. (The Collateral Manager hereby certifies that all amounts received in connection with such Loan Asset have been or will be credited to the Collection Account in accordance with the Loan and Management Agreement).

____ 2.

Loan Asset liquidated by ____________________________. (The Collateral Manager hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been or will be received and credited to the Collection Account in accordance with the Loan Agreement).

____ 3.	Loan Asset in foreclosure.

____ 4.	[Loan Asset returned due to a failure to satisfy the Review Criteria pursuant to Section 12.02(b)(i) of the Loan and Management Agreement.]

____ 5.	Other (explain).

If box 1 or 2 above is checked, and if all or part of the Required Loan Documents were previously released to us, please release to us the Required Loan Documents, requested in our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Loan Asset.

[Remainder of Page Left Intentionally Blank]

Ex. G-3

OWL ROCK TECHNOLOGY FINANCE CORP. II,
as the Collateral Manager

By:
Name:
Title:
Date:

[____________________________], as the Required Lenders

By:
Name:
Title:
Date:

[____________________________], as the Required Lenders

By:
Name:
Title:
Date:

Ex. G-4

EXHIBIT H

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated: [_____] [__], 20__

Reference is made to the Loan and Management Agreement, dated as of November 8, 2022 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Management Agreement”), by and among Athena Funding II LLC, as the borrower (in such capacity, the “Borrower”), Owl Rock Technology Finance Corp. II, as the transferor (in such capacity, the “Transferor”) and as the collateral manager (in such capacity, the “Collateral Manager”), MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent (in such capacity, the “Collateral Agent”) and as the collateral administrator (in such capacity, the “Collateral Administrator”) and Alter Domus (US) LLC, as the collateral custodian (in such capacity, the “Collateral Custodian”), each of the Group Agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Management Agreement. This Assignment and Acceptance is delivered pursuant to Section 11.04(a) of the Loan and Management Agreement.

__________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Loan and Management Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Loan and Management Agreement, including, without limitation, such interest in the Assignor’s Commitment and the Advances made by the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of Advances made by the Assignee will be as set forth in Section 2 of Schedule 1.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan and Management Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan and Management Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms and agrees that none of the Administrative Agent, the Collateral Agent and the other Lender(s) has made any representation or warranty or assumes any responsibility with respect to any statements, warranties or representations made in or in connection with the Loan and Management Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan and Management Agreement or any other instrument or document furnished pursuant thereto, or with respect to any Promissory Notes issued under the Loan and Management Agreement, or the Collateral Portfolio or the financial

Ex. H-1

condition of the Transferor, the Collateral Manager or the Borrower, or the performance or observance by the Transferor, the Collateral Manager or the Borrower of any of their respective obligations under the Loan and Management Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto; (ii) confirms that it has received a copy of the Loan and Management Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, any other Lender or the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan and Management Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan and Management Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan and Management Agreement are required to be performed by it as a Lender; (vi) has delivered to the Administrative Agent an administrative questionnaire (in a form provided by the Administrative Agent), a properly completed and duly executed IRS Form W-9 (or other applicable tax form) and all other documentation and other information about such Assignee as required under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and such other documents as the Administrative Agent shall reasonably request from such Assignee; and (vii) the Assignee represents and warrants it is an Eligible Lender.

4. Assignee hereby represents and warrants that it is (a) a “qualified purchaser” under the 1940 Act and (b) an Eligible Lender. Such representation shall be without prejudice to the characterization of the obligations of the Borrower set forth in the Loan and Management Agreement in respect of the Advances as commercial loans and not as securities.

5. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance and recording. The effective date of this Assignment and Acceptance (the “Transfer Date”) shall be the date of acceptance thereof by the Administrative Agent, unless a later date is specified in Section 3 of Schedule 1.

6. Upon such acceptance and recording by the Administrative Agent, as of the Transfer Date, (i) the Assignee shall be a party to the Loan and Management Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan and Management Agreement.

7. Upon such acceptance and recording by the Administrative Agent, from and after the Transfer Date, the Administrative Agent shall make, or cause to be made, all payments under the Loan and Management Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal and interest with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan and Management Agreement for periods prior to the Transfer Date directly between themselves.

Ex. H-2

8. The Assignee agrees that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of Bankruptcy Event so long as there shall not have elapsed one year (or such longer preference period as shall then be in effect) and one day after the later to occur of (i) the Collection Date and (ii) if an Approved Securitization has taken place, the payment in full of any notes issued pursuant to such Approved Securitization. This paragraph 8 is a material inducement for the Assignor to enter into this Assignment and Acceptance and the transactions contemplated hereby and are an essential term hereof. The Collateral Agent (acting as directed by the Required Lenders) may seek and obtain specific performance of this provision (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding-up, insolvency, moratorium or liquidation proceedings under United States federal or state bankruptcy laws, or any similar laws.

9. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

Ex. H-3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

Address for notices
[Address]

[ASSIGNEE]

By:
Name:
Title:

Address for notices
[Address]

[Consented to:][1]

ATHENA FUNDING II LLC, as the Borrower

By:
Name:
Title:

[1]	To be added if consent of the Borrower is required by Section 11.04(a) of the Loan and Servicing Agreement.

Ex. H-4

Schedule 1

to

Assignment and Acceptance

Dated _________, 20__

Section 1.

Percentage Interest:           ________%

Section 2.

Assignee’s Commitment: $____________

Aggregate Outstanding

Advances Owing to

the Assignee:                     $_____________

Section 3.

Transfer Date:                     ___________________, 20__

Ex. H-5

EXHIBIT I

FORM OF POWER OF ATTORNEY

OWL ROCK TECHNOLOGY FINANCE CORP. II

[•], 2022

This Power of Attorney is executed and delivered by Owl Rock Technology Finance Corp. II, as the collateral manager under the Loan and Management Agreement (each as defined below), to MUFG Bank, Ltd., as the administrative agent/State Street Bank and Trust Company, as the collateral agent under the Loan and Management Agreement (in such capacity, the “Attorney”), pursuant to that certain Loan and Management Agreement, dated as of November 8, 2022 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Management Agreement”), by and among Athena Funding II LLC, as the borrower (in such capacity, the “Borrower”), Owl Rock Technology Finance Corp. II, as the transferor (in such capacity, the “Transferor”) and as the collateral manager (in such capacity, the “Collateral Manager”), MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent (in such capacity, the “Collateral Agent”) and as the collateral administrator (in such capacity, the “Collateral Administrator”) and Alter Domus (US) LLC, as the collateral custodian (in such capacity, the “Collateral Custodian”), each of the Group Agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Management Agreement.

No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from the Collateral Manager as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and the Collateral Manager irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Collateral Manager until the Collection Date has occurred under the Transaction Documents.

The Collateral Manager hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), solely in connection with the enforcement of the rights and remedies of the Administrative Agent, the Collateral Agent, the Lenders and the other Secured Parties under the Loan and Management Agreement and in connection with notifying Obligors and loan agents of the Collateral Agent’s interest in the Collateral Portfolio pursuant to Section 5.03(q) of the Loan and Management Agreement, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the Collateral Manager’s place and stead and at the Collateral Manager’s expense and in the Collateral Manager’s name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to exercise the rights of the Collateral Manager under the Loan and Management Agreement and the other Transaction Documents, and, without limiting the

Ex. I-1

generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following in connection with exercising the rights of the Collateral Manager under the Loan and Management Agreement: (a) open mail for Collateral Manager, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices, in each case in connection with the Collateral Portfolio; (b) effect any repairs to any of the Collateral Portfolio, or continue or obtain any insurance with respect to the Collateral Portfolio and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against the Collateral Portfolio; (d) to the extent related to the Collateral Portfolio and the transactions contemplated by the Transaction Documents, defend any suit, action or proceeding brought against Collateral Manager with respect to the Collateral Portfolio if Collateral Manager does not defend such suit, action or proceeding or if Attorney reasonably believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney with respect to the Collateral Portfolio, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Collateral Manager with respect to the Collateral Portfolio whenever payable and to enforce any other right in respect of the Collateral Portfolio; (f) subject to the applicable provisions of the Loan and Management Agreement, sell, transfer, pledge, make any agreement with respect to, or otherwise deal with the Collateral Portfolio, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; (g) to give any necessary receipts or acquittance for amounts collected or received under the Loan and Management Agreement; (h) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant to the Loan and Management Agreement; (i) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Collateral Portfolio, the Collateral Manager hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; (j) to send such notification forms as the Attorney deems appropriate to give notice to Obligors and loan agents of the interest of the Collateral Agent, on behalf of the Secured Parties, in the Collateral Portfolio; (k) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document; and (l) to cause the Collateral Administrator then engaged by the Collateral Manager to prepare and deliver to the Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of the Collateral Manager or Borrower under the Transaction Documents, all as though Attorney were the absolute owner of the Collateral Portfolio for all purposes, and to do, at Attorney’s option and Collateral Manager’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve or realize upon the Collateral Portfolio and the Liens of the Collateral Agent, for benefit of the Secured Parties, thereon (including without limitation the execution and filing of UCC financing statements and continuation statements), all as fully and effectively as the Collateral Manager might do. The Collateral Manager hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

[Remainder of Page Left Intentionally Blank]

Ex. I-2

IN WITNESS WHEREOF, this Power of Attorney is executed by the Collateral Manager, and the Collateral Manager has caused its seal to be affixed pursuant to the authority of its managers and/or members as of the date first written above.

OWL ROCK TECHNOLOGY FINANCE CORP. II, as Collateral Manager

By:
Name:
Title:

Ex. I-3

EXHIBIT J

FORM OF POWER OF ATTORNEY

ATHENA FUNDING II LLC

[•], 2022

This Power of Attorney is executed and delivered by Athena Funding II LLC, as the Borrower under the Loan and Management Agreement (each as defined below), to MUFG Bank, Ltd., as the administrative agent/State Street Bank and Trust Company, as the collateral agent under the Loan and Management Agreement (in such capacity, the “Attorney”), pursuant to that certain Loan and Management Agreement, dated as of November 8, 2022 (as amended, modified, waived, supplemented or restated from time to time, the “Loan and Management Agreement”), by and among Athena Funding II LLC, as the borrower (in such capacity, the “Borrower”), Owl Rock Technology Finance Corp. II, as the transferor (in such capacity, the “Transferor”) and as the collateral manager (in such capacity, the “Collateral Manager”), MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent (in such capacity, the “Collateral Agent”) and as the collateral administrator (in such capacity, the “Collateral Administrator”) and Alter Domus (US) LLC, as the collateral custodian (in such capacity, the “Collateral Custodian”), each of the Group Agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Management Agreement.

No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from the Borrower as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by the Borrower until the Collection Date has occurred under the Transaction Documents.

The Borrower, hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), solely in connection with the enforcement of the rights and remedies of the Administrative Agent, the Collateral Agent, the Lenders and the other Secured Parties under the Loan and Management Agreement and in connection with notifying Obligors and loan agents of the Collateral Agent’s interest in the Collateral Portfolio pursuant to Section 5.01(z) of the Loan and Management Agreement, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the Borrower’s place and stead and at the Borrower’s expense and in the Borrower’s name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Loan and Management Agreement and the other Transaction Documents, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right of the Borrower, without notice to or assent by it, to do the following: (a) open

Ex. J-1

mail for Borrower, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices; (b) effect any repairs to any of the Borrower’s assets, or continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against the Borrower or the Borrower’s property; (d) to the extent related to the Collateral Portfolio and the transactions contemplated by the Transaction Documents, defend any suit, action or proceeding brought against Borrower if Borrower does not defend such suit, action or proceeding or if Attorney reasonably believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Borrower whenever payable and to enforce any other right in respect of the Borrower’s property; (f) subject to the applicable provisions of the Loan and Management Agreement, sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of the Borrower’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; (g) to give any necessary receipts or acquittance for amounts collected or received under the Loan and Management Agreement; (h) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant to the Loan and Management Agreement; (i) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Collateral Portfolio, the Borrower hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; (j) to send such notification forms as the Attorney deems appropriate to give notice to Obligors and loan agents of the interest of the Collateral Agent, on behalf of the Secured Parties, in the Collateral Portfolio; (k) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document; and (l) to cause the Collateral Administrator then engaged by the Borrower to prepare and deliver to the Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of the Borrower under the Transaction Documents, all as though Attorney were the absolute owner of the Borrower’s property for all purposes, and to do, at Attorney’s option and Borrower’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve or realize upon the Collateral Portfolio and the Liens of the Collateral Agent, for the benefit of the Secured Parties, thereon (including without limitation the execution and filing of UCC financing statements and continuation statements), all as fully and effectively the Borrower, might do. The Borrower hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

[Remainder of Page Left Intentionally Blank]

Ex. J-2

IN WITNESS WHEREOF, this Power of Attorney is executed by the Borrower, as of the date first written above.

ATHENA FUNDING II LLC, as the Borrower

By:
Name:
Title:

Ex. J-3

EXHIBIT K

FORM OF COLLATERAL CUSTODIAN CERTIFICATION

[Date]

Athena Funding II LLC

as Borrower

399 Park Avenue, 38th Floor

New York, NY 10022

Attention: Bryan Cole

Email:

Phone:

State Street Bank and Trust Company,

as Collateral Agent

1776 Heritage Drive

Mail Stop: JAB0527

North Quincy, MA 02171

Attn: Scott Berry, Vice President - Structured Trust and Analytics

Facsimile: (617) 937-4370

Phone: (617) 662-9840

Ref: Athena Funding II LLC

MUFG Bank, Ltd.

as the Administrative Agent

1221 Avenue of the Americas

New York, New York 10020

Attention: Chris Pohl

Email: Christopher.pohl@mufgsecurities.com

Telephone: (212) 405-6653

Re: Loan and Management Agreement dated as of November 8, 2022 (the “Agreement”) among Athena Funding II LLC, as the borrower (the “Borrower”), Owl Rock Technology Finance Corp. II, as the transferor (in such capacity, the “Transferor”) and as the collateral manager (in such capacity, the “Collateral Manager”), MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent (in such capacity, the “Collateral Agent”) and as the collateral administrator (in such capacity, the “Collateral Administrator”) and Alter Domus (US) LLC, as the collateral custodian (in such capacity, the “Collateral Custodian”), each of the Group Agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”)

Ladies and Gentlemen:

In accordance with the provisions of Section 12.02(b)(i) of the above-referenced Agreement, the undersigned, as Collateral Custodian, hereby certifies and confirms that with respect to each of the Loan Assets listed on the Loan Asset Schedule annexed hereto as Schedule A, except as noted on the Exception Report attached hereto as Exhibit A;

(i)	all Required Loan Documents are in the Collateral Custodian’s possession; and

(ii)	all Required Loan Documents have been reviewed in accordance with the Review Criteria (as defined in the Agreement) and appear regular on their face.

The Collateral Custodian shall have no liability for or obligation with respect to, and shall not be construed or obliged to make any representation or warranty as to: (i) the validity, sufficiency, marketability, genuineness, value, contents or enforceability of any Required Loan Documents; (ii) the validity, adequacy or perfection of any lien upon or security interest purported to be evidenced or created thereby; or (iii) to determine that the contents of any Required Loan Document are appropriate for the represented purpose or that any Required Loan Document has actually been recorded or filed, as maybe applicable, or that any Required Loan Document is other than what it purports on its face to be.

ALTER DOMUS (US) LLC
as Collateral Custodian

By:
Name:
Title:

Schedule A

Exhibit A

EXHIBIT L

EXHIBIT L-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Management Agreement dated as of November 8, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Management Agreement”), by and among Athena Funding II LLC, as the borrower (in such capacity, the “Borrower”), Owl Rock Technology Finance Corp. II, as the transferor and as the collateral manager, MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent and as the collateral administrator and Alter Domus (US) LLC, as the collateral custodian, each of the group agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”).

Pursuant to the provisions of Section 2.11 of the Loan and Management Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Promissory Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan and Management Agreement and used herein shall have the meanings given to them in the Loan and Management Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT L-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Management Agreement dated as of November 8, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Management Agreement”), by and among Athena Funding II LLC, as the borrower (in such capacity, the “Borrower”), Owl Rock Technology Finance Corp. II, as the transferor and as the collateral manager, MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent and as the collateral administrator and Alter Domus (US) LLC, as the collateral custodian, each of the group agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”).

Pursuant to the provisions of Section 2.11 of the Loan and Management Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Promissory Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Promissory Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan and Management Agreement and used herein shall have the meanings given to them in the Loan and Management Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT L-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Management Agreement dated as of November 8, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Management Agreement”), by and among Athena Funding II LLC, as the borrower (in such capacity, the “Borrower”), Owl Rock Technology Finance Corp. II, as the transferor and as the collateral manager, MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent and as the collateral administrator and Alter Domus (US) LLC, as the collateral custodian, each of the group agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”).

Pursuant to the provisions of Section 2.11 of the Loan and Management Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan and Management Agreement and used herein shall have the meanings given to them in the Loan and Management Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT L-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Management Agreement dated as of November 8, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Management Agreement”), by and among Athena Funding II LLC, as the borrower (in such capacity, the “Borrower”), Owl Rock Technology Finance Corp. II, as the transferor and as the collateral manager, MUFG Bank, Ltd., as the administrative agent (the “Administrative Agent”), State Street Bank and Trust Company, as the collateral agent and as the collateral administrator and Alter Domus (US) LLC, as the collateral custodian, each of the group agents from time to time party thereto and each of the Lenders from time to time party thereto (the “Lenders”).

Pursuant to the provisions of Section 2.11 of the Loan and Management Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan and Management Agreement and used herein shall have the meanings given to them in the Loan and Management Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT M

FORM OF MONTHLY COLLATERAL MANAGEMENT REPORT

Scope of Monthly Collateral Management Report

1.	Beginning and ending balance of Advances Outstanding

2.	The Outstanding Balance of all Loan Assets and, if any, Equity Securities

3.	The balance of all Permitted Investments and cash in the Collection Account

4.	The balance of all Permitted Investments and cash in the Unfunded Exposure Account

5.	Loan Asset Categories

a.	Cov-Lite Loan Asset

b.	Current Pay Loan Asset

c.	Defaulted Loan Asset

d.	Deferrable Obligation Loan Asset

e.	Delinquent Loan Asset

f.	Discounted Loan Asset

g.	First Lien Loan Asset

h.	First Lien/Last Out Loan Asset

i.	Founder Direct Recurring Revenue Loan Asset

j.	Middle Market Loan Asset

k.	Recurring Revenue Loan Asset

l.	Second Lien Loan Asset

m.	Sponsor Recurring Revenue Loan Asset

n.	Variable Funding Asset

6.	Commitment and Advances Outstanding of the Facility

7.	The difference between the aggregate Outstanding Balance and the Advances Outstanding

8.

The nature, source and amount of any proceeds in the Collection Account (including Principal Collections and Interest Collections received since the date of determination of the last Collateral Management Report)

9.	Compliance level and calculation of the Borrowing Base

10.	Compliance with Collateral Quality Tests

a.	Minimum Weighted Average Spread Test

b.	Minimum Weighted Average Coupon Test

c.	Maximum Weighted Average Life Test

d.	Maximum Single Year Maturities Test

e.	Minimum Weighted Average NRR Test

f.	Maximum Weighted Average LTV Ratio Test

g.	Maximum Weighted Average DRR Ratio Test

11.	Compliance with Concentration Limitations (including calculation of all Excess Concentration Loans)

a.	Founder Direct Recurring Revenue Loan Assets

b.	Middle Market Loan Assets

c.	Discounted Loan Assets

d.	Industry Concentrations

e.	Obligor Concentrations

f.	Middle Market Loan Assets/Second Lien Loan Assets

g.	Recurring Revenue Loan Assets

h.	First Lien/Last Out Loan Assets

i.	Obligors organized outside of the United States

M-1

j.	Unfunded Exposure Amounts

k.	Fixed Rate Obligations

l.	Participation Interests

m.	Deferrable Obligation Loan Assets

n.	DIP Loans

o.	Current Pay Loan Assets

p.	Loan Assets that pay interest less frequently than quarterly

12.	Adjusted Borrowing Value of each Loan Asset including

a.	Adjusted Borrowing Value

b.	Assigned Value

c.	Outstanding Balance (outstanding amount)

13.	Listing of all Loan Assets with attributes including

a.	Obligor name

b.	Cut-Off Date

c.	Outstanding Balance (outstanding amount)

d.	Adjusted Borrowing Value

e.	Assigned Value

f.	Whether each loan is fixed or floating

g.	Index and spread over the applicable index or benchmark rate (for Floating Rate Obligations)

h.	Interest coupon (for Fixed Rate Obligations)

i.	Maturity date

j.	PIK Interest

k.	Whether such Loan Asset is a Credit Risk Loan or Defaulted Loan Asset

l.	Country of organization

m.	Frequency of interest payment

n.	The benchmark floor in effect (if any) for each Loan Asset

o.	Whether such Loan Asset is a Participation Interest

p.	Whether such Loan Asset is a Variable Funding Asset

14.	For Defaulted Loan Assets

a.	Default date

b.	Days in default

c.	Outstanding Balance

d.	Appraised Value, if any

15.	List all Defaulted Loan Assets

16.	Loan Assets purchased or sold within the Remittance Period including

a.	Facility Name

b.	Trade/Settlement Dates

c.	Reason for sale/ transaction motivation (e.g. discretionary, Credit Risk Loan)

d.	Whether purchaser or seller is an affiliate of the Borrower

e.	Par amount

f.	Price

g.	Proceeds

h.	Accrued Interest

17.	Participation Interests

a.	All loans owned via Participation Interests

b.	Participation Interest counterparty for each Participation Interest (if other than the Parent)

18.	List of Loan Assets Subject to a Revaluation Event

a.	Leverage Metric at applicable Cut-Off Date

b.	Leverage Metric at Revaluation Event

M-2

c.	Revaluation Percentage, including:

i.	Net Revenue Retention Rate for Recurring Revenue Loan Assets as of the related Revaluation Event.

ii.	EBITDA for Loan Assets that are not Recurring Revenue Loan Assets (as of the end of its most recent fiscal quarter and as of the related Cut-Off Date).

M-3